As filed with the Securities and Exchange Commission on December 9, 2015 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act Of 1933
HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
6022
(Primary Standard Industrial Classification Number
42-1405748
(I.R.S. Employer Identification No.)

1398 Central Avenue Dubuque, Iowa 52001 (563) 589-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan R. McKeag Executive Vice President and Chief Financial Officer Heartland Financial USA, Inc. 1398 Central Avenue Dubuque, Iowa 52001 (563) 589-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas Martin, Esq.	Christian E. Otteson, Esq.
Jay L. Swanson, Esq.	Bo Anderson, Esq.
Dorsey & Whitney LLP	Bieging Shapiro & Barber LLP
50 South 6th Street	4582 South Ulster Street Parkway, Suite 1650
Minneapolis, MN 55402	Denver, CO 80237
(612) 340-2600	(720) 488-5425
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
Large accelerated filer ☐ Accelerated filer ☒     Non-accelerated filer ☐     Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $1.00 par value	2,024,658	(1)	N/A	61,731,822	(2)	$6,217
7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D	3,000		N/A	3,000,000		302

(1)
Represents the estimated maximum number of shares to be issued pursuant to the merger agreement dated October 22, 2015, among the registrant, CIC Bancshares, Inc. and Kevin W. Ahern, as Securityholders' Representative, computed by dividing 80% of the maximum merger consideration payable to holders of CIC Bancshares, Inc. common stock by the proposed minimum market price of Heartland common stock under such agreement ($30.49 per share).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (f)(3) of Regulation C under the Securities Act of 1933, as amended.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 9, 2015
CIC BANCSHARES, INC.
PROPOSED MERGER-YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:
We are happy to advise you that the board of directors of CIC Bancshares, Inc. has unanimously approved the merger of CIC Bancshares into Heartland Financial USA, Inc. in accordance with a merger agreement dated October 22, 2015. Before we can complete the merger, we must obtain the approval of the shareholders of CIC Bancshares. We are sending you this document to ask you to vote in favor of approval and adoption of the merger agreement. The CIC Bancshares Board of Directors Unanimously Recommends That You Vote “FOR” Approval and Adoption of the Merger Agreement.
In the merger, CIC Bancshares will merge with and into Heartland, and Heartland will pay a total purchase price of $83.5 million, subject to adjustment, for all shares of CIC Bancshares class A common stock and class B common stock, for all warrants to purchase Class A common stock, for all CIC Bancshares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B and for its obligation to issue its common stock upon conversion of CIC Bancshares 6.5% Subordinated Notes Due 2019. All of the CIC Bancshares class B common stock will automatically convert into class A common stock when the merger is completed. We refer to both classes as “common stock” in the attached proxy statement/prospectus and refer to the 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B as the “series B preferred stock.” The purchase price will be allocated among the common stock, warrants, series B preferred stock and notes based upon the number of shares outstanding and issuable under these derivative instruments. The aggregate purchase price will be reduced if the adjusted tangible equity of CIC Bancshares on the last day of the month preceding the date of the merger is less than $55 million.
If there is no reduction in the aggregate purchase price, we expect that the aggregate value payable to holders of CIC Bancshares common stock in the merger will be approximately $14.10 per share, which will be payable in the form of three components: (1) Heartland common stock; (2) cash; and (3) contingent payment rights. The contingent payment rights will represent a right to collection of amounts due under several classified leases. An amount equal to the net book value, after application of any specific allowance, of these leases as carried on the books of CIC Bancshares will be deducted from the purchase price, and each holder of CIC Bancshares common stock, warrants, notes and preferred stock will receive a right, upon completion of the merger in the case of CIC Bancshares common stock and warrants, and upon conversion in the case of preferred stock and notes, to receive a pro rata portion, based upon the shares of common stock held or issuable to such holders, of any collections under the leases. As of November 30, 2015, the net book value of the leases was approximately $2.01 million, or approximately $0.33 per share of common stock, but may be less than this amount on the closing date of the merger. These “contingent payment rights” will be specific to the holders of common stock, warrants, preferred stock and convertible notes at completion of the merger, will not trade or otherwise be transferable and will represent only a right to receive a pro rata portion of collections, if any, from the leases.
Based upon the shares of common stock currently outstanding, approximately 92.4% of the aggregate purchase price will be paid to holders of CIC Bancshares common stock, or a total of approximately $77,165,000 or $14.10 per share if there is no adjustment in the $83.5 million purchase price. Of this amount, and based upon the current book value of the leases, approximately $0.33 per share of common stock would be represented by a contingent right to receive payments under the classified leases. Of the balance, the merger agreement provides that 20%, or $2.75 per share of CIC Bancshares common stock, would be payable in cash, and 80%, or $11.02 per share, would be payable by delivery of Heartland common stock having a value equal to that amount. The value of each share of Heartland common stock that will be delivered will be based upon the volume weighted average closing price of Heartland common stock during the 20 trading days ending on, and including, the fifth day prior to the closing of the merger, but will not be more than $41.25 per share, nor less than $30.49 per share. Again assuming no adjustment in the aggregate purchase price, and classified leases with a net book value of $2.01 million, this would mean that a holder of CIC Bancshares common stock would receive in the merger for each share held, no fewer than 0.27 shares of Heartland common stock,and no more than 0.36 shares of Heartland common stock.

2

With these assumptions, therefore, and if we valued Heartland common stock based upon the $37.80 volume weighted average closing price of Heartland common stock for the twenty trading days ended December 4, 2015, a holder of CIC Bancshares common stock would receive in the merger, for each share held, (i) $2.75 in cash, (ii) 0.2915 shares of Heartland common stock, and (iii) a contingent right to payments on the classified leases, if and when received, having a value of $0.33. Because the financial position of CIC Bancshares, the net book value of the classified leases and the market price for Heartland common stock will fluctuate prior to the merger, the actual consideration you will receive will be different from these amounts.
Each holder of CIC Bancshares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B, will receive one share of Heartland 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D in the merger. We refer to the Heartland 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D in the attached proxy statement/prospectus as the “series D preferred stock.” The Heartland series D preferred stock includes substantially identical economic rights to the CIC Bancshares series B preferred stock, except that it will be convertible into Heartland common stock and contingent rights to payments under the classified leases, rather than CIC Bancshares common stock.
To complete the merger we must receive regulatory approvals and the holders of CIC Bancshares common stock and CIC Bancshares series B preferred stock must approve and adopt the merger agreement. CIC Bancshares will hold a special meeting of shareholders to vote on this merger proposal. Your vote is important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions for your shares of CIC Bancshares common stock and series B preferred stock in accordance with the instructions contained in this document. If you do not vote your shares of CIC Bancshares common stock and series B preferred stock, it will have the same effect as voting against the merger.
For a description of the significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 12.
We encourage you to read this entire document carefully. This proxy statement/prospectus gives you detailed information about the merger, and it includes a copy of the merger agreement as Appendix A.

Sincerely,

Kevin W. Ahern, Chairman and Chief Executive Officer, of CIC Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is December 9, 2015.

3

CIC BANCSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 4, 2016
CIC Bancshares, Inc. will hold a special meeting of its shareholders at The Denver Athletic Club, 1325 Glenarm Place, Centennial Room, Denver, Colorado, 80204, at 4:00 p.m. local time, on February 4, 2016 to consider and vote upon the following matters:

•
a proposal to approve and adopt the merger agreement among Heartland Financial USA, Inc., CIC Bancshares, Inc. and Kevin W. Ahern, as securityholders’ representative, dated as of October 22, 2015, as it may be amended from time to time, pursuant to which CIC Bancshares will merge with and into Heartland Financial USA, Inc.; and

•	a proposal to approve the adjournment of the CIC Bancshares special meeting, if necessary or appropriate, to solicit additional proxies.
Upon completion of the merger, each share of CIC Bancshares common stock will be converted into the right to receive cash, shares of Heartland common stock, and a contingent right to collections under several classified leases. Each share of CIC Bancshares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B will be converted into one share of Heartland 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D in the merger. Your attention is directed to the proxy statement/prospectus accompanying this notice for a complete discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/prospectus.
The board of directors has fixed the close of business on December 8, 2015 as the record date for the CIC Bancshares special meeting. Holders of record of CIC Bancshares common stock and series B preferred stock at such time are entitled to notice of, and to vote at, the CIC Bancshares special meeting or any adjournment or postponement of the special meeting.
The CIC Bancshares board of directors has unanimously approved the merger agreement and unanimously recommends that holders of CIC Bancshares common stock vote “for” approval and adoption of the merger agreement.
CIC Bancshares shareholders who do not vote in favor of the merger agreement and who strictly comply with Colorado Revised Statutes Title 7, Article 113 have the right to assert dissenters’ rights under that statute. For a description of the procedures that must be followed to make written demand for dissenters’ rights, see the copy of the statute which is attached as Appendix B. In addition, a summary of the procedures to be followed in order to obtain payment for dissenting shares is set forth under the caption “The Merger-Notice of Dissenters’ Rights” in the attached proxy statement/prospectus.
Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions for your shares of CIC Bancshares common stock and CIC Bancshares series B preferred stock. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy form in the enclosed self-addressed, stamped envelope. Any holder of CIC Bancshares common stock or series B preferred stock present at the special meeting may vote in person instead of by proxy and a proxy may be revoked in writing at any time before the special meeting. The presence of a shareholder at the special meeting will not automatically revoke that shareholder’s proxy. A shareholder may revoke a proxy at any time prior to the voting of such proxy on any matter (without, however, affecting any vote taken prior to such revocation) by (i) filing with the Secretary of CIC Bancshares a written notice of revocation, (ii) delivering to CIC Bancshares a duly executed proxy bearing a later date, or (iii) attending the meeting and providing written or oral notice of revocation with the presiding officer during the meeting (at which point the shareholder may vote in person).

Sincerely,

Kevin W. Ahern, Chairman and Chief Executive Officer, of CIC Bancshares, Inc.

Your vote is important. Please complete, sign, date and return your proxy form, whether or not you plan to attend the special meeting

REFERENCES TO ADDITIONAL INFORMATION
This document incorporates important business and financial information about Heartland from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document and other filings of Heartland by requesting them in writing or by telephone from Heartland at the following address:
Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Attention: Michael J. Coyle, Secretary
(Telephone (563) 589-2100)

You will not be charged for any of these documents that you request. CIC Bancshares shareholders requesting documents should do so by January 20, 2016 in order to receive them before the special meeting.
See “Where You Can Find More Information” on page 61.
You should rely only on the information contained or incorporated by reference into this document to vote on the merger agreement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated December 9, 2015. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to CIC Bancshares shareholders nor the issuance by Heartland of common stock or series D preferred stock in connection with the merger will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What Am I Being Asked To Vote On?

A:
Holders of CIC Bancshares common stock and series B preferred stock are being asked to approve and adopt a merger agreement entered into among Heartland, CIC Bancshares and Kevin W. Ahern, as representative of the CIC Bancshares shareholders. In the merger, CIC Bancshares will be merged with and into Heartland, with Heartland as the surviving corporation, holders of CIC Bancshares common stock will receive cash, Heartland common stock and a contingent right to certain lease payments, and holders of CIC Bancshares series B preferred stock will receive Heartland series D preferred stock. The Heartland series D preferred stock will be convertible into Heartland common stock and a contingent payment right.

Q:	Why Is The CIC Bancshares Board of Directors Recommending The Merger?

A:	The CIC Bancshares board believes that the merger is advisable, fair to and in the best interest of CIC Bancshares and its shareholders.

Q:	Why Is My Vote Important?

A:
The affirmative vote of the holders of at least a majority of the outstanding shares of CIC Bancshares common stock and CIC Bancshares series B preferred stock voting together as a single class on an as-if-converted basis, and a separate affirmative vote of holders of at least a majority of the outstanding shares of CIC Bancshares series B preferred stock, is required to approve and adopt the merger agreement. Accordingly, if a holder of CIC Bancshares common stock or series B preferred stock fails to vote or abstains, this will have the same effect as a vote against approval and adoption of the merger agreement.

Q:	What Will I Receive For My CIC Bancshares Stock If The Merger Is Completed?

A:
If you are a holder of CIC Bancshares common stock, you will receive, for your shares of CIC Bancshares common stock in the merger, consideration consisting of three components: (i) shares of Heartland common stock, (ii) cash, and (iii) a contingent right to payments under several classified leases. The amount of each component that you will receive depends upon the adjusted tangible equity of CIC Bancshares and on the net book value of the classified leases at closing, and the number of shares of Heartland common stock you will receive also depends upon the average closing price of Heartland common stock during the twenty trading days ending five days prior to the closing date of the merger. If we assumed that the net book value of the leases at closing is equal to their value at November 30, 2015, that the adjusted tangible equity of CIC Bancshares remained at its November 30, 2015 level (approximately $55 million), and that the volume weighted average closing price of Heartland common stock is based upon the twenty trading days ending December 4, 2015, we estimate that a holder of CIC Bancshares common stock would receive for each share held, (i) approximately 0.2915 shares of Heartland common stock, (ii) $2.75, in cash, and (iii) a contingent payment right having a value of $0.33. These amounts are expected to change prior to the time of the shareholders’ meeting and completion of the merger.

If you are a holder of CIC Bancshares series B preferred stock, you will receive one share of Heartland series D preferred stock for each share in the merger. Except as explained below under “Description of Heartland 7.0% Senior Non-Cumulative Perpetual Preferred Stock, Series D,” the Heartland series D preferred stock has substantially identical rights to the CIC Bancshares series B preferred stock.

Q:	What Is The Contingent Right To Classified Lease Payments And Why Would I Receive This In The Merger?

A:
CIC Bancshares carries on its books several leases having a “net book value” after application of a specific reserve, of approximately $2.01 million at November 30, 2015. In negotiating the merger agreement, Heartland believed that these leases had significantly lower or no value, but the CIC Bancshares officers and board of directors thought that they should be at least partially collectible. Because we could not come to agreement as precisely how to value these leases for purposes of the aggregate purchase price, we agreed to segregate them from the remainder of the purchase price, and provide to CIC Bancshares shareholders a proportionate right to their value if collections are made. If you are a holder of CIC Bancshares common stock, warrants, series B preferred stock, or convertible notes, the contingent right to collections will provide you the right to a payment, net of collection expenses, administrative costs and a 1% servicing fee, if collections on these leases are made. Heartland’s Colorado bank subsidiary is obligated to continue to attempt to collect amounts due under the leases, and to make quarterly reports to Kevin W. Ahern, as securityholders’ representative, of the amounts collected. The securityholders’ representative may object to the amount of collections and the fees and expenses charged on behalf of the shareholders. If there is no objection, payments of the net amounts collected will be due only to persons who are holders as of the record on the effective date of the merger, and will be payable annually within ten business days of the anniversary of the effective date of the merger. If Heartland determines, after consultation with the securityholders’ representative, that the cost of collecting amounts due under the leases will exceed the amount of any collections, Heartland’s Colorado bank subsidiary will be relieved of any obligation to enforce payments to be made under the leases. However, upon notice from the securityholders’ representative, the leases will be assigned to the securityholders’ representative or an entity designated by him for the benefit of persons entitled to receive the contingent payments under the leases. The contingent rights to receive payments under the leases are not transferable (except as required by law) and represent the right only to collection under the lease agreements.

Q:	When Do You Expect To Complete The Merger?

A:
We are working to complete the merger as quickly as possible. We cannot complete the merger until a number of conditions are satisfied, including approval of the merger by the CIC Bancshares shareholders and by the Federal Deposit Insurance Corporation and the Division of Banking of the Colorado Department of Regulatory Agencies and a waiver from the application requirement under the Bank Holding Company Act from the Federal Reserve Board, or approval of the merger by the Federal Reserve Board in lieu of such waiver. We expect to complete the merger in the first quarter of 2016, assuming these and other approvals are received.

Q:	Do I Have Dissenters’ Rights?

A:
Yes. Under Colorado law, CIC Bancshares’ state of incorporation, holders of CIC Bancshares common stock and series B preferred stock have the right to assert dissenters’ rights and, rather than the merger consideration, demand the “fair value” of their shares. To do so, you must not vote in favor of the merger and must notify CIC Bancshares of your intention to demand payment of the fair value of your shares, rather than the merger consideration, before the special meeting, in accordance the procedures set forth below under “The Merger-Notice of Dissenters’ Rights.” A copy of the Colorado statutes governing dissenters’ rights is included as Appendix B. Colorado law requires that the “fair value” of the shares be considered as of immediately prior to the effective time of the merger, and without considering the effect of the merger, and requires CIC Bancshares to make the initial determination of fair value. If a shareholder objects to this determination, CIC Bancshares may petition a court to determine fair value. The fair value determined by such a court may be greater than, equal to or less than the merger consideration.

One condition to Heartland’s obligation to complete the merger is that the total number of dissenting shares of CIC Bancshares common stock cannot be more than 6.5% of the number of outstanding shares of CIC Bancshares common stock or series B preferred stock.
We encourage you to read the statutes governing dissenters’ rights carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

Q:	What Do I Need To Do Now?

A:
After you have carefully read this document, indicate on your proxy form how you want your shares of CIC Bancshares common stock or series B preferred stock, or both, to be voted. Then complete, sign, date and mail your proxy form in the enclosed postage paid return envelope as soon as possible. This will enable your shares to be represented and voted at the CIC Bancshares special meeting.

Q:	If My Shares Are Held In Street Name By My Broker, Will My Broker Automatically Vote My Shares For Me?

A:
No. Without instructions from you, your broker will not be able to vote your shares of CIC Bancshares common stock or series B preferred stock. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or internet voting.

Q:	Can I Change My Vote?

A:	Yes. There are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to the Secretary of CIC Bancshares, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy form. Your latest vote actually received by CIC Bancshares before the special meeting will be counted, and any earlier votes will be revoked.

•
Third, you may attend the CIC Bancshares special meeting and vote in person. Your presence at the meeting will not automatically revoke your proxy. You may revoke your proxy at any time prior to the voting of the proxy by attending the meeting and providing written or oral notice of revocation with the presiding officer during the meeting (at which point you may vote in person).

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	Should I Send In My Share Certificates Now?

A:
No. Please do NOT send in your share certificates at this time. After the merger is completed, you will be provided with a letter of transmittal explaining what you must do to exchange your CIC Bancshares share certificates for merger consideration.

Q:	Whom Should I Call With Questions?

A:
If you have questions about the merger or the special meeting or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy form, you should contact:

Dan Patten
Executive Vice President and Chief Financial Officer
(720) 873-3780

Q:	Where Can I Find More Information About The Companies?

A:
You can find more information about Heartland from the various sources described under “Where You Can Find More Information.” You can find more information about CIC Bancshares under “Information about CIC Bancshares”.

SUMMARY
This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer in order to understand fully the merger and the related transactions. In addition, we incorporate by reference into this document important business and financial information about Heartland. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 61. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
Our Companies (Pages 49 and 50).
CIC Bancshares
CIC Bancshares is a bank holding company headquartered in Denver, Colorado that holds all of the shares of the Centennial Bank, a Colorado state member bank with 14 offices in Colorado. Through these offices, Centennial Bank provides general community banking services in and around Denver and Boulder, Colorado, as well as in a number of mountain resort areas. CIC Bancshares was incorporated in Colorado in 2009 and acquired the holding company of Centennial Bank in 2010. Centennial Bank was formed in 1986 and had assets of approximately $734 million, loans of approximately $548 million, deposits of approximately $644 million and common shareholders’ equity of approximately $57.6 million at September 30, 2015.
CIC Bancshares’ principal offices are located at 707 17th Street, Suite 2950, Denver, Colorado 80202, and its telephone number is (303) 680‑1600.
Heartland
Heartland is a publicly-held, multibank bank holding company headquartered in Dubuque, Iowa with 10 bank subsidiaries in the States of Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Missouri, Kansas and California. Together, Heartland’s banking subsidiaries operate a total of 94 banking locations. Heartland also has an active consumer finance subsidiary with offices in Iowa, Illinois and Wisconsin. Heartland was formed as an Iowa corporation in 1981, and reincorporated in Delaware in 1993. Heartland has a bank subsidiary, Summit Bank & Trust, which has served customers in the Denver-Boulder front range market since 1997. At September 30, 2015, Heartland had total assets of $6.8 billion, total loans of $4.6 billion, total deposits of $5.5 billion and common stockholders’ equity of $509 million.
Heartland’s principal offices are located at 1398 Central Avenue, Dubuque, Iowa 52001, and its telephone number is (563) 589‑2100.
CIC Bancshares Will be Merged into Heartland (Page 42).
We encourage you to read the merger agreement, which is attached as Appendix A to this document. The merger agreement provides that CIC Bancshares will be merged with and into Heartland. Heartland will survive the merger and the separate corporate existence of CIC Bancshares will cease. Simultaneously, Centennial Bank, the wholly owned banking subsidiary of CIC Bancshares, will be merged with and into Summit Bank & Trust, the state banking subsidiary of Heartland in Colorado, and Summit Bank & Trust will change its name to Centennial Bank and operate with most of the executive management of the current Centennial Bank.
What You Will Receive in the Merger (Pages 42 and 43).
CIC Bancshares Common Stock
Upon completion of the merger, each holder of CIC Bancshares common stock will receive, in exchange for that common stock, consideration consisting of three components: (i) shares of Heartland common stock, (ii) cash, and (iii) a contingent right to payments under certain classified leases. The amounts of these items that holders will receive is dependent upon the Adjusted Tangible Equity of CIC Bancshares and the net book value of the classified leases as of closing, and the amount of shares of Heartland common stock they will receive is dependent on the trading price of Heartland common stock.

The aggregate merger consideration assigned by the merger agreement to CIC Bancshares common stock, warrants, series B preferred stock, and subordinated notes is equal to $83.5 million, but is subject to reduction to the extent that the Adjusted Tangible Equity of CIC Bancshares as of the end of the month immediately preceding the merger is less than $55 million. For these purposes, “Adjusted Tangible Equity” is defined as common shareholders’ equity as determined in accordance with GAAP, plus (a) the $3 million attributable to the series B preferred stock, (b) the $2 million that would be attributable to the subordinated notes if they were converted into equity, and (c) any transaction costs associated with the merger that have been expensed by CIC Bancshares, and less (x) the value of intangible assets (other than servicing rights) included in CIC Bancshares balance sheet, (y) any accumulated comprehensive income or loss included in CIC Bancshares’ balance sheet, and (z) a provision required to increase the allowance for loan and leases losses on the loan portfolio of CIC Bancshares to 1.25% (as adjusted for certain acquired mortgage loans for which a lower allowance has been agreed upon by Heartland and CIC Bancshares and the inclusion of the existing balance of accretable purchase discount). If such calculation were completed as of November 30, 2015, the Adjusted Tangible Equity of CIC Bancshares would have been approximately $55 million.
Based upon the 5,472,250 shares of common stock currently outstanding, approximately 92.4% of the aggregate purchase price will be paid to holders of CIC Bancshares common stock, or a total of approximately $77.16 million if there is no adjustment in the $83.5 million purchase price. Of this amount, and based upon the book value of the leases, at November 30, 2015, approximately $1.82 million or $0.33 per share of common stock, would be represented by a contingent right to receive payments, if and when received, under the classified leases. Of the approximately $75.34 million balance, the merger agreement provides that 20%, or an aggregate of approximately $15.07 million or $2.75 per share of CIC Bancshares common stock, would be payable in cash, and 80%, or an aggregate of $60.27 million or $11.02 per share, would be payable by delivery of Heartland common stock having a value equal to that amount. The value of each share of Heartland common stock that will be delivered will be based upon the volume weighted average closing price of Heartland common stock during the 20 trading days ending on, and including, the fifth day prior to the closing of the merger, but will not be more than $41.25 per share, nor less than $30.49 per share. Again assuming no adjustment in the aggregate purchase price, and classified leases with a net book value of approximately $2.01 million, this would mean that a holder of CIC Bancshares common stock would receive in the merger for each share held, no fewer than 0.27 shares of Heartland common stock, and no more than 0.36 shares of Heartland common stock. The financial position of CIC Bancshares and the market price for Heartland common stock will fluctuate prior to the merger. Accordingly, the actual consideration you will receive will be different from these amounts.
CIC Bancshares Series B Preferred Stock
Heartland will designate the terms and preferences of a new series of 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D, immediately before completion of the merger. Holders of CIC Bancshares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B will receive in the merger one share of this new Heartland Series D preferred stock for each share of CIC Bancshares Series B preferred stock they hold. Except for differences under Delaware law and as discussed below under the caption “Description of Heartland 7.0% Senior Non-Cumulative Perpetual Preferred Stock, Series D,” and except that the conversion ratio of the new Series D Preferred Stock will be adjusted to conform it to the exchange ratio in the merger of CIC common stock for Heartland common stock, the economic terms and preferences of the Heartland Series D Preferred Stock are substantially identical to the terms and preferences of the CIC Bancshares Series B Preferred Stock.
The CIC Bancshares Board of Directors Unanimously Recommends that You Vote “FOR” the Approval and Adoption of the Merger Agreement (Pages 21 and 22)
The board of directors of CIC Bancshares believes that the merger is in the best interests of CIC Bancshares and its shareholders and has unanimously approved the merger agreement. For the factors considered by the CIC Bancshares board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger-CIC Bancshares’ Reasons for the Merger; Recommendation of CIC Bancshares’ Board of Directors.”
CIC Bancshares’ Financial Advisor Has Provided an Opinion to the CIC Bancshares Board of Directors as to the Fairness to Holders of CIC Bancshares Class A Common Stock of the Merger Consideration, from a Financial Point of View, to be paid to Holders of CIC Bancshares Class A Common Stock (Pages 22 to 33).
In deciding to approve the merger, the board of directors of CIC Bancshares considered the opinion of its financial advisor, Piper Jaffray & Co. ("Piper Jaffray"), which was given to the board of directors of CIC Bancshares on October 21, 2015, that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations described in the opinion, the consideration to be paid pursuant to the merger agreement to the holders of CIC Bancshares class

A common stock was fair from a financial point of view to such holders of CIC Bancshares class A common stock. A copy of this opinion is attached to this document as Appendix C. CIC Bancshares shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by Piper Jaffray in providing its opinion.
Certain Executive Officers Have Financial Interests in the Merger (Pages 33 and 34).
Some members of management of CIC Bancshares have interests in the merger that are in addition to or different from their interests as CIC Bancshares shareholders. These interests exist because of rights they may have under existing employment agreements and restricted stock agreements with CIC Bancshares or Centennial Bank. The CIC Bancshares board of directors was aware of these interests and considered them in approving the merger agreement and the merger.
Regulatory Approvals We Must Obtain for the Merger (Pages 34 and 35).
Centennial Bank, the wholly owned Colorado state bank operating subsidiary of CIC Bancshares, will merge with and into Summit Bank & Trust, a subsidiary of Heartland through which it conducts banking operations in Colorado, immediately after the merger of CIC Bancshares into Heartland. We cannot complete this bank merger unless we file applications with the Federal Deposit Insurance Corporation and the Division of Banking of the Colorado Department of Regulatory Agencies; and these applications are approved. We are relying on the application process with the FDIC for an exemption from a requirement to file an application and obtain the prior approval of the Board of Governors of the Federal Reserve System for the merger of CIC Bancshares into Heartland. Once the FDIC approves the bank merger, we have to wait anywhere from 15 to 30 days before we can complete the bank merger, during which time the U.S. Department of Justice can challenge the merger on antitrust grounds. We will not be able to complete the merger of CIC Bancshares into Heartland until we receive regulatory approval for the bank merger and these time periods have expired.
CIC Bancshares is obligated under the merger agreement to redeem all issued and outstanding shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A (referred to as the “series A preferred stock”) and its 8.5% Senior Non-Cumulative Perpetual Preferred Stock, Series C (referred to as the “series C preferred stock”) and to retire the senior debt in connection with the merger. There are currently 1,772 shares of series A preferred stock issued and outstanding and 5,312 shares of series C preferred stock issued and outstanding. The redemption of the series A preferred stock and the series C preferred stock is subject to the approval of the Board of Governors of the Federal Reserve System. Accordingly, CIC Bancshares cannot complete the redemption of the series A preferred stock and the series C preferred stock unless it files an application with the Board of Governors of the Federal Reserve System and it is approved. Furthermore, in order to obtain the necessary funds to redeem the series A preferred stock and the series C preferred stock and to retire the senior debt, CIC Bancshares must receive a dividend from Centennial Bank. The payment of a dividend from Centennial Bank to CIC Bancshares is subject to the prior approval of the Board of Governors of the Federal Reserve System and the Division of Banking of the Colorado Department of Regulatory Agencies, and CIC Bancshares must first obtain such approvals prior to receiving any dividend payment from Centennial Bank.
Although we currently believe we should be able to obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger.
Completion of the Merger is Subject to Satisfying Several Conditions (Pages 43 and 44).
CIC Bancshares' and Heartland’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval and adoption of the merger agreement by the shareholders of CIC Bancshares;

•	the receipt of governmental and regulatory approvals;

•	the receipt of certain consents and waivers from third parties;

•	the absence of any injunction or order, or any law or regulation, that would impair the merger;

•	the effectiveness of this registration statement, pursuant to which the Heartland common stock and series D preferred stock will be registered;

•	a minimum Adjusted Tangible Equity of CIC Bancshares of at least $51.5 million;

•	the truth and correctness of the other party’s representations and warranties, subject to the standard of materiality in the merger agreement; and

•	the other party’s performance in all material respects of all the obligations required to be performed by it under the merger agreement.
An additional condition to Heartland’s obligation to complete the merger is that the total number of dissenting shares cannot be more than 6.5% of the number of outstanding shares of CIC Bancshares common stock or series B preferred stock.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
When We Can Terminate the Merger Agreement (Page 45).
CIC Bancshares and Heartland may agree in writing to terminate the merger agreement before completing the merger, even after approval and adoption of the merger agreement by CIC Bancshares shareholders, if a majority of the board of directors of each of CIC Bancshares and Heartland votes to do so.
In addition, either Heartland or CIC Bancshares may decide to terminate the merger agreement in various circumstances, including the following:

•	if there is a law or governmental order that prohibits the merger;

•	if any regulatory authority disapproves the merger;

•
if holders of shares representing a majority of the common stock and series B preferred stock, voting on an as-if-converted basis as a single class, and a majority of the series B preferred stock voting independently as a single class, of CIC Bancshares fail to approve the merger at the special meeting;

•	if the merger has not been completed by June 30, 2016, unless the failure to complete the merger is due to the party seeking to terminate the agreement; or

•	if the other party has or will have breached any representation, warranty or agreement in any material respect or if satisfaction of any closing condition by the other party is or becomes impossible.
CIC Bancshares may terminate the merger agreement if, prior to the adoption of the agreement by the CIC Bancshares shareholders, the CIC Bancshares board of directors determines to enter into an agreement providing for a superior proposal after complying with applicable provisions of the merger agreement. If CIC Bancshares terminates the merger agreement because of a superior proposal, or Heartland terminates the merger agreement because CIC Bancshares has breached the merger agreement provisions relating to solicitation and recommendation of the merger in any material respect, CIC Bancshares would be obligated to pay Heartland $3.4 million termination fee. CIC Bancshares may also terminate the merger agreement if the weighted average closing price of Heartland common stock during the 20 trading days ending on, and including, the fifth day prior to the closing date of the merger is $23.50 or less.
You have Dissenter’s Rights under the Colorado Corporation Law (Pages 40 and 41).
Pursuant to Article 113 of the Colorado Business Corporation Act, holders of CIC Bancshares common stock and series B preferred stock who determine to dissent from, and do not vote in favor of, the merger may elect to have the “fair value” of their shares of CIC Bancshares common stock and series B preferred stock paid to them if the merger is completed and if they comply with the requirements of Article 113 of the Colorado Business Corporation Act, a copy of which is attached hereto as Appendix B. See “The Merger-Notice of Dissenters’ Rights.”
CIC Bancshares Special Meeting (Pages 17 and 18).
The CIC Bancshares special meeting will be held at The Denver Athletic Club, 1325 Glenarm Place, Centennial Room, Denver, Colorado 80204 at 4:00 p.m. local time, on February 4, 2016. At the CIC Bancshares special meeting, holders of CIC Bancshares common stock and series B preferred stock will be asked:

•	to approve and adopt the merger agreement; and

•	to approve the adjournment of the CIC Bancshares special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date. CIC Bancshares shareholders may cast one vote at the CIC Bancshares special meeting for each share of CIC Bancshares common stock or series B preferred stock owned at the close of business on November 30, 2015. At that date, there were 5,472,250 shares of CIC Bancshares common stock, and 3,000 shares of CIC Bancshares series B preferred stock convertible into 260,865 shares of common stock, entitled to be voted at the special meeting.

The executive officers and directors of CIC Bancshares have agreed to vote their shares in favor of the merger and the merger agreement. As of the record date for the CIC Bancshares special meeting, directors and executive officers of CIC Bancshares and their affiliates had the right to vote 1,334,681 shares of CIC Bancshares common stock and 667 shares of CIC Bancshares series B preferred stock, entitled to cast an aggregate of 1,392,679 or 24.3% of the votes on an as-if-converted basis. All of the holders of the series B preferred stock have also agreed to vote their shares in favor of the merger and the merger agreement.
Required Vote. To approve and adopt the merger agreement, the holders of a majority of the outstanding shares of CIC Bancshares common stock and series B preferred stock voting together on an as-converted basis, and a majority of the outstanding shares of series B preferred stock voting as a separate class, must vote in favor of the approval and adoption of the merger agreement. A CIC Bancshares shareholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the approval and adoption of the merger agreement.
The Merger is Intended to be Generally Tax-Free With Respect to the shares of Heartland Common Stock (Pages 35 to 39).
The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and assuming the merger will so qualify, holders of CIC Bancshares common stock and preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CIC Bancshares stock for Heartland stock in the merger. Gain or loss will result from the receipt by CIC Bancshares shareholders of cash in the merger, including cash issued for fractional shares of Heartland common stock.
To review the tax consequences to CIC Bancshares shareholders in greater detail, see “The Merger-Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 35.
Comparative Per Share Data
The following table presents comparative historical per share data of Heartland and CIC Bancshares and unaudited pro forma per share data that reflect the combination of Heartland and CIC Bancshares using the purchase method of accounting.
The information listed as “equivalent pro forma” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.2915, which is the exchange ratio on the date of this proxy statement/prospectus, based on the financial position of CIC Bancshares at November 30, 2015 (assuming CIC Bancshares Adjusted Tangible Equity of $55 million), and the average closing price of Heartland common stock for the twenty trading days ending December 4, 2015 of $37.80. However, as explained in this proxy statement/prospectus, the exchange ratio may go up or down as the Adjusted Tangible Equity of CIC Bancshares changes (including any changes due to income or loss prior to closing that would increase or decrease shareholders’ equity, and any changes in anticipated transaction expenses and severance costs) and the market price of the Heartland common stock changes.
We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

	As of and for the Nine Months Ended September 30, 2015				As of and for the Year Ended December 31, 2014
	Heartland	CIC Bancshares	Pro Forma Combined	CIC Bancshares Equivalent	Heartland	CIC Bancshares	Pro Forma Combined	CIC Bancshares Equivalent
Net income (loss) per common share
Basic	$2.19	$0.21	$2.08	$0.61	$2.23	$(0.02)	$2.07	$0.60
Diluted	2.16	0.22	2.05	0.60	2.19	0.04	2.04	0.60
Dividends per common share	0.30	—	0.28	0.08	0.40	—	0.37	0.11
Book value per common share	24.68	10.53	25.44	7.43	22.40	10.35	23.37	6.83

Market Price Information
Heartland common stock is quoted on the NASDAQ Global Select Market under the symbol “HTLF.” CIC Bancshares common stock is not publicly traded. The following table sets forth the closing sale prices per share of Heartland common stock on October 22, 2015, the last trading day before we announced the merger, and on December 4, 2015, the last practicable trading day before the distribution of this proxy statement/prospectus, and the equivalent price per share of Heartland common stock giving effect to the merger.

	Closing Sale Price
	Heartland Common Stock	CIC Bancshares Common Stock	Equivalent Price per share of Heartland Common Stock
October 22, 2015	$36.96	(1)	$10.77
December 4, 2015	$36.84	(1)	$10.74
_______________ (1) There is no active trading market for CIC Bancshares common stock

The “Equivalent Price per share of Heartland Common Stock” at each specified date in the above table represents the product of the closing sales price of a share of Heartland common stock on that date multiplied by the estimated exchange ratio of 0.2915, which is the number of shares of Heartland common stock that a CIC Bancshares shareholder would receive for each share of CIC Bancshares common stock owned based upon the estimated adjusted tangible equity of CIC Bancshares at November 30, 2015, and 5,472,250 shares of common stock and 3,000 shares of series B preferred stock of CIC Bancshares outstanding, and the closing sales price as of each respective date. Shareholders should obtain current market price quotations for shares of Heartland common stock prior to making any decisions with respect to the merger.
The market price of Heartland common stock will likely fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed and after the merger. Because the market price of Heartland common stock is subject to fluctuations, the exchange ratio is expected to change and the value of the shares of Heartland common stock CIC Bancshares shareholders will receive in the merger may increase or decrease prior to and after the merger.
By voting to approve the merger agreement and the transactions it contemplates, holders of CIC Bancshares common stock and series B preferred stock will be choosing to invest in Heartland because they will receive Heartland common stock and series D preferred stock in exchange for their shares of CIC Bancshares stock. An investment in Heartland’s common stock and series D preferred stock involves significant risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Forwarding-Looking Statements” beginning on page 16, CIC Bancshares shareholders should carefully consider the matters described below in “Risk Factors” beginning on page 12 when determining whether to approve the merger agreement and the transactions it contemplates.

Historical Market Prices and Dividend Information
Heartland. The following table sets forth, for the calendar quarter indicated, the high and low closing market prices per share of Heartland common stock as reported on the Nasdaq National Market System, and the dividends per share of Heartland common stock:

Calendar Quarter	High	Low	Dividends
2013:
First	$27.58	$23.13	$0.10
Second	28.00	22.29	0.10
Third	30.00	26.50	0.10
Fourth	29.81	26.18	0.10
2014
First	$28.10	$24.52	$0.10
Second	28.02	23.34	0.10
Third	25.28	23.37	0.10
Fourth	27.77	23.46	0.10
2015
First	$30.97	$25.57	$0.10
Second	38.00	32.68	0.10
Third	38.52	34.71	0.10
Fourth (through December 4, 2015)	38.83	35.15	0.10

The timing and amount of future dividends on shares of Heartland common stock will depend upon earnings, cash requirements, the financial condition of Heartland and its subsidiaries, applicable government regulations and other factors deemed relevant by Heartland’s board of directors.

CIC Bancshares. There is no active trading market for shares of common stock or series B preferred stock of CIC Bancshares.

CIC Bancshares has financed a portion of its capital needs, including the capital required to support acquisitions, through sales of its common stock, preferred stock and convertible and non-convertible notes and through senior debt. In its most recent sale of securities, CIC Bancshares sold 1,148,607 shares of common stock between July and November 2014 at a price of $11.25 per share. There have been no private sales of CIC Bancshares shares of which CIC Bancshares is aware.

CIC Bancshares has not repurchased any of its shares and has never paid dividends on its common stock.

RISK FACTORS
By voting in favor of the merger, you will be choosing to invest in Heartland’s common stock or series D preferred stock In addition to the information contained elsewhere in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, as a shareholder of CIC Bancshares, you should carefully consider the following factors in making your decision as to how to vote on the merger.
Risks Relating to the Merger
The merger consideration is subject to changes in the Adjusted Tangible Equity of CIC Bancshares
The amount of cash and the number of shares of Heartland common stock that will be issued in the merger is dependent upon the Adjusted Tangible Equity of CIC Bancshares as of the last day of the month preceding the closing date of the merger and is reduced, dollar for dollar, to the extent Adjusted Tangible Equity is less than $55 million. The Adjusted Tangible Equity of CIC Bancshares at November 30, 2015 was approximately $55 million. Changes in Adjusted Tangible Equity may result from ordinary business conditions that impact the interest and non-interest income of CIC Bancshares, or more general market and economic conditions that impact CIC Bancshares operations. If the Adjusted Tangible Equity of CIC Bancshares declines before the end of the month preceding the closing date, the cash and number of shares received by a holder of CIC Bancshares common stock in the merger, and the conversion ratio of the Heartland series D preferred stock received by holders of CIC Bancshares series B preferred stock, will decline.
Because of the formula for determining the merger consideration, and because the market price of Heartland common stock may fluctuate, a CIC Bancshares shareholder cannot be sure of the value of the merger consideration, or the number of shares of Heartland common stock that he or she will receive.
Depending upon the average trading price of Heartland common stock, upon completion of the merger, each share of CIC Bancshares common stock will be converted into Heartland common stock, cash and a contingent payment right under the terms of the merger agreement. The total value of the consideration will depend upon CIC Bancshares' final Adjusted Tangible Equity, and the number of shares of Heartland common stock received will further depend upon the average closing price of Heartland common stock during the 20 trading day measurement period ending on, and including, the fifth day prior to completion of the merger. Changes in the trading price of Heartland common stock may result from a variety of factors, including, changes in Heartland’s business, operations and prospects, and regulatory considerations. You will not know when you vote or decide whether to exercise dissenter’s rights either the number or the exact value of the shares of Heartland common stock, or the amount of cash, that you will receive in the merger. You are urged to obtain current market quotations for Heartland common stock and to consult with your financial advisors before you vote or decide to exercise dissenters’ rights.
You may collect more than, or less than, the value assigned to the Contingent Payment Right that is delivered as part of the merger consideration, or may collect nothing at all as a result of this right.
The contingent payment right being delivered as part of the merger consideration represents a right to a pro rata portion of collections made by Heartland’s Colorado banking subsidiary from three affiliated obligors on nine capital leases of medical equipment. The aggregate balance of the obligations under these leases at November 30, 2015 was $6.02 million, against which Centennial Bank had established an allowance for lease losses of $4.01 million, resulting in a net book value of$2.01 million. These leases have been classified because of deterioration in the capacity of the obligors to service the lease obligations. If the net book value of these classified leases remains $2.01 million at closing, each holder of common stock would receive a contingent payment right valued at $0.33 per share, representing the right to payments, after collection expenses and a 1% servicing fee, under these leases. The aggregate payment obligation of the lessors, however, is $6.02 million or approximately $1.00 per share of common stock. The contingent payment right will not be transferable, and holders of CIC Bancshares common stock will have no ability to generate value from the contingent payment rights they receive in the merger except through the distributions it entitles a holder to receive. The aggregate value of the classified leases can decline prior to the date of the merger if payments are collected, or if a provision is taken to increase the specific allowance against these leases. Further, after the merger, it is possible that the obligors under the leases will pay the contractual amount due in full and that holders of the contingent payment rights will collect close to the full $1.00 per share (less servicing and collection costs), or, alternatively, that the obligors will default and fail to pay any amount on these leases and the contingent payment rights will have no value. Accordingly, no assurances can be given that the contingent payment rights represent the value assigned to them or that holders of CIC Bancshares common stock will realize any value from receipt of the contingent payment rights.
The interests of certain management officials of CIC Bancshares may be different from those of other shareholders.
Kevin W. Ahern, James L. Basey and J. Daniel Patten, officers of CIC Bancshares and Centennial Bank, have existing employment agreements providing the executive with the right to severance payments if their employment is terminated for “cause” by CIC Bancshares, or by the executive for “Good Reason.” The amount of the severance payment is equal to twice the employee’s salary, incentive compensation and certain perquisites averaged over the three years preceding the year in which termination occurs. As part of the negotiation of the merger agreement and in consideration for the termination of their existing employment agreements, Heartland negotiated new employment agreements with Mr. Ahern and Mr. Basey that will provide that they each will receive, as a signing bonus, the full amount of severance they would have received had they terminated their agreements, and that they also will continue as employees. The new employment agreements each include two year noncompetition covenants and have no additional severance payments. Each of these officers also holds restricted stock that is subject to vesting that would require them to remain employed for various terms of up to roughly three and a half years in order for the restricted stock to “vest” and not be forfeited when their employment is terminated. All of these restricted shares will become fully vested upon completion of the merger. These interests may cause CIC Bancshares’ officers to view the merger proposal differently than you may view it. The Board of Directors of CIC Bancshares was aware of these interests at the time it approved the merger. See “The Merger-Certain Executive Officers Have Financial Interests in the Merger.”

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Heartland common stock and the value of CIC Bancshares common stock and preferred stock to decline.
Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the CIC Bancshares shareholders of the merger agreement. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Heartland and CIC Bancshares may terminate the merger agreement under certain circumstances even if the merger agreement is approved by CIC Bancshares shareholders, including if the merger has not been completed on or before June 30, 2016. If the merger is not completed, the trading price of Heartland common stock on the NASDAQ Global Select Market may decline to the extent that the current price reflects a market assumption that the merger will be completed, and the continued operations of CIC Bancshares may be impaired because of costs, departure of employees and customers, or other dislocation caused by the pending merger. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger-Conditions to Completion of the Merger" beginning on page 43.
The shares of Heartland common stock and preferred stock to be received by CIC Bancshares shareholders as a result of the merger will have different rights than shares of CIC Bancshares.
Upon completion of the merger, CIC Bancshares shareholders will become Heartland stockholders and their rights as stockholders will be governed by the Heartland certificate of incorporation and bylaws. The rights associated with CIC Bancshares common stock and preferred stock are different from the rights associated with Heartland common stock and preferred stock. See “Comparison of Shareholders’ Rights of Holders of Heartland Common Stock and CIC Bancshares Common Stock” beginning on page 52.
Post-Merger Risks
Difficulties in combining the operations of CIC Bancshares and Heartland may prevent the combined company from achieving the expected benefits from its acquisition.
The combination of CIC Bancshares with Heartland may cause Heartland difficulty achieving fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including Heartland’s ability to:

•	integrate the operations of CIC Bancshares into Heartland;

•	maintain existing relationships with depositors so as to minimize withdrawals of deposits after the merger;

•	maintain and enhance existing relationships with borrowers;

•	control the incremental non-interest expense so as to maintain overall operating efficiencies;

•	retain and attract qualified personnel; and

•	compete effectively in the communities served by CIC Bancshares and in nearby communities.
These factors could contribute to the combined company not achieving the expected benefits from the merger within the desired time frames, if at all.
Heartland, as the surviving company from the merger, and its stockholders including the former shareholders of CIC Bancshares, will be subjected to special risks if it effects future acquisitions.
Heartland intends to continue to investigate strategic acquisitions of other banks after the merger. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

•	potential exposure to liabilities of any banks or other businesses acquired;

•	difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired;

•	possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

•	potential disruption to Heartland’s business;

•	potential diversion of the time and attention of Heartland’s management; and
impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired by Heartland.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of Heartland after the merger is completed. When we use any of the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “estimates,” “may,” “will,” “would,” “could,” “should” or similar expressions, we are making forward-looking statements. Many events or factors could affect the future financial results and performance of Heartland after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These risks are described in detail in Heartland’s Annual Report on Form 10-K incorporated by reference into this proxy statement/prospectus. These risks include, but are not limited to, the following:

•
The strength of the U.S. economy in general and the strength of the local economies in which Heartland conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of Heartland’s assets.

•	The economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks.

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

•	The effects of changes in interest rates (including the effects of changes in the rate of prepayment of assets) and the policies of the Federal Reserve Board.

•	Heartland’s ability to compete with other financial institutions as effectively as it currently intends due to increases in competitive pressures in the financial services sector.

•	Heartland’s ability to obtain new customers and to retain existing customers.

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the internet.

•
Technological changes implemented by Heartland and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to Heartland and its customers.

•	Heartland’s ability to develop and maintain secure and reliable electronic delivery systems.

•
Heartland’s ability to retain key executives and employees, including executives and employees of CIC Bancshares and Centennial Bank, and the difficulty that Heartland may experience in replacing in an effective manner key executives and employees.

•	Consumer spending and saving habits that may change in a manner that adversely affects Heartland’s business.

•	Business combinations and the integration of acquired businesses that may be more difficult or expensive than expected.

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

•	Other factors discussed in, or incorporated by reference in, the “Risk Factors” section of this proxy statement/prospectus.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Any forward-looking earnings estimates included in this proxy statement/prospectus have not been examined or compiled by independent public accountants, nor have our accountants applied any procedures to these estimates. Accordingly, neither Heartland’s nor CIC Bancshares’ accountants express any opinion or any other form of assurance on them. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus, and we undertake no obligation to update any statement in light of new information or future events. Further information concerning Heartland and its business, including additional factors that could materially affect Heartland’s financial results, is included in Heartland’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 61.

THE CIC BANCSHARES SPECIAL MEETING
Date, Time and Place
The CIC Bancshares special meeting will be held at The Denver Athletic Club, 1325 Glenarm Place, Centennial Room, Denver, Colorado 80204, at 4:00 p.m. local time, on February 4, 2016.
Matters to be Considered
At the CIC Bancshares Special Meeting, holders of CIC Bancshares common stock and CIC Bancshares series B preferred stock will be asked to:

•	approve and adopt the merger agreement; and

•	approve the adjournment of the CIC Bancshares special meeting, if necessary or appropriate, to solicit additional proxies.
Proxies
You should complete and return the proxy form accompanying this document to ensure that your vote is counted at the CIC Bancshares special meeting, regardless of whether you plan to attend the CIC Bancshares special meeting. If your shares of CIC Bancshares common stock are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee with your proxy materials. You can revoke the proxy at any time before the vote is taken at the CIC Bancshares special meeting. Your presence at the meeting will not automatically revoke your proxy. You may revoke your proxy at any time prior to the voting of such proxy on any matter (without, however, affecting any vote taken prior to such revocation) by (i) filing with the Secretary of CIC Bancshares a written notice of revocation, (ii) delivering to CIC Bancshares a duly executed proxy bearing a later date, or (iii) attending the meeting and providing written or oral notice of revocation with the presiding officer during the meeting (at which point you may vote in person). All written notices of revocation and other communications with respect to revocation of proxies in connection with the CIC Bancshares special meeting should be addressed as follows:
Dan Patten
Executive Vice President and Chief Financial Officer
CIC Bancshares, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.
All shares of CIC Bancshares common stock and series B preferred stock represented by valid proxies received through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy form. If you make no specification on your proxy form as to how you want your shares of CIC Bancshares common stock or series B preferred stock voted before signing and returning it, your proxy will be voted “FOR” approval and adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Solicitation of Proxies
CIC Bancshares will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, CIC Bancshares will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of CIC Bancshares common stock and series B preferred stock and secure their voting instructions, if necessary. CIC Bancshares will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, CIC Bancshares may also use several of its regular employees, who will not be specially compensated, to solicit proxies from holders of CIC Bancshares common stock and series B preferred stock, either personally or by telephone, facsimile or letter.
Record Date
The CIC Bancshares board of directors has fixed the close of business on December 8, 2015 as the record date for determining the holders of CIC Bancshares common stock and series B preferred stock entitled to receive notice of and to vote at the CIC Bancshares special meeting. At that time, 5,472,250 shares of CIC Bancshares common stock, and 3,000 shares of series B preferred stock convertible into an additional 260,865 shares of common stock were outstanding. As of such date there were approximately 381 holders of record of common stock, and 9 holders of record of preferred stock. As of the record date, directors and executive officers of CIC Bancshares and their affiliates had the right to vote 1,334,681 shares of CIC Bancshares common stock and 667 shares of series B preferred stock, representing approximately 24.3% of the shares entitled to vote at the CIC Bancshares special meeting. All of the executive officers and directors of CIC Bancshares have agreed to vote their shares in favor of the merger and the merger agreement. All of the holders of shares of series B preferred stock have also agreed to vote their shares in favor of the merger and the merger agreement.
Quorum and Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the shares of CIC Bancshares entitled to vote at the meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present.
Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CIC Bancshares common stock and series B preferred stock, voting as a single class on an as-if-converted basis, and holders of a majority of the series B preferred stock voting separately as a single class. Approval of the proposal relating to the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires that the votes cast in favor of the proposal exceed the votes cast in opposition. You are entitled to one vote for each share of CIC Bancshares common stock you held as of the record date and the number of votes per share of series B preferred stock as is equal to the number of shares of common stock into which one share is currently convertible (86.96).
Because the affirmative vote of the holders of a majority of the outstanding shares of CIC Bancshares common stock and series B preferred stock, voting as a single class on an as-if-converted basis, and holders of a majority of the series B preferred stock voting separately as a single class is required to approve and adopt the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the CIC Bancshares board of directors urges holders of CIC Bancshares common stock and series B preferred stock to complete, date and sign the accompanying proxy form and return it promptly in the enclosed postage-paid envelope.
Abstentions, failures to vote and broker non-votes will have no effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Other Business
CIC Bancshares is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this document.

THE MERGER
The following discussion contains material information pertaining to the merger. This discussion is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this document as Appendix A and is incorporated into this section by reference. We encourage you to read and review the merger agreement in its entirety as well as the discussion in this document.
Structure
The merger agreement provides that CIC Bancshares will be merged with and into Heartland. Each share of CIC Bancshares common stock outstanding prior to the merger will be converted, upon completion of the merger, into the right to receive a combination of cash, Heartland common stock and contingent payment rights. Each share of series B preferred stock will be converted into the right to receive one share of series D preferred stock and contingent payment rights. Shares of CIC Bancshares common stock and CIC Bancshares preferred stock issued and outstanding immediately prior to the merger will be cancelled and represent only the right to receive this consideration after the merger is effective.
Background of the Merger
The following chronology summarizes certain key meetings and events that led to CIC Bancshares entering into the merger agreement. In this process, executives, board members and other representatives of CIC Bancshares held many conversations, both by telephone and in-person, about possible strategic alternatives to continuing as an independent company. The chronology below covers certain key events leading up to the execution of the merger agreement but does not purport to catalogue every conversation among representatives of CIC Bancshares or between CIC Bancshares and other parties.
The CIC Bancshares board of directors periodically discusses and reviews CIC Bancshares’ and Centennial Bank’s business, performance and prospects and, with respect to discussions over the past year, various strategic alternatives to continuing as an independent company. The board of directors has also discussed CIC Bancshares’ objective to implement a liquidity plan and strategies that were targeted when CIC Bancshares was formed and initially capitalized in 2009 and 2010, respectively. These strategies included the creation of a structured dividend payment policy, listing of CIC Bancshares’ common stock through an initial public offering and a potential merger or sale. CIC Bancshares’ executive management and board of directors were committed to developing a liquidity strategy by 2015 with implementation of that strategy no later than 2017. In addition to this review and an ongoing evaluation of CIC Bancshares’ performance and prospects for future growth, the CIC Bancshares board of directors engaged in ongoing discussions with various investment bankers regarding potential strategic alternatives to CIC Bancshares continuing as an independent company. After extensive consideration and deliberation, in January of 2015 the pursuit of a strategic merger was identified as one appropriate option to enhance value for CIC Bancshares’ shareholders, and to provide a mechanism for those shareholders to benefit from the strategies developed at CIC Bancshares’ inception
As the CIC Bancshares board of directors considered various strategic options, it focused, among other things, on its earnings and the future growth potential of its earnings, including the need to implement additional fee-based services, the impact of CIC Bancshares’ non-performing assets, the anticipated impact of its portfolio of loans on its current and long-term performance as well as the value of CIC Bancshares’ common stock in the near term and its potential value over time.  The CIC Bancshares board of directors also focused on its intention to implement a liquidity strategy for CIC Bancshares’ shareholders. The CIC Bancshares board of directors also considered the impact of regulatory changes on its future operating results as well as the increased competitive challenges facing CIC Bancshares as new competitors entered its market, creating pressure on loan pricing and making operating leverage critical in order to sustain or improve earnings.
On February 11, 2015, CIC Bancshares received and shortly thereafter entered into a mutual nondisclosure agreement with a potential merger partner (referred to as “Party A”) in order for both parties to conduct due diligence and to explore a potential business combination. At this time, the CIC Bancshares board of directors informally engaged an investment banking firm, River Branch Capital LLC ("River Branch”), in order to assist the board in undertaking an in-depth analysis of the various strategic options available to it. On August 12, CIC Bancshares confirmed its arrangement with River Branch in a formal engagement letter. On September 30, 2015, River Branch was acquired by Piper Jaffray which, like River Branch, is a recognized investment banking firm with expertise in, among other things, the banking industry, valuing businesses and securities and mergers and acquisitions. Piper Jaffray's acquisition did not result in any change in the personnel who have advised and continue to advise the CIC Bancshares board of directors. After engaging River Branch, CIC Bancshares’ board of directors reviewed, with input from River Branch, the competitive environment in CIC Bancshares’ market areas as well as merger and acquisition activity of both publicly and privately held companies in the financial services industry in general and in the Colorado market area in particular.

After CIC Bancshares’ execution of the above-described nondisclosure agreement with Party A, Party A commenced a due diligence review of CIC Bancshares. On April 2, 2015 a virtual data room was established for due diligence and access was granted to Party A. On April 22, 2015, CIC Bancshares received a proposed term sheet from Party A that provided for the merger of CIC Bancshares into Party A. On April 28, 2015, after a review of the proposed term sheet, CIC Bancshares informed Party A that it would not continue to pursue a potential business combination with Party A at that time. In May of 2015, River Branch and CIC Bancshares management contacted select other potential partners to determine whether they had an interest in acquiring CIC Bancshares. On June 17, 2015, River Branch met with Heartland and discussed a potential business combination between Heartland and CIC Bancshares, among other potential opportunities, and shortly thereafter Heartland indicated that they had a strong interest in expanding their existing franchise in Colorado and would be interested in exploring a potential business combination with CIC Bancshares. Heartland and CIC Bancshares management determined that a meeting between Heartland and CIC Bancshares management was the next step in exploring the potential combination.

In June of 2015, discussions with Party A about a potential business combination resumed and on June 24, 2015 CIC Bancshares received an updated term sheet from Party A. On June 25, 2015, CIC Bancshares received a revised updated term sheet from Party A. After further discussions between the parties, the CIC Bancshares board of directors, along with Mr. Patten, River Branch and Christian Otteson of Bieging Shapiro & Barber LLP, CIC Bancshares’ legal advisors, met on June 29, 2015 to discuss the revised updated term sheet. At the meeting, representatives of River Branch (via telephone) summarized the terms of the proposed transaction, preliminary valuation analyses and other relevant information, and Mr. Otteson reviewed the legal considerations of the term sheet and the CIC Bancshares board of directors’ fiduciary duties relative to same. At that meeting, the CIC Bancshares board of directors authorized Mr. Ahern to continue discussions with Party A and to proceed with a previously scheduled meeting with Heartland management on July 2, 2015. In subsequent negotiations with regard to terms in the revised term sheet CIC Bancshares identified issues requiring modifications on the part of Party A.

On July 2, 2015 Mr. Ahern and other representatives of CIC Bancshares met with Heartland management in Denver, Colorado to discuss terms relating to a potential transaction. On July 3, 2015, Heartland and CIC Bancshares entered into a confidentiality agreement. At this time, Heartland received access to the virtual data room containing information relating to CIC Bancshares’ operations and financial performance so as to enable it to undertake a preliminary due diligence review.

On July 7, 2015 Heartland submitted a non-binding letter of intent to acquire CIC Bancshares for cash and Heartland stock. The letter of intent was subject to, among other conditions, additional due diligence review. On July 9, 2015 Heartland submitted a revised non-binding letter of intent. On July 9, 2015, the CIC Bancshares board of directors had a conference call with River Branch and Mr. Otteson, who reviewed the material legal terms of the letter of intent. On the call, the board discussed the letter of intent from Heartland as well as the transaction terms being offered by Party A, as well as the advantages and disadvantages of pursuing a transaction with Heartland as compared to pursuing a transaction with Party A. After extensive deliberation, the CIC Bancshares board of directors determined that Heartland provided greater financial strength and commonality of cultures than Party A, and the merger terms proposed by Heartland created superior liquidity and value for CIC Bancshares’ shareholders. As a result, the CIC Bancshares board of directors authorized Mr. Ahern to proceed under the terms of the proposed letter of intent with Heartland and approved the termination of discussions with Party A.

On July 10, 2015, Messrs. Ahern, Basey and Patten held a conference call with representatives of Heartland to discuss the terms of the merger. On that day, the parties executed a letter of intent on substantially the same terms presented to the CIC Bancshares board of directors the day before. On July 10, 2015, discussions with Party A were terminated.

From July through October 2015, representatives of each of Heartland and CIC Bancshares conducted extensive due diligence reviews of the other party and its business. This included onsite due diligence meetings between Heartland and CIC management in Dubuque, Iowa on August 2, 2015 and August 3, 2015. An in-person due diligence meeting involving Heartland management, CIC Bancshares management and River Branch occurred on August 21, 2015 in Denver, Colorado as well. Also during this time, and until the merger agreement’s approval by CIC Bancshares’ and Heartland’s respective boards of directors, representatives of CIC Bancshares and Heartland continued negotiations with respect to various business terms of the merger, including pricing.

On September 4, 2015, Heartland’s legal advisors provided CIC Bancshares’ legal advisors with the initial draft of the definitive merger agreement. At that time, Heartland and CIC Bancshares, together with their respective legal advisors, commenced the negotiation of the terms of the definitive merger agreement and related documents. These negotiations continued through the first three weeks of October 2015.

On October 20, 2015, Heartland’s board of directors met to consider approval of the acquisition of CIC Bancshares. After a detailed review of the terms of the merger agreement, the board unanimously approved the merger agreement and the contemplated transaction.

On October 21, 2015, CIC Bancshares’ board of directors, along with Mr. Patten, met to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Heartland and CIC Bancshares and their respective legal advisors. The CIC Bancshares board received a presentation regarding the proposed merger from Piper Jaffray, and a thorough review of the merger agreement and related documents from Mr. Otteson. After careful and deliberate consideration of these presentations as well as of the interest of CIC Bancshares’ shareholders, the CIC Bancshares board of directors unanimously approved the merger agreement and the related documents.
The merger agreement in the form approved by the CIC Bancshares board of directors along with the related documents were executed on October 22, 2015. On October 23, 2015, prior to the opening of the stock market, Heartland issued a press release announcing the execution of the merger agreement and the terms of the proposed transaction.
CIC Bancshares’ Reasons for the Merger
In reaching its decision to approve the merger and adopt the merger agreement and recommend approval of the merger agreement to holders of CIC Bancshares' common stock and preferred stock, the CIC Bancshares board of directors consulted with senior management, as well as with its outside financial and legal advisors, and it evaluated the increasing difficulty CIC Bancshares faces, as an independent financial institution, in maintaining and improving performance and value for its shareholders. Current economic and regulatory conditions have had significant negative effects on the profitability, credit quality and market prices of financial institutions of all sizes, but particularly so in the case of smaller community-oriented institutions, and the CIC Bancshares board believes that such conditions would continue to affect community banks, including Centennial Bank, for the foreseeable future. After considering CIC Bancshares' future prospects, the CIC Bancshares board of directors concluded that partnering with a larger, financially-sound financial institution would better maximize the long-term value of shareholders’ investments than if CIC Bancshares remained independent, including achieving the liquidity objectives previously communicated to its shareholders, and it believes that the proposed merger is in the best interests of CIC Bancshares' shareholders.
Significant factors considered by the CIC Bancshares board of directors in deciding to approve the merger and adopt the merger agreement and recommend approval of the merger agreement to CIC Bancshares' shareholders are listed below:

•
the board’s assessment of the business, earnings, operations, financial condition, asset quality, capital levels, regulatory status, strength and leadership of management and prospects of both Heartland and CIC Bancshares;

•	the current and historical value of CIC Bancshares' common stock;

•
the board’s expectation that, to the extent additional capital is needed in the future, Heartland would be better positioned to raise capital at a lower cost and with less dilution to stockholders than if CIC Bancshares sought to raise capital alone;

•
the board’s belief, based on the advice and opinion of Piper Jaffray, that the consideration being offered to the holders of CIC Bancshares class A common stock is fair, from a financial point of view, to such holders of CIC Bancshares class A common stock;

•
the expectation that, following the merger of Centennial Bank and Summit Bank & Trust, the combined bank will have a more diversified market and loan portfolio, which should decrease risk to shareholders relating to asset quality issues, particularly in connection with real estate lending;

•	that the combined bank would be better able to grow, gain market share and serve the public in CIC Bancshares' banking market than CIC Bancshares could alone;

•
that, as a result of the merger, the CIC Bancshares' shareholders would have greater liquidity options through the receipt of shares of publicly traded Heartland stock and cash in exchange for their shares of CIC Bancshares common stock , which is not publicly traded;

•	the terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements and conditions to closing; and

•
that the merger would be treated as a "reorganization" within the meaning of Section 368(a) of the Code with the result that the portion of CIC Bancshares stock exchanged for Heartland stock would generally be tax-free and the portion of the CIC Bancshares stock exchanged for cash would generally be taxable either as a dividend or capital gain depending on each CIC Bancshares shareholders' individual circumstances.
Other factors considered by CIC Bancshares' board of directors included:

•
The reports of CIC Bancshares' management concerning the operations, financial condition and prospects of Heartland and the expected financial impact of the merger on Heartland, including pro forma assets, earnings, deposits and capital ratios;

•
The proposed board of director arrangements of the combined bank following the merger of Centennial Bank and Summit Bank & Trust, including the appointment of certain CIC Bancshares designated directors to the combined bank’s board of directors;

•	The likelihood of successful integration and the successful operation of the combined bank;

•	The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	The potential cost-saving opportunities;

•	The effects of the merger on CIC Bancshares' employees, including the prospects for continued employment and other benefits agreed to be provided to CIC Bancshares’ employees; and

•
The review by the CIC Bancshares board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the merger consideration.

The CIC Bancshares board of directors also considered the potential risks associated with the merger during its deliberation of the proposed transaction, including the challenges of integrating CIC Bancshares' businesses, operations and employees with those of Heartland, the need to obtain the requisite approvals from the shareholders of CIC Bancshares as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined bank, including the ability to achieve the anticipated cost savings.

The foregoing discussion of the factors considered by the CIC Bancshares board of directors is not intended to be exhaustive, but is believed to include all the material factors considered by the CIC Bancshares board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CIC Bancshares board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and adopt the merger agreement. In addition, individual members of the CIC Bancshares board of directors may have given differing weights to different factors. The CIC Bancshares board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, CIC Bancshares management and outside advisors.
Opinion of Financial Advisor to CIC Bancshares

By letter dated August 12, 2015, CIC Bancshares retained River Branch to act as exclusive financial advisor in connection with a potential transaction. On September 30, 2015, River Branch was acquired by Piper Jaffray and continued to act as exclusive financial advisor to CIC Bancshares. At the meeting of the board of directors of CIC Bancshares on October 21, 2015, Piper Jaffray rendered its oral opinion to the CIC Bancshares board (which was subsequently confirmed in writing by delivery of Piper Jaffray’s written opinion dated the same date) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, Piper Jaffray representatives’ experience as investment bankers, Piper Jaffray’s work as described in such opinion and other factors Piper Jaffray deemed relevant, as of such date, the merger consideration to be received by the holders of CIC Bancshares class A common stock, as set forth in the merger agreement was fair, from a financial point of view, to the holders of CIC Bancshares class A common stock. The Piper Jaffray written opinion dated October 21, 2015, is sometimes referred to herein as the “Piper Jaffray Opinion.”
The full text of the Piper Jaffray Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Piper Jaffray Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Holders of CIC Bancshares common stock should read the full text of the opinion carefully and in its entirety. The Piper Jaffray Opinion is addressed to the board of directors of CIC Bancshares, is directed only to the fairness, from a financial point of view, to the holders of CIC Bancshares class A common stock of the merger consideration to be received by the holders of CIC Bancshares class A common stock, and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger. The Piper Jaffray Opinion was reviewed and approved by the Opinion Committee of Piper Jaffray. Piper Jaffray provided its opinion to the board of directors of CIC Bancshares on October 21, 2015, in connection with and for the purposes of the CIC Bancshares board’s evaluation of the merger. The Piper Jaffray Opinion addressed only the fairness, from a financial point of view, as of October 21, 2015, to the holders of CIC Bancshares class A common stock of the merger consideration to be received by the holders of CIC Bancshares class A common stock. Piper Jaffray expressed no view or opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated by the merger agreement or any terms or other aspects of the merger agreement, the merger or any such other transactions. Piper Jaffray expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of CIC Bancshares or as to the underlying decision by CIC Bancshares to engage in the merger or enter into the merger agreement. Piper Jaffray did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by officers, directors or employees of CIC Bancshares, or class of such persons, relative to the compensation to be received in the merger by the holders of CIC Bancshares class A common stock.

The information in the Piper Jaffray Opinion is as of October 21, 2015, other than the references to the defined terms “Payment Right Per Share” and “Scheduled Lease Agreements,” which references were added on December 4, 2015. Piper Jaffray’s original October 21, 2015, Piper Jaffray Opinion referenced the predecessor defined terms used in the October 20, 2015 draft of the merger agreement. Piper Jaffray was informed by CIC Bancshares that the captions of two of the defined terms used in the October 20, 2015 draft of the merger agreement it reviewed for purposes of the Piper Jaffray Opinion were changed in the final merger agreement to “Payment Right Per Share” and “Scheduled Lease Agreements,” but that the meaning of those terms remained the same. On December 4, 2015, at the request of CIC Bancshares to address customer confidentiality requirements, Piper Jaffray changed the captions of these defined terms in the Piper Jaffray Opinion to align with the captions used in the final merger agreement. Piper Jaffray assumed, without investigation and with the consent of CIC Bancshares, that the substantive meaning of the terms “Payment Right Per Share” and “Scheduled Lease Agreements” are identical to the corresponding terms used in the October 20, 2015 draft of the merger agreement. Piper Jaffray did not review any updated information or agreement (including the final merger agreement), prepare any updated analyses or provide any updated opinion since it delivered the original Piper Jaffray Opinion on October 21, 2015, which continues to speak only as of the date of its delivery, October 21, 2015, except as expressly indicated above.
In arriving at Piper Jaffray’s opinion, Piper Jaffray, among other things:

(i)	reviewed and analyzed the financial terms of a draft of the merger agreement dated October 20, 2015;

(ii)	reviewed and analyzed certain financial and other data with respect to CIC Bancshares and Heartland which was publicly available;

(iii)
reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of CIC Bancshares and Heartland that were publicly available, as well as those that were furnished to it by CIC Bancshares and Heartland, respectively;

(iv)
conducted discussions with members of senior management and representatives of CIC Bancshares and Heartland concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the merger;

(v)	reviewed the current and historical reported prices and trading activity of Heartland common stock;

(vi)	compared the financial performance of CIC Bancshares and Heartland with that of certain other publicly traded companies that it deemed relevant;

(vii)	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that it deemed relevant;

(viii)	performed a discounted cash flow analysis for each of CIC Bancshares and Heartland on a stand-alone basis;

(ix)	performed a contribution analysis and an accretion and dilution analysis; and

(x)	reviewed the historical exchange ratio of Heartland common stock to the per share merger consideration payable to CIC Bancshares class A common stock assuming all stock consideration.
In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to it or discussed with or reviewed by it. Piper Jaffray further relied upon the assurances of the management of CIC Bancshares and Heartland that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by it, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of CIC Bancshares and Heartland as to the expected future results of operations and financial condition of CIC Bancshares and Heartland, respectively, to which such financial forecasts, estimates and other forward-looking information relate. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray further assumed that the stock consideration in the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Piper Jaffray relied, with CIC Bancshares’ consent, on advice of the outside counsel and the independent accountants to CIC Bancshares, and on the assumptions of the management of CIC Bancshares as to all accounting, legal, tax and financial reporting matters with respect to CIC Bancshares, Heartland and the merger agreement.
In arriving at Piper Jaffray’s opinion, Piper Jaffray assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by it. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to the merger agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto, (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) that the Adjusted Tangible Equity of CIC Bancshares at closing will not result in any adjustment to the per share merger consideration that is material to its analysis. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect CIC Bancshares, Heartland or the contemplated benefits of the merger.
In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets (including, but not limited to, the classified leases referred to in this proxy statement/prospectus) or liabilities (fixed, contingent or other) of CIC Bancshares or Heartland, and was not furnished or provided with any such appraisals or valuations, nor did it evaluate the solvency of CIC Bancshares or Heartland under any state or federal law relating to bankruptcy, insolvency or similar matters. With CIC Bancshares’ consent, Piper Jaffray assumed that the fair market value of the contingent right to receive classified lease payments per share, net of collection expenses, administrative costs and a 1% servicing fee, is equal to the net book value of the classified leases divided by the fully diluted shares outstanding. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of CIC Bancshares, Heartland or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which CIC Bancshares, Heartland or any of their affiliates is a party or may be subject, and, at the direction of CIC Bancshares and with its consent, the Piper Jaffray Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither CIC Bancshares nor Heartland is party to any material recent or pending transaction, with the exception of Heartland’s recent acquisition of Premier Valley Bank, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.
The Piper Jaffray Opinion was necessarily based upon the information available to Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on the date the Piper Jaffray Opinion was delivered; events occurring after the date of the Piper Jaffray Opinion could materially affect the assumptions used in preparing the Piper Jaffray Opinion. Piper Jaffray did not express any opinion as to the price at which shares of CIC Bancshares common stock or Heartland common stock may trade following announcement of the merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date of the Piper Jaffray Opinion and does not have any obligation to update, revise or reaffirm the Piper Jaffray Opinion.
Piper Jaffray has been engaged by CIC Bancshares to act as its financial advisor and will receive a fee from CIC Bancshares for providing its services, a portion of which is contingent upon the consummation of the merger. Piper Jaffray also received a fee for rendering its opinion. Piper Jaffray’s opinion fee was not contingent upon the consummation of the merger or the conclusions reached in its opinion. CIC Bancshares has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services.

River Branch, which Piper Jaffray acquired on September 30, 2015, has provided financial advisory services to CIC Bancshares in the past. For the period January 1, 2013 to date, River Branch received a total of $954,654 in advisory fees from CIC Bancshares (not including the opinion fee paid to Piper Jaffray upon its delivery of the Piper Jaffray Opinion). In addition, a current employee of Piper Jaffray, and the lead investment banker on its transaction team, owns (directly and indirectly) a total of 50,000 shares of the class A common stock of CIC Bancshares. Finally, this lead investment banker is an investor (less than 1% of the committed capital) in an investment fund that provided financing to CIC Bancshares in connection with CIC Bancshares’ 2014 acquisition of certain retail banking branches from Mutual of Omaha Bank, in the form of $4.75 million of CIC Bancshares’ 8% Subordinated Debentures due 2023 (the “CIC Sub-Debt,” as defined in the merger agreement) and $1.0 million of CIC Bancshares’ 8.5% Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “CIC Series C Preferred Stock,” as defined in the merger agreement). In addition to being a holder of the CIC Bancshares Sub-Debt and CIC Series C Preferred Stock, this investment fund owns 133,333 shares of class A common stock of CIC Bancshares and 125,000 of the outstanding warrants of CIC Bancshares, which the investment fund received at the time it provided the 2014 acquisition financing for CIC Bancshares. At closing of the merger, the lead investment banker, directly and indirectly, will realize gains associated with his investments in the class A common stock of CIC Bancshares and the CIC Bancshares warrants, will receive proceeds from the redemption of CIC Series C Preferred Stock, and will also continue to indirectly hold the CIC Sub-Debt, which is to be assumed by Heartland under the terms of the merger agreement. Piper Jaffray has previously advised CIC Bancshares of the foregoing matters and received CIC Bancshares’ waiver of any potential conflict of interest arising therefrom.
In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Heartland for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to Heartland or entities that are affiliated with Heartland, for which Piper Jaffray would expect to receive compensation.
Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to Heartland and the merger and other participants in the merger that differ from the views of Piper Jaffray’s investment banking personnel.
The Piper Jaffray Opinion addresses solely the fairness, from a financial point of view, to holders of CIC Bancshares class A common stock of the proposed per share merger consideration payable to such holders as set forth in the merger agreement and does not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and the Piper Jaffray Opinion does not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to CIC Bancshares, Heartland’s ability to fund the merger consideration, any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of CIC Bancshares. With respect to the consideration payable under the merger agreement, (i) the Piper Jaffray Opinion relates solely to the per share merger consideration payable to the holders of CIC Bancshares class A common stock, (ii) Piper Jaffray did not analyze the consideration payable to any other class of securities of CIC Bancshares in the merger and with CIC Bancshares’s consent assumed conversion of all convertible equity and assumed a value for the non-convertible equity equal to its face value, and (iii) Piper Jaffray did not express any opinion regarding the consideration allocated or paid to classes of securities of CIC Bancshares other than CIC Bancshares class A common stock, whether in absolute value, relative value or fairness to the per share merger consideration, or otherwise. Furthermore, Piper Jaffray expresses no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the per share merger consideration to be received by holders of CIC Bancshares class A common stock in the merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the merger.
In accordance with customary investment banking practice, Piper Jaffray employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by Piper Jaffray in connection with rendering the Piper Jaffray Opinion. The following summary, however, does not purport to be a complete description of the financial analysis performed by Piper Jaffray. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Piper Jaffray, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Piper Jaffray’s financial analyses.
Summary of Proposal. Using an approximate transaction value of $83.5 million, assumed proceeds from the exercise of warrants of approximately $1.8 million and fully diluted shares of CIC Bancshares class A common stock of approximately 6.0 million (assuming conversion of class B common stock, convertible equity and convertible notes, and exercise of warrants),

Piper Jaffray calculated an implied per share merger consideration value of $14.10 per fully diluted share of CIC Bancshares class A common stock. Piper Jaffray also calculated an implied exchange ratio of 0.3956 shares of Heartland’s common stock for every one share of fully-diluted CIC Bancshares class A common stock, assuming 100% of the merger consideration was paid in Heartland’s common stock and based on a Heartland closing stock price on October 19, 2015 of $35.65. Based on CIC Bancshares’ most recent publicly filed regulatory financial statements as of June 30, 2015, Piper Jaffray calculated the following per share merger consideration multiples:

Price / Last Twelve Months (“LTM”) Earnings Per Share (“EPS”)	59.7x
Price / 2015 EPS(1)(2)	156.6x
Price / 2016 EPS(1)(2)	21.3x
Price / Book Value(2)	133%
Price / Tangible Book Value(2)	150%

(1) Based on CIC Bancshares management projections.
(2) Shown on an as-if converted basis.

Heartland Discounted Cash Flow Analysis. Piper Jaffray calculated a range of implied values for Heartland common stock by estimating the present value of hypothetical cash flows Heartland could provide to common equity holders through 2020 and a terminal value utilizing the following assumptions, among others:

•	financial projections from 2015 - 2017 were based on consensus research analyst estimates;

•	financial projections from 2018 - 2020 assumed a 5.0% earnings growth rate;

•	maintenance of an 7.00% tangible common equity-to-tangible asset ratio;

•	discount rates from 10.0% to 12.0%, which were based on an estimate of Heartland’s weighted average cost of capital; and

•	terminal multiple of 13.0x - 17.0x applied to estimated 2020 earnings.
The calculations resulted in a range of implied values of $31.36 to $43.19 per share of Heartland’s common stock as compared to the closing common stock price of Heartland on October 19, 2015 of $35.65.

Discount Rate	Terminal Multiple
	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$33.99	$36.29	$38.59	$40.89	$43.19
11.0%	$32.64	$34.85	$37.06	$39.27	$41.47
12.0%	$31.36	$33.48	$35.60	$37.72	$39.84

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The analysis does not purport to be indicative of the actual values or expected values of Heartland. In addition, the analysis relates only to the potential value achieved by Heartland as a stand-alone entity based on assumptions described herein. In addition, the analysis is not intended to, and does not purport to, reflect values achieved on a post-merger basis.
Heartland Comparable Public Company Analysis. Using publicly available information, Piper Jaffray compared financial and market data of Heartland with similar data for a group of peer banks which Heartland identified in its most recent proxy statement for its annual meeting of shareholders, filed April 6, 2015, consisting of 22 financial institutions. For purposes of its analysis, Piper Jaffray used the following comparable company group, or the “Heartland Comparable Group,” which consisted of the Heartland peer group excluding a merger target:

Western Alliance Bancorporation	Independent Bank Corp.	Ameris Bancorp
Chemical Financial Corporation	Pinnacle Financial Partners, Inc.	Banner Corporation
Glacier Bancorp, Inc.	BancFirst Corporation	Great Southern Bancorp, Inc.
Columbia Banking System, Inc.	First Merchants Corporation	First Busey Corporation
Home BancShares, Inc.	S&T Bancorp, Inc.	Century Bancorp, Inc.
Community Bank System, Inc.	Renasant Corporation	Community Trust Bancorp, Inc.
Union Bankshares Corporation	Tompkins Financial Corporation	NBT Bancorp Inc.

In all instances, multiples were based on closing stock prices on October 19, 2015. For each of the following analyses performed by Piper Jaffray, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ filings with the SEC and information Piper Jaffray obtained from SNL Financial and S&P CapitalIQ. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Throughout Piper Jaffray’s analysis the high and the low bounds of the ranges presented represented the 80th and 20th percentile values, respectively.
With respect to Heartland Comparable Group, the information Piper Jaffray presented included the following:

•	net income for last twelve months as of June 30, 2015 divided by average assets, or ROAA;

•	net income for last twelve months as of June 30, 2015 divided by average equity, or ROAE;

•	non-interest expense for last twelve months as of June 30, 2015 divided by operating revenue, or Efficiency Ratio;

•	non-performing assets for last twelve months as of June 30, 2015 divided by total assets, or NPAs / Assets;

•	shareholder’s equity less intangible assets, goodwill and preferred equity divided by total assets less intangible assets and goodwill, or TCE / TA

•	Total Risk-Based Capital divided by Total Risk-Weighted Assets less adjustments to Risk-Weighted assets, or Total Risk Based Ratio;

•	multiple of price to book value, or Price / Book;

•	multiple of price to tangible book value, or Price / TBV;

•	multiple of price to last twelve months net income, or Price / LTM Net Income;

•	multiple of price to estimated 2015 net income, or Price / 2015 Net Income; and

•	multiple of price to estimated 2016 net income , or Price / 2016 Net Income.
Results of Piper Jaffray’s analysis were presented for Heartland Comparable Group, as shown in the following table:

Heartland Comparable Group
	Heartland 6/30/15	High	Median	Low

ROAA	0.88%	1.22%	1.07%	0.91%
ROAE	10.6%	11.2%	9.1%	8.0%
Efficiency Ratio	71%	56%	61%	64%
NPAs / Assets	0.8%	0.5%	0.9%	1.6%
TCE / TA	6.5%	9.5%	8.8%	7.7%
Total Risk-Based Ratio	13.9%	17.0%	13.4%	12.3%
Price / Book	1.48x	1.89x	1.54x	1.34x
Price / TBV	1.71x	2.49x	2.03x	1.70x
Price / LTM Net Income	13.0x	19.1x	17.7x	14.8x
Price / 2015 Net Income	12.8x	17.7x	16.6x	14.9x
Price / 2016 Net Income	12.4x	16.0x	15.1x	13.7x

Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of Heartland. The analysis indicated the following implied equity values per share of Heartland common stock, as compared to the closing stock price of Heartland on October 19, 2015 of $35.65:

Heartland Comparable Group Implied Per Share Price based on Peer Multiples
	High	Median	Low
Price / Book	$45.61	$37.31	$32.30
Price / TBV	$51.94	$42.33	$35.44
Price / LTM Net Income	$52.53	$48.60	$40.69
Price / 2015 Net Income	$49.38	$46.19	$41.53
Price / 2016 Net Income	$45.90	$43.20	$45.90

Pro Forma Financial Impact Analysis. Piper Jaffray performed pro forma merger analyses combining projected income statement and balance sheet information for CIC Bancshares and Heartland, assuming merger consideration consisted only of Heartland common stock. Assumptions regarding the accounting treatment, acquisition related adjustments, and cost synergies were used to evaluate the pro forma financial impact the merger would have on both CIC Bancshares and Heartland. In the course of this analysis, Piper Jaffray used financial projections provided by CIC Bancshares management and consensus EPS estimates sourced from available research analyst reports for Heartland. The analysis indicated the merger is expected to be accretive to CIC Bancshares’ and Heartland’s estimated earnings per share in 2016. The analysis also indicated tangible book value dilution at closing.
Pro Forma Contribution Analysis. Piper Jaffray analyzed the relative contribution of certain balance sheet and income statement items of CIC Bancshares and Heartland and compared those relative contributions to the implied pro forma ownership of CIC Bancshares and Heartland common shareholders on as-if 100% stock transaction basis. This analysis excluded any acquisition related accounting adjustments or cost synergies projected to be achieved through the merger and was based on Heartland’s common stock price as of October 19, 2015. The income statement items were based on historical financial information for the 12-month period ended June 30, 2015. The results of Piper Jaffray’s analysis are set forth in the following table:

	Heartland as % of Total	CIC Bancshares as % of Total
Total Assets	90.2%	9.8%
Gross Loans	89.2%	10.8%
Total Deposits	89.3%	10.7%
Common Equity(1)	88.6%	11.4%
Reported Earnings (LTM)	97.4%	2.6%
2015 Estimated Earnings(2)	99.1%	0.9%
Pro Forma Ownership (as-if 100% stock transaction)	89.9%	10.1%
(1) Shown on an as-if converted basis.
(2) Based on CIC Bancshares management projections

CIC Bancshares Discounted Cash Flow Analysis. Piper Jaffray calculated a range of implied values for CIC Bancshares class A common stock by estimating the present value of hypothetical cash flows CIC Bancshares could provide to common equity holders through 2020 and a terminal value utilizing the following assumptions, among others:

•	financial projections from 2015 - 2017 were provided by CIC Bancshares’ management;

•	financial projections from 2018 - 2020 assumed 5.0% earnings growth rate;

•	maintenance of an 8.00% tangible common equity-to-tangible asset ratio;

•	discount rates from 12.5% to 16.5%, which were based on an estimate of CIC Bancshares’ weighted average cost of capital; and

•	terminal multiple of 10.0x - 14.0x applied to estimated 2020 earnings.

The calculations resulted in a range of implied values of $7.03 to $11.25 per share of CIC Bancshares class A common stock as compared to the per share merger consideration, as indicated in the following table:

Discount Rate	Terminal Multiple
	10.0x	11.0x	12.0x	13.0x	14.0x
12.5%	$8.25	$9.00	$9.75	$10.50	$11.25
14.5%	$7.61	$8.30	$8.99	$9.69	$10.38
16.5%	$7.03	$7.67	$8.31	$8.95	$9.58

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The analysis does not purport to be indicative of the actual values or expected values of CIC Bancshares. In addition, the analysis relates only to the potential value achieved by CIC Bancshares as a stand-alone entity based on assumptions described herein. In addition, the analysis is not intended to, and does not purport to, reflect values achieved on a post-merger basis with Heartland.
CIC Bancshares Comparable Public Company Analysis. Using publicly available information, Piper Jaffray compared selected financial and market data of CIC Bancshares with similar data for companies Piper Jaffray deemed comparable to CIC Bancshares.
The comparable group consisted of 16 Southwest, West and Midwest exchange traded banks for which 2015 estimated earnings were available. As of the most recently reported period, all had assets between $500 million and $1.5 billion and NPAs/Assets less than 2.0%. The group excluded current merger targets. The group was comprised of the following companies and is referred to herein as the “CIC Bancshares Comparable Group”:

People’s Utah Bancorp	Veritex Holdings, Inc.	HF Financial Corp.
MutualFirst Financial, Inc.	LCNB Corp.	Provident Financial Holdings, Inc.
BankFinancial Corporation	Home Bancorp, Inc.	First Community Financial Partners, Inc.
Civista Bancshares, Inc. (formerly First Citizens Banc Corp.)	Central Valley Community Bancorp	Investar Holding Corporation
Southern Missouri Bancorp, Inc.	HopFed Bancorp, Inc.
Middlefield Banc Corp.	Eagle Bancorp Montana, Inc.

In all instances, multiples were based on closing stock prices on October 19, 2015. For each of the following analyses performed by Piper Jaffray, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ filings with the SEC and information Piper Jaffray obtained from SNL Financial and S&P CapitalIQ. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Throughout Piper Jaffray’s analysis the high and the low bounds of the ranges presented represented the 80th and 20th percentile values, respectively.
With respect to the CIC Bancshares Comparable Group table below, the information Piper Jaffray presented included the following:

•	ROAA;

•	ROAE;

•	Efficiency Ratio;

•	NPAs / Assets;

•	TCE / TA;

•	Total Risk Based Ratio;

•	Price / Book;

•	Price / TBV;

•	Price / 2015E Net Income; and

•	Price / 2016E Net Income.
Results of Piper Jaffray’s analysis were presented for the CIC Bancshares Comparable Group, as shown in the following table:

CIC Bancshares Comparable Group
	CIC Bancshares 6/30/15	Per share merger consideration	High	Median	Low
ROAA	0.31%	n/a	1.03%	0.86%	0.51%
ROAE	2.4%	n/a	10.7%	7.8%	5.3%
Efficiency Ratio	84%	n/a	61%	70%	77%
NPAs / Assets	0.7%	n/a	0.9%	1.1%	1.4%
TCE / TA	7.9%	n/a	14.1%	9.3%	12.0%
Total Risk-Based Ratio	12.6%	n/a	17.3%	14.8%	14.1%
Price / Book Value	n/a	1.33x	1.33x	1.11x	0.94x
Price / TBV	n/a	1.50x	1.42x	1.17x	1.05x
Price / 2015 Net Income	n/a	156.6x	18.5x	14.7x	11.7x
Price / 2016 Net Income	n/a	21.3x	15.7x	12.1x	10.3x

Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of CIC Bancshares. The analysis indicated the following implied equity values per share of CIC Bancshares class A common stock, as compared to the per share merger consideration:

CIC Bancshares Comparable Group Implied Per-Share Price Based on Peer Multiples
	High	Median	Low
Price / Book	$14.06	$11.76	$9.97
Price / TBV	$13.36	$10.97	$9.88
Price / 2015 Net Income	$1.66	$1.32	$1.05
Price / 2016 Net Income	$10.40	$8.03	$6.85

CIC Bancshares Precedent Transaction Analysis. Using publicly available information, Piper Jaffray compared the proposed financial terms of the merger to publicly available financial terms of a group of transactions selected by Piper Jaffray involving companies in the depository industry. Throughout Piper Jaffray’s analysis the high and the low bounds of the ranges presented represented the 80th and 20th percentile values, respectively.
The transactions group included 19 nationwide transactions announced since June 30, 2014 with announced target total assets between $500 million and $1.5 billion and with target non-performing assets-to-total assets less than 5.0% and target LTM ROAA less than 0.75% at announcement. The group excludes merger of equals transactions. The group was comprised of the following transactions and is referred to herein as the “CIC Bancshares Precedent Group”:

Buyer / Seller
Independent Bank Group, Inc./ Grand Bank
Liberty Bank/ Naugatuck Valley Financial Corporation
Valley National Bancorp/ CNL Bancshares, Inc.
Green Bancorp, Inc./ Patriot Bancshares, Inc.
Camden National Corporation/ SBM Financial, Inc.
Atlantic Capital Bancshares, Inc./ First Security Group, Inc.
Community Bank System, Inc./ Oneida Financial Corp.
Stupp Bros., Inc./ Southern Bancshares Corp.
Bridge Bancorp, Inc./ Community National Bank
UMB Financial Corporation/ Marquette Financial Companies
Northwest Bancshares, Inc./ LNB Bancorp, Inc.
IBERIABANK Corporation/ Georgia Commerce Bancshares, Inc.
Berkshire Hills Bancorp, Inc./ Hampden Bancorp, Inc.
IBERIABANK Corporation/ Florida Bank Group, Inc.
HomeStreet, Inc./ Simplicity Bancorp, Inc.
Cape Bancorp, Inc./ Colonial Financial Services, Inc.
Independent Bank Corp./ Peoples Federal Bancshares, Inc.
Peoples Bancorp Inc./ NB&T Financial Group, Inc.
First Midwest Bancorp, Inc./ Great Lakes Financial Resources, Inc.

With respect to the CIC Bancshares Precedent Group, the information Piper Jaffray presented included the following:

•	ROAA;

•	ROAE;

•	Efficiency Ratio;

•	NPAs / Assets;

•	TCE / TA;

•	Price / Book;

•	Price / TBV;

•	Price / LTM Net Income; and

•	deal value premium over tangible common equity as a % of core deposits, or Core Deposit Premium.

Results of Piper Jaffray’s analysis were presented for the CIC Bancshares Precedent Group, as shown in the following table:

CIC Bancshares Precedent Group
	CIC Bancshares 6/30/15	Per share merger consideration	High	Median	Low
ROAA	0.31%	n/a	0.62%	0.58%	0.33%
ROAE	2.4%	n/a	6.5%	5.4%	2.8%
Efficiency Ratio	84%	n/a	71%	79%	90%
NPAs / Assets	0.7%	n/a	0.7%	1.5%	2.0%
TCE / TA	7.9%	n/a	11.8%	9.4%	8.3%
Price / Book Value	n/a	1.33x	1.71x	1.47x	1.25x
Price / TBV	n/a	1.50x	1.83x	1.57x	1.31x
Price / LTM Net Income	n/a	59.7x	22.2x	26.3x	37.6x
Core Deposit Premium	n/a	5.2%	10.1%	8.2%	6.0%

Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of CIC Bancshares. The analysis indicated the following implied equity values per share of CIC Bancshares class A common stock, as compared to the per share merger consideration:

CIC Bancshares Precedent Group Implied Per Share Price Based on Precedent Transaction Multiples (at announcement)
	High	Median	Low
Price / Book Value	$18.19	$15.56	$13.22
Price / TBV	$17.19	$14.72	$12.31
Price / LTM Net Income	$8.88	$6.21	$5.24
Core Deposit Premium	$18.60	$16.83	$14.86

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Piper Jaffray. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Piper Jaffray did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Piper Jaffray considered the totality of the factors and analyses performed in determining its opinion. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the control of CIC Bancshares and Heartland, and all of which are beyond the control of Piper Jaffray. In addition, analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and the analyses used or performed by Piper Jaffray are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Piper Jaffray’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold, and the range of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of CIC Bancshares’ or Heartland’s actual value. None of the selected companies reviewed is identical to CIC Bancshares or Heartland. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Piper Jaffray’s analysis, may be considered similar to those of CIC Bancshares or Heartland, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to CIC Bancshares or Heartland, as applicable. The analyses of Piper Jaffray and its opinion were among a number of factors taken into consideration by the board of directors of CIC Bancshares in making its determination to approve the merger agreement, and the analyses described above should not be viewed as determinative of the decision of the CIC Bancshares to approve the merger agreement.
As a part of its investment banking business, Piper Jaffray and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, private placements and valuations for corporate and other purposes. Piper Jaffray was selected to advise CIC Bancshares with respect to the merger on the basis of such experience and its familiarity with CIC Bancshares.
For financial advisory services rendered in connection with the merger, CIC Bancshares agreed to pay Piper Jaffray a cash retainer fee of $15,000 payable monthly commencing for the month of July 2015, with the maximum retainer fee capped at $75,000. The retainer fee paid shall be credited in its entirety against any success fee. A cash fee of $200,000 was payable on the delivery of the fairness opinion and execution of a definitive agreement evidencing the transaction. In addition, contingent upon the completion of the merger, CIC Bancshares has agreed to pay Piper Jaffray a success fee of $1,000,000 if the associated merger consideration is equal to or greater than $85,000,000 or 1.15% of the merger consideration if it is less than $85,000,000. In addition, CIC Bancshares has agreed to reimburse Piper Jaffray for certain expenses incurred in connection with its services and will indemnify Piper Jaffray for certain liabilities, including liabilities arising under the federal securities laws.
There are no material relationships that existed during the two years prior to the date of Piper Jaffray’s opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of a relationship between Piper Jaffray and Heartland.
Heartland’s Reasons for the Merger
Heartland believes that:

•	the acquisition will expand Heartland’s existing franchise in Colorado, establish a strong presence in the Denver market and allow Heartland to enter the mountain resorts markets;

•	the acquisition represents a similar community banking business model to Heartland’s Summit Bank & Trust subsidiary;

•
the acquisition offers the potential for Heartland to increase the services enjoyed by Centennial Bank customers by growing its commercial and industrial lending function and developing wealth management and mortgage banking services;

•	the acquisition adds seasoned management capable of considering additional acquisitions;

•	the acquisition is consistent with Heartland’s objective of balancing its exposure to the economies in the Midwest with the economies in the West; and

•	the acquisition is expected to be accretive to Heartland’s GAAP earnings in the first year exclusive of merger-related charges.

Certain Executive Officers Have Financial Interests in the Merger

In considering the recommendation of CIC Bancshares' board of directors with respect to the merger agreement, you should be aware that CIC Bancshares' executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of CIC Bancshares shareholders generally. CIC Bancshares' board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that CIC Bancshares shareholders vote in favor of the merger agreement.
CIC Bancshares and Centennial Bank have employment agreements with the following executive officers: Kevin W. Ahern, Chairman and Chief Executive Officer of CIC Bancshares and Chairman of Centennial Bank; James L. Basey, Executive Vice President and a member of the Board of Directors of CIC Bancshares and Vice Chairman, Chief Executive Officer and President of Centennial Bank; and J. Daniel Patten, Executive Vice President and Chief Financial Officer of CIC Bancshares and Centennial Bank. These employment agreements were entered into and structured by CIC Bancshares' compensation committee with advice from a third-party compensation consultant engaged by CIC Bancshares. These employment agreements provide the executive with the right to severance payments if their employment is terminated for “cause” by CIC Bancshares, or the executive for “Good Reason.” The amount of the severance payment is equal to twice the employee’s salary, incentive compensation and certain perquisites averaged over the three years preceding the year in which termination occurs. Following completion of the merger, Mr. Patten will receive a payment of $465,000 as a result of the severance provisions of his employment agreement.
As part of the negotiation of the merger agreement and in consideration for the termination of their existing employment agreements, Heartland negotiated new employment agreements with Mr. Ahern and Mr. Basey providing that they will each receive a signing bonus of $595,000 upon completion of the merger, which is equal to the full amount of severance they would have received had they terminated their agreements less the amount being paid in consideration of non-competition agreements that they will sign. Heartland negotiated noncompetition agreements with Mr. Ahern and Mr. Basey under which they have agreed not to compete with the surviving bank in the State of Colorado in commercial or community banking for a period of two years after termination of their employment. Heartland has agreed to pay each of Mr. Ahern and Mr. Basey $100,000 upon completion of the merger in consideration of these agreements not to compete. The new employment agreements do not contain additional severance payments. Each of Mr. Ahern and Mr. Basey will also continue as employees of the Summit Bank & Trust with compensation and benefits that are virtually identical to the compensation and benefits they received prior to the merger.
In addition, the restricted stock held by Mr. Ahern and Mr. Basey, as well as the other restricted stock issued by CIC Bancshares to management employees (including Mr. Patten) would require them to remain employed for various terms of up to roughly three and a half years in order for it to “vest” and not be forfeited when their employment is terminated. The terms of the agreements under which this restricted stock was issued provides that all of the restricted stock will become fully vested upon completion of the merger. These interests may cause CIC Bancshares’ officers to view the merger proposal differently than you may view it. The Board of Directors of CIC Bancshares was aware of these interests at the time it approved the merger.
Regulatory Matters
Heartland and CIC Bancshares have agreed to use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals require applications with the FDIC under the Bank Merger Act and with the Division of Banking of the Colorado Department of Regulatory Agencies under the Colorado Banking Code. Heartland and CIC Bancshares have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.
Under Section 225.12(d)(2) of the Federal Reserve Board’s regulations (12 C.F.R. 225.12(d)(2)), the prior approval of the Federal Reserve Board is not required in connection with the acquisition by a bank holding company of another bank holding company if the subsidiary banks of both bank holding companies are merged with each other simultaneously with the holding company acquisition. In addition, the bank to be acquired may not be operated by the acquiring bank holding company as a separate entity. The transaction must also satisfy certain other requirements, including that the bank merger require the prior approval of a federal supervisory agency under the Bank Merger Act. We believe that the transactions contemplated by the merger agreement satisfy the requirements of Section 225.12(d)(2), and have filed a required notification with the Federal Reserve Board seeking the waiver contemplated by Section 225.12(d)(2) from an application under the Bank Holding Company Act.
CIC Bancshares is filing applications with the Federal Reserve Board and the Division of Banking of the Colorado Department of Regulatory Agencies for permission to redeem all issued and outstanding shares of series A preferred stock and series C preferred stock and to pay a dividend from Centennial Bank to CIC Bancshares in an amount necessary to complete such redemption, retire the existing senior debt and pay other costs and expenses of the merger.
We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional government approvals or actions are required, those approvals or actions will be sought.
Timing. A transaction approved pursuant to the Bank Holding Company Act or the Bank Merger Act may not be completed until 30 days after approval is received, during which time the Antitrust Division of the U.S. Department of Justice may challenge the merger. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the consent of the Antitrust Division, the waiting period may be reduced to no less than 15 days.
Heartland and CIC Bancshares believe that neither the merger, nor the merger of their bank subsidiaries, raises significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that could reasonably be expected to have a material adverse effect on CIC Bancshares or

Heartland. However, we cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Material U.S. Federal Income Tax Consequences of the Merger
The following describes the material anticipated U.S. federal income tax consequences to a U.S. Holder (as defined below) of CIC Bancshares common stock with respect to the exchange of CIC Bancshares common stock for Heartland common stock, cash, and contingent payment rights pursuant to the merger, and to a U.S. holder of CIC Bancshares series B preferred stock with respect to the exchange of CIC Bancshares series B preferred stock for Heartland series D preferred stock pursuant to the merger.
This discussion assumes that U.S. Holders hold their CIC Bancshares common stock and CIC Bancshares series B preferred stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service (the “IRS”), regarding the U.S. federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
This discussion does not address any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this discussion does not address all aspects of U.S. federal income taxation that may apply to U.S. Holders of CIC Bancshares common stock and series B preferred stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of CIC Bancshares common stock and series B preferred stock that are not U.S. Holders, holders that are partnerships or other pass-through entities (and persons holding their CIC Bancshares common stock or series B preferred stock through a partnership or other pass-through entity), persons who acquired shares of CIC Bancshares common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, expatriates and former long-term residents of the United States, financial institutions, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their CIC Bancshares common stock or series B preferred stock as part of a straddle, hedging, constructive sale or conversion transaction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of CIC Bancshares common stock that is for U.S. federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) holds CIC Bancshares common stock or series B preferred stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor.

You are strongly urged to consult with your tax advisor with respect to the tax consequences to you of the merger in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in the United States federal or other tax laws.
Tax Classification of the Merger. The merger is intended to qualify as a reorganization under section 368(a) of the Code, and the obligations of CIC Bancshares to complete the merger are subject to the receipt of the opinion of Bieging

Shapiro & Barber LLP, tax counsel to CIC Bancshares, that the merger will qualify as a “reorganization” under Section 368(a)(1)(A) of the Code. The opinion will rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and the accuracy of representations and covenants made by CIC Bancshares and Heartland, including those contained in representation letters of officers of CIC Bancshares. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position.
Very generally, for the merger to qualify as tax-free reorganization, numerous requirements, including the “continuity of interest” requirement as described in Treasury Regulations Section 1.368‑1(e), must be satisfied. Under the applicable Treasury Regulations, the “continuity of interest” requirement is satisfied if a proprietary interest in CIC Bancshares is preserved, which, under regulatory guidance will be the case if Heartland stock constitutes at least 40% of the value of the aggregate consideration CIC Bancshares shareholders receive in the merger. In determining whether this requirement is satisfied, the cash merger consideration, the cash paid in lieu of issuing fractional shares of Heartland, and the contingent right to payments under certain classified leases are considered consideration other than Heartland stock that is received by CIC Bancshares shareholders in the merger. In addition, although the matter is not entirely clear under current law, the cash paid prior to the effective date of the merger to redeem the CIC Bancshares series A and series C preferred stock and the cash paid in cancellation of CIC Bancshares warrants may also be treated as consideration other than Heartland stock that is received by CIC Bancshares in the merger.
Based on the terms of the merger agreement and the applicable federal income tax law, whether the merger satisfies the continuity of interest requirement will be determined based on the market price of the Heartland common stock at the effective time of the merger, among other factors. In addition, under the terms of the merger agreement the aggregate purchase price will be reduced if the adjusted tangible equity of CIC Bancshares on the last day of the month preceding the merger is less than $55 million. A steep decline in the market price of the Heartland common stock or a reduction in the aggregate purchase price based on a decline in the adjusted tangible equity of CIC Bancshares could, in an extreme situation, cause the merger to fail the continuity of interest test. Based on conservative assumptions regarding the items of cash consideration that must be taken into account for purposes of applying the continuity of interest test, the amount of decline in the market price or decline in the adjusted tangible equity of CIC Bancshares that would cause the merger to fail the continuity of interest test are so significant that the likelihood of the occurrence of either appears remote. Either of these occurrences would likely constitute a material adverse change with respect to CIC or Heartland, and accordingly neither Heartland nor CIC would desire to consummate the transaction if they occurred. Accordingly, both Heartland and CIC have represented to counsel that if the continuity of interest test will not be met based on the facts in existence at the effective time, they would jointly terminate the merger agreement. Based on this representation, Bieging, Shapiro & Barber LLP, tax counsel to CIC Bancshares, has rendered its opinion that the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and that the following discussion constitutes its opinion regarding the material U.S. Federal income tax consequences of the merger to U.S. Holders of CIC Bancshares common stock and series B preferred stock.
Exchange of CIC Bancshares common stock for Heartland common stock, cash and contingent payment rights. Subject to the discussion below regarding the tax treatment of contingent payment rights, the U.S. federal income tax consequences of the merger to U.S. Holders of CIC Bancshares common stock will be, in general, as follows:

•
a holder of CIC Bancshares common stock generally will, for U.S. federal income tax purposes, recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the Heartland common stock, cash and contingent payment rights received by the shareholder over that shareholder’s adjusted tax basis in the CIC Bancshares common stock exchanged in the merger or (2) the sum of the cash received by the shareholder in the merger (excluding cash received in lieu of fractional shares, which will be taxed as discussed below) and the fair market value of the contingent payment rights received;

•
the gain recognized by a CIC Bancshares shareholder in the merger generally will constitute capital gain, unless, as discussed below, the shareholder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the shareholder’s gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes;

•
any capital gain recognized by a CIC Bancshares shareholder generally will constitute long-term capital gain if the shareholder’s holding period for the CIC Bancshares common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain;

•
the aggregate tax basis of the shares of Heartland common stock received by a CIC Bancshares shareholder (including, for this purpose, any fractional share of Heartland common stock for which cash is received) in exchange for CIC Bancshares common stock in the merger will be the same as the aggregate tax basis of the shareholder’s CIC Bancshares common stock exchanged therefor, decreased by the amount of cash received by the shareholder in the merger (excluding any cash received in lieu of a fractional share) and the fair market value of the contingent payment rights received and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received in lieu of a fractional share);

•
the holding period of the shares of Heartland common stock received by a CIC Bancshares shareholder in the merger will include the holding period of the shareholder’s CIC Bancshares common stock exchanged in the merger;

•	the aggregate tax basis of the contingent payment rights received by a CIC Bancshares shareholder will be equal to the fair market value of the contingent payment rights received; and

•	the holding period of the contingent payment rights received will begin on the day following the effective date of the merger.

If a holder exchanges more than one “block” of shares of CIC Bancshares common or preferred stock (that is, groups of shares that the holder acquired at different times or at different prices), the holder must calculate his, her or its gain separately as to each block, and the results for each block may not be netted in determining the holder’s overall gain. Instead, the holder would generally recognize gain on those shares on which gain is realized, but, as described above, losses may not be recognized.

As discussed further below, if a holder accounts for the merger using the installment method, or if the merger is treated as an “open transaction” for U.S. federal income tax purposes, recognition of a portion of any gain realized in the merger may be deferred until the holder receives payments pursuant to the contingent payment rights.
Potential Treatment of Cash as a Dividend. In general, the determination of whether gain recognized by a CIC Bancshares shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the CIC Bancshares shareholder’s deemed percentage stock ownership interest in Heartland. For purposes of this determination, a CIC Bancshares shareholder will be treated as if the shareholder first exchanged all of its CIC Bancshares common stock solely for Heartland common stock (instead of a combination of Heartland common stock and cash as may be actually received) and then Heartland immediately redeemed a portion of that Heartland common stock in exchange for the cash the shareholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the CIC Bancshares shareholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”
In general, the deemed redemption will be “substantially disproportionate” with respect to a CIC Bancshares shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a CIC Bancshares shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the CIC Bancshares shareholder’s deemed stock ownership of Heartland common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of Heartland that the CIC Bancshares shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by Heartland and (2) the percentage of the outstanding voting stock of Heartland actually and constructively owned by the shareholder immediately after the deemed redemption by Heartland. In applying the foregoing tests, a shareholder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the shareholder, including stock owned by other persons and stock subject to an option held by such shareholder or by other persons. Because the constructive ownership rules are complex, each CIC Bancshares shareholder should consult its own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis.
Cash In Lieu of Fractional Shares. To the extent that a CIC Bancshares shareholder receives cash in lieu of a fractional share of common stock of Heartland, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder tax basis in the shares of CIC

Bancshares common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of CIC Bancshares common stock is more than one year as of the date of the merger.
Exchange of CIC Bancshares series B preferred stock for Heartland series D preferred stock. The U.S. federal income tax consequences of the merger to U.S. Holders of CIC Bancshares series B preferred stock will be as follows:

•
a holder of CIC Bancshares series B preferred stock will not recognize any gain or loss upon the exchange of the holder’s shares of CIC Bancshares series B preferred stock for shares of Heartland series D preferred stock in the merger;

•
the aggregate tax basis of the shares of Heartland series D preferred stock received by a CIC Bancshares shareholder in exchange for CIC Bancshares series B preferred stock in the merger will be the same as the aggregate tax basis of the shareholder’s CIC Bancshares series B preferred stock exchanged therefor; and

•
the holding period of the shares of Heartland series D preferred stock received by a CIC Bancshares shareholder in exchange for CIC Bancshares series B preferred stock in the merger will include the holding period of the shareholder’s CIC Bancshares series B preferred stock exchanged in the merger.

Tax treatment of the contingent payment rights. If the transaction is treated as “closed” for U.S. federal income tax purposes, the treatment of the receipt of the contingent payment rights in the exchange will be as set forth above unless the installment method applies. Under the installment method, a holder would defer the recognition of a portion of any gain realized in the merger until the holder actually or constructively receives payments pursuant to the contingent payment rights. In that case, the holder may be required to allocate a portion of the holder’s aggregate adjusted tax basis in the CIC Bancshares common stock surrendered to the potential future payments. The rules governing such deferrals and basis allocation are complex, and their applicability to the contingent payment rights is unclear.

There is no legal authority directly addressing the U.S. federal income tax treatment of payments received pursuant to the contingent payment rights if the holder elects out of the installment method or the installment method otherwise does not apply. Accordingly, the amount, timing and character of any gain, income or loss with respect to the contingent payment rights are uncertain. For example, payments with respect to a contingent payment right may be treated, in whole or in part, as a non-taxable return of a contingent payment right holder’s adjusted tax basis in the contingent payment right. To the extent payments received are not treated as a return of basis or exceed such basis, payments received with respect to a contingent payment right may be treated as (i) capital gains, (ii) ordinary income (including interest income), or (iii) dividends.
In the event a payment on the contingent payment rights gives rise to capital gains, a portion of any payment due more than six months following the consummation of the merger with respect to the contingent payment rights may constitute imputed interest under Section 483 of the Code. The interest amount will equal the excess of the amount received over its present value at the consummation of the merger, calculated using the applicable federal rate as the discount rate. The holder of a contingent payment right must include in the holder’s taxable income interest pursuant to Section 483 of the Code using the holder’s regular method of accounting.
If, however, the value of the contingent payment rights cannot be “reasonably ascertained,” the merger may be treated as an “open transaction” for United States federal income tax purposes. If the merger is treated as an open transaction, a holder would not immediately take the contingent payment rights into account in determining capital gain realized in the merger and would take no tax basis in the contingent payment rights.
If the transaction is treated as an “open transaction,” a payment pursuant to a contingent payment right should be treated as a payment under a contract for the sale or exchange of CIC Bancshares common stock to which Section 483 of the Code applies. The portion of the payment pursuant to a contingent payment right that is not treated as interest under Section 483 of the Code will generally be treated as a payment with respect to the sale of CIC Bancshares common stock, as discussed above.
Treatment if the Transaction were Determined not to Qualify as a Reorganization under Section 368(a) of the Code. If the transaction were determined not to qualify as a reorganization under Section 368(a) of the Code, a holder of CIC Bancshares common or preferred stock would generally recognize gain or loss based on the difference between the value of the consideration received (Heartland common stock, cash and contingent payment rights in the case of a holder of CIC Bancshares commons stock; Heartland series D preferred stock in the case of a holder of CIC Bancshares series B preferred stock) and the holder’s tax basis in the shares of CIC Bancshares common or preferred stock surrendered. Any such gain or loss would be long-term capital gain or loss to the extent that the holder had a holding period in the CIC Bancshares common or preferred stock surrendered of more than one year. In such circumstances, a holder would generally have a fair market value basis in any Heartland stock received and a holding period in such common stock that commenced on the day after the effective date of the merger.
With respect to contingent payment rights, the tax consequences will depend on whether the merger is treated as a closed transaction and whether the installment method applies, as discussed above.
Backup Withholding. Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the merger, unless a CIC Bancshares shareholder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A CIC Bancshares shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the IRS.
Reporting Requirements. A CIC Bancshares shareholder will be required to retain records pertaining to the merger and will be required to file with such CIC Bancshares shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. In addition, each holder of CIC Bancshares common stock who is a “significant holder” that receives Heartland common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the CIC Bancshares common stock surrendered and the fair market value of the Heartland common stock and cash, if any, received in the merger. A “significant holder” is a holder of CIC Bancshares common stock who, immediately before the merger, owned at least five percent of the outstanding stock of CIC Bancshares or owned CIC Bancshares securities with an adjusted tax basis of $1,000,000 or more.
TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR CIC BANCSHARES SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. CIC BANCSHARES SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.
Accounting Treatment
The merger will be accounted for as a “purchase” by Heartland of CIC Bancshares, as that term is used under U.S. Generally Accepted Accounting Principles (“GAAP”), for accounting and financial reporting purposes. As a result, the historical financial statements of Heartland will continue to be the historical financial statements of Heartland following the completion of the merger. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of CIC Bancshares as of the effective time of the merger will be recorded at their respective fair values and added to those of Heartland. Any excess of purchase price over the net fair values of CIC Bancshares assets and liabilities is recorded as goodwill (excess purchase price). Financial statements of Heartland issued after the merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of CIC Bancshares. The results of operations of CIC Bancshares will be included in the results of operations of Heartland beginning on the effective date of the merger.
Board of Directors and Management of Heartland Following Completion of the Merger
The composition of Heartland’s board of directors and its senior management will not be changed as a result of the merger. Information about the current Heartland directors and executive officers can be found in Heartland’s proxy statement filed with the Securities and Exchange Commission on April 6, 2015. See “Where You Can Find More Information” on page 61.
Exchange of Certificates in the Merger
Please do not send us your certificates at this time.
Promptly after the completion of the merger, Heartland or its transfer agent will send transmittal materials to each holder of a CIC Bancshares stock certificate (whom has not previously surrendered his, her or its shares) for use in exchanging CIC Bancshares stock certificates for certificates representing shares of Heartland common stock or series D preferred stock or for such certificates and cash. Heartland will deliver certificates or a book entry notification for Heartland common stock and a check to the holder of CIC Bancshares common stock once Heartland receives the properly completed transmittal materials and certificates representing such holder’s shares of CIC Bancshares common stock. Heartland will deliver certificates for Heartland series D preferred stock once Heartland receives the properly completed transmittal materials and certificates representing such holder’s shares of CIC Bancshares series B preferred stock.
CIC Bancshares stock certificates may be exchanged for Heartland stock certificates and cash until such time that the stock certificates and cash would otherwise escheat to or become the property of any governmental unit or agency. At the end of that period, all unclaimed Heartland stock certificates and cash will become (to the extent permitted by abandoned property and any other applicable law) the property of Heartland.
If your CIC Bancshares stock certificate has been lost, stolen or destroyed you may receive a Heartland stock certificate and cash upon the making of an affidavit of that fact. Heartland’s transfer agent may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against the transfer agent or Heartland with respect to the lost, stolen or destroyed CIC Bancshares stock certificate.
Neither Heartland, Heartland’s transfer agent, nor CIC Bancshares, nor any other person, will be liable to any former holder of CIC Bancshares stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
Fractional Shares
Heartland will not issue any fractional shares of Heartland common stock. Instead, a CIC Bancshares shareholder who would otherwise have received a fraction of a share of Heartland common stock will receive an amount of cash equal to the fraction of a share of Heartland common stock to which such holder would otherwise be entitled multiplied by the average closing price of Heartland common stock on the twenty trading days ending five days before the effective date of the merger.
Public Trading Markets
Heartland common stock is quoted on the NASDAQ Global Select Market under the symbol “HTLF.” The shares of Heartland common stock and series D preferred stock to be issued in connection with the merger will be freely transferable under the applicable securities laws, except for shares issued to any shareholder who may be deemed to be an affiliate of Heartland.
Notice of Dissenters’ Rights
Article 113 of the Colorado Business Corporation Act (the “CBCA”) provides that any CIC Bancshares shareholder may dissent from the merger and obtain payment of the “fair value” of his, her or its shares as determined in accordance with Article 113 of the CBCA, provided that such shareholder complies with all of the provisions of Article 113. Holders of both common stock and series B preferred stock of CIC Bancshares are entitled to exercise dissenters’ rights.
The following is a brief summary of Article 113 of the CBCA which sets forth the procedures for demanding statutory dissenters’ rights. The full text of Article 113 is attached to this proxy statement/prospectus as Appendix B, and we incorporate that text into this proxy statement/prospectus by reference.
To be entitled to exercise dissenters’ rights, a CIC Bancshares shareholder must not vote in favor of the merger agreement and must deliver written notice to CIC Bancshares prior to the special meeting of CIC Bancshares shareholders to vote on the merger agreement of such shareholder’s intent to demand payment for his, her or its shares if the merger is effectuated.
If the merger is approved by holders of CIC Bancshares common stock and series B preferred stock, then, within 10 days after shareholder approval, CIC Bancshares is obligated to deliver to those shareholders who have not voted in favor of the merger agreement and have notified CIC Bancshares of their intent to demand payment a written dissenters’ notice. The notice will state that the merger was approved and state the effective date or proposed effective date of the merger; state an address at which CIC Bancshares will receive payment demands and the address of a place where stock certificates must be deposited; supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made; set the date by which CIC Bancshares must receive the payment demand and the certificates for the shares, which date shall not be less than 30 days after the written dissenters’ notice is given; and be accompanied by a copy of Article 113 of the CBCA. A dissenting shareholder must, by the date set forth in the dissenters’ notice, demand payment and send his, her or its stock certificates to the address provided in the dissenters’ notice. The dissenting shareholders’ payment demand must certify whether the shareholder acquired beneficial ownership of the shares of capital stock before the date such shareholder was informed of the terms of the merger.
A shareholder who does not demand payment or deposit his, her or its certificates by the time specified in the dissenters’ notice will not be entitled to payment for his, her or its shares under the dissenters’ rights sections of the CBCA and will instead be entitled to receive the merger consideration.
Upon the later of completion of the merger or receipt of the payment demand, CIC Bancshares will pay each dissenting shareholder who has complied with procedures described in Article 113 of the CBCA the amount that CIC Bancshares estimates to be the “fair value” of the dissenting shareholder’s shares of stock, plus accrued interest. The payment must be accompanied by the latest audited annual financial statements of CIC Bancshares, any interim financial statements of CIC Bancshares, a statement of CIC Bancshares' estimate of the “fair value” of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder’s right to demand payment if the dissenting shareholder is dissatisfied with the payment and a copy of Article 113 of the CBCA.
If (i) the dissenting shareholder believes that the amount paid by CIC Bancshares is less than the “fair value” of his, her or its shares or that the interest due was incorrectly calculated, (ii) CIC Bancshares fails to make payment within 60 days after the date set in the dissenters’ notice for demanding payment, or (iii) the merger is not completed and CIC Bancshares does not return the deposited certificates within 60 days after the date set in the dissenters’ notice for demanding payment, the dissenting shareholder may notify CIC Bancshares of his, her or its estimate of the “fair value” of his, her or its shares and the amount of interest due and demand payment of his, her or its estimate, less any payment previously received. The dissenting shareholder must notify CIC Bancshares of his, her or its demand in writing within 30 days after CIC Bancshares made or offered payment for the dissenting shareholder’s shares.
If within 60 days after receipt by CIC Bancshares of a demand described in the preceding paragraph, the demand remains unsettled, CIC Bancshares is required to bring a special proceeding in Colorado state court and petition the court to determine the “fair value” of the shares and accrued interest. CIC Bancshares is required to make all dissenting shareholders whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding will be served a copy of the petition filed with the court. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of the “fair value” of the shares. Each dissenting shareholder will be entitled to judgment for the amount, if any, by which the court finds the fair value of his, her or its shares, plus interest, exceeds the amount paid by CIC Bancshares. If CIC Bancshares does not bring the special proceeding within such 60-day period, CIC Bancshares will pay each dissenting shareholder whose claim remains unsettled the amount demanded.
Failure to comply strictly with all of the procedures set forth in Article 113 of the CBCA will result in the loss of a shareholder’s dissenters’ rights. Consequently, any shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights.
Shareholders considering the exercise of dissenters’ rights should be aware that the “fair value” of their shares as determined under Article 113 of the CBCA could be more than, the same as or less than the merger consideration they would receive under the merger agreement if they did not dissent.
One condition to Heartland’s obligation to complete the merger is that the total number of dissenting shares cannot be more than 6.5% of the number of outstanding shares of CIC Bancshares common stock or series B preferred stock.

THE MERGER AGREEMENT
The following describes material provisions of the merger agreement, which is attached as Appendix A to this document and which is incorporated by reference into this document. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. We urge you to read the merger agreement carefully and in its entirety.
The Merger
Pursuant to the merger agreement, and upon filing of a certificate of merger with the Secretary of State of Delaware and a statement of merger with the Colorado Secretary of State, CIC Bancshares will merge with and into Heartland with Heartland as the surviving corporation. Upon the completion of the merger, each share of CIC Bancshares common stock and CIC Bancshares series B preferred stock outstanding, other than shares held by either Heartland or CIC Bancshares and shares held by CIC Bancshares shareholders who properly assert their dissenters’ rights, will be automatically converted into the right to receive Heartland common stock, cash and contingent payment rights in the case of CIC Bancshares common stock, and the right to receive Heartland series D preferred stock and contingent payment rights in the case of series B preferred stock.
Consideration per share of CIC Bancshares Common Stock
The merger agreement provides for the delivery of consideration consisting of three components to holders of CIC Bancshares common stock in the merger: (1) Heartland common stock, (2) cash, and (3) contingent payment rights. The aggregate value of these three components depends upon the Adjusted Tangible Equity of CIC Bancshares on the last day of the month preceding the effective date of the merger. If the Adjusted Tangible Equity is $55,000,000 or greater, the aggregate value per share of common stock will be equal to the quotient of (i) $83,500,000 plus the aggregate exercise price of outstanding warrants, divided by (ii) the number of shares of common stock that would be outstanding if all CIC Bancshares warrants were exercised, and all series B preferred stock and subordinated notes were converted into CIC Bancshares common stock. The merger agreement refers to this number of shares that would be outstanding if the warrants were exercised and convertible securities converted as the “Fully Diluted Shares Outstanding.” As of November 30, 2015, the Adjusted Tangible Equity of CIC Bancshares was approximately $55,000,000 CIC Bancshares would receive $1,763,629 upon exercise of outstanding warrants, and the Fully Diluted Shares Outstanding was 6,046,474. Accordingly, if the merger had been completed at such date, the holders of CIC Bancshares common stock would have received aggregate consideration of approximately $14.10 per share.
“Adjusted Tangible Equity” is defined as common shareholders’ equity as determined in accordance with GAAP, plus (a) the $3,000,000 attributable to the series B preferred stock, plus (b) the $2,000,000 that would be attributable to the subordinated notes if they were converted into equity, and plus (c) any transaction costs associated with the merger that have been expensed by CIC Bancshares, and minus (x) the value of intangible assets (other than servicing rights) included in CIC Bancshares’ balance sheet, (y) any accumulated comprehensive income or loss included in CIC Bancshares’ balance sheet, and (z) a provision required to increase the allowance for loan and leases losses on the loan portfolio of CIC Bancshares to 1.25%. Accordingly, a decline in the business of CIC Bancshares that generates an operating loss, or in the business of a loan customer that requires an additional provision to the allowance for loan lease losses, could cause a decline in Adjusted Tangible Equity.
The amount of this aggregate value that will be delivered in the form of a contingent payment right is equal to the net book value of the classified leases at closing divided by the Fully Diluted Shares Outstanding. At November 30, 2015, the net book value of the classified leases was $2,011,290. Accordingly, the value per share of the contingent payment right if the merger had been completed as of such date would have been $0.33. The aggregate value of the classified leases can decline prior to the date of the merger if payments are collected, or if a provision is taken to increase the specific allowance against these leases. If the aggregate value of the classified leases decreases, the value attributed to the contingent payment right would decrease, and the value paid to holders of CIC Bancshares common stock in the form of cash and Heartland common stock would increase.
Of the remaining consideration per share after subtraction of the contingent payment right, 80% will be paid in the form of Heartland common stock and 20% will be paid in the form of cash. Heartland common stock will be valued for these purposes based upon the volume weighted average closing price of Heartland common stock for the twenty trading days ending five days prior to the effective date of the merger. The merger agreement provides that, if the volume weighted average closing price of Heartland common stock exceeds $41.25, it will be fixed at $41.25, and if the volume weighted average closing price is less than $30.49, it will be fixed at $30.49.

The following table presents (i) the approximate value per share of CIC Bancshares common stock that would be payable based upon various levels of Adjusted Tangible Equity, (ii) the value per share of the contingent payment right based upon the net book value of the classified leases at November 30, 2015, (iii) the amount of the cash consideration that would be paid based upon various levels of Adjusted Tangible Equity, (iv) the value that would be delivered in the form of Heartland common stock at such various levels of Adjusted Tangible Equity, and (v) the number of shares of Heartland common stock representing that value based upon a minimum volume weighted average closing price of $30.49, the $37.80 volume weighted average closing price of for the twenty days ended December 4, 2015, and the maximum $41.25 volume weighted average closing price:

Adjusted Tangible Equity	Aggregate Value per Share	Contingent Payment Right	Cash	Heartland Common Stock
				Value	Shares
					@$30.49	@37.80	@$41.25
$55 million or more	$14.10	0.33	$2.75	$11.02	0.3614	0.2915	0.2672
$54 million	13.93	0.33	2.72	10.88	0.3568	0.2878	0.2638
$53 million	13.77	0.33	2.69	10.75	0.3526	0.2844	0.2606
$52 million	13.60	0.33	2.65	10.62	0.3483	0.2810	0.2575
$51.5 million	13.52	0.33	2.64	10.55	0.3460	0.2791	0.2558
No fractional shares will be issued, but instead Heartland will pay to the holder of CIC Bancshares common stock otherwise entitled to a fractional share an amount of cash equal to the fractional share amount multiplied by the average closing price of Heartland common stock for the twenty trading days ending five days before the effective date of the merger.
The actual aggregate value to be received by a CIC Bancshares shareholder for each share of CIC Bancshares common stock will depend upon the Adjusted Tangible Equity of CIC Bancshares at the end of the month preceding the effective date of the merger, and the amount of that value payable in contingent payment rights, cash and Heartland common stock will depend upon the book value of the classified leases at closing, and the trading price of Heartland common stock for the twenty trading days ending five days prior to the merger. The consideration, and the allocation of the consideration among these three components, is expected to differ from the amount set forth above.
Consideration per share of CIC Bancshares Series B Preferred Stock.
Each holder of CIC Bancshares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B, will be entitled to one share of Heartland 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D, in the merger. The Heartland series D preferred stock will be nearly identical to the CIC Bancshares series B preferred stock, except that it will be convertible into Heartland common stock and a contingent payment right, rather than into CIC Bancshares common stock. The number of shares of Heartland common stock that will be issued upon conversion will be based upon the current conversion price of the CIC Bancshares series B preferred stock, but adjusted by increasing such conversion price by multiplying it by the ratio of the volume weighted average closing price of Heartland common stock for the 20 days ending five days prior to the merger, over the aggregate merger consideration payable in the merger to holders of common stock, including consideration payable in cash and in Heartland common stock, but not including consideration payable in the form of contingent payment rights. Upon conversion, holders of Heartland series D preferred stock will receive the number of shares of Heartland common stock equal to $1,000 divided by such adjusted conversion price, and contingent payment rights attributable to such shares.
Completion of the Merger
Unless the parties agree otherwise, the completion of the merger will take place at a time and place to be agreed upon by the parties as soon as practicable after all closing conditions have been satisfied or waived.
The merger will be completed when Heartland files a certificate of merger with the Secretary of State of the State of Delaware and statement of merger with the Colorado Secretary of State, unless Heartland and CIC Bancshares agree to a later time for the completion of the merger and specify that time in the articles of merger and statement of merger. We currently expect to complete the merger in the first quarter of 2016, subject to receipt of required shareholder and regulatory approvals.
Conditions to Completion of the Merger
CIC Bancshares' and Heartland’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•
the approval and adoption of the merger agreement by the holders of a majority of the outstanding shares of CIC Bancshares common stock and series B preferred stock voting together on an as converted basis, and by the holders of a majority of the outstanding shares of series B preferred stock, voting separately as a single class;

•	receipt of governmental and regulatory approvals required to complete the merger;

•	receipt of certain consents and waivers from third parties;

•	the absence of any injunction or order, or any law or regulation, that would impair the merger;

•	the effectiveness of this registration statement with respect to the Heartland common stock and series D preferred stock to be issued in connection with the merger;

•	a minimum Adjusted Tangible Equity of at least $51.5 million;

•
the truth and correctness in all material respects of the other party’s representations and warranties as of the date of the completion of the merger (with the exception of those representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date, which representations and warranties shall be true and correct as of such date); and

•	the other party’s performance in all material respects of its obligations under the merger agreement.

Heartland’s obligation to complete the merger is subject to the requirement that the total number of dissenting shares cannot be more than 6.5% of the number of outstanding shares of CIC Bancshares common stock or series B preferred stock. CIC Bancshares' obligation to complete the merger is also subject to no change of control or sale of substantially all the assets of Heartland occurring prior to the date of the merger and the delivery of an opinion of counsel as to the tax consequences of the merger.

No Solicitation
CIC Bancshares has agreed that it will not, and will cause Centennial Bank not to, and will use its best efforts to cause CIC Bancshares' and Centennial Bank’s officers, directors, employees, agents and authorized representatives not to:

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiries or proposals with respect to any “acquisition proposal” (as defined below);

•	furnish any information regarding CIC Bancshares or Centennial Bank to any person in connection with or in response to an acquisition proposal;

•
engage in any discussions or negotiations regarding any acquisition proposal, enter into any agreement regarding an acquisition proposal or that could reasonably be expected to lead to any acquisition proposal or make any recommendation in support of any acquisition proposal;

•	approve, endorse or recommend a competing proposal; or

•	enter into a letter of intent or contract contemplating a competing proposal.

However, prior to approval of the merger agreement by holders of a majority of CIC Bancshares common stock, CIC Bancshares may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal, and furnish information regarding CIC Bancshares or Centennial Bank to a person proposing an acquisition proposal, but only if: (1) the CIC Bancshares board of directors determines in good faith, after consultation with outside counsel, that such action is required in order to comply with its fiduciary obligations to CIC Bancshares' shareholders under applicable law; (2) the acquisition proposal did not result from any breach by CIC Bancshares of its obligations under the merger agreement relating to non-solicitation; (3) CIC Bancshares first enters into a confidentiality agreement with the party proposing the acquisition proposal and notifies Heartland at least two business days before furnishing any information; and (4) CIC Bancshares also provides to Heartland any information it provides to the party proposing the acquisition proposal.

CIC Bancshares has also agreed:

•
to notify Heartland promptly (and in any event within 24 hours) of any request for information relating to an acquisition proposal and to provide Heartland with relevant information regarding the acquisition proposal or request;

•	to keep Heartland fully informed of the status of any such acquisition proposal (including any modifications or proposed modifications); and

•	to cease immediately and cause to be terminated any existing discussions with any persons regarding an acquisition proposal.

As used in the merger agreement, “acquisition proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to (i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which CIC Bancshares or Centennial Bank is involved, in which any person or group (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) acquires 15% or more of any voting securities of CIC Bancshares or Centennial Bank, or in which CIC Bancshares or Centennial Bank sell more than 20% of their voting securities, or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of CIC Bancshares or Centennial Bank, except transactions in the ordinary course of business.
Termination
CIC Bancshares and Heartland may agree in writing to terminate the merger agreement before completing the merger, even after approval and adoption of the merger agreement by the CIC Bancshares shareholders, if a majority of the board of directors of each of CIC Bancshares and Heartland votes to do so.
In addition, either Heartland or CIC Bancshares may decide to terminate the merger agreement in various circumstances, including the following:

•	if there is a law or governmental order that prohibits the merger;

•	if a governmental entity has disapproved the merger;

•	if the other party has or will have breached any representation, warranty or agreement in any material respect or if satisfaction of any closing condition by the other party is or becomes impossible;

•	if the merger has not been completed by June 30, 2016, unless the failure to complete the merger is due to the party seeking to terminate the agreement; or

•
if holders of shares representing a majority of the CIC Bancshares common stock and preferred stock voting on an as converted basis, and holders of a majority of the CIC Bancshares series B preferred stock voting as a separate class, fail to approve the merger at the special meeting;

CIC Bancshares may terminate the merger agreement if, (i) prior to the adoption of the agreement by the requisite vote of the CIC Bancshares shareholders, the CIC Bancshares board of directors determines to enter into an agreement providing for a "superior proposal" based on an acquisition proposal received by it and CIC Bancshares complies with applicable provisions of the merger agreement, or (ii) the average closing price of Heartland common stock during the twenty trading days ended five days prior to the effective date of the merger is less than $23.50. If CIC Bancshares terminates the agreement because of a superior proposal or if Heartland terminates the agreement because of a material breach by CIC Bancshares of its obligation to recommend adoption of the merger agreement or to refrain from solicitation, CIC Bancshares has agreed to pay Heartland a termination fee of $3.4 million. For such purposes, a “superior proposal” is an acquisition proposal that, among other things, the CIC Bancshares board of directors has concluded, after advice from financial advisers, is more favorable from a financial point of view to shareholders, after taking into account likelihood of consummation and other factors.

Termination Fee and Payment of Expenses
If the merger agreement is terminated and abandoned for any reason other than fraud, willful misconduct or material breach, it will become void and there will be no liability on the part of Heartland, CIC Bancshares or their respective representatives, except that designated provisions of the merger agreement will survive the termination, including provisions relating to the payment of expenses and/or a termination fee in the circumstances described below.
CIC Bancshares must pay to Heartland all out-of-pocket expenses incurred by Heartland in connection with the preparation, negotiation, execution and performance of the merger agreement if the merger agreement is terminated because the merger agreement has not been adopted by the requisite vote of the shareholders of CIC Bancshares at the special meeting, or because CIC Bancshares has breached a representation, warranty or agreement contain in the merger agreement in any material respect, and such breach cannot be cured in a thirty day period.
CIC Bancshares must pay a termination fee of $3.4 million in cash if the merger agreement is terminated:

•	by CIC Bancshares because it has determined to enter into an agreement for a superior proposal;

•	by Heartland if CIC Bancshares has intentionally and materially breached its obligation recommend the adoption of the merger agreement or has breached the prohibition against solicitation.

Other Covenants and Agreements
CIC Bancshares has undertaken customary covenants that place restrictions on it and Centennial Bank until the completion of the merger. In general, CIC Bancshares has agreed to, and to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, preserve intact in all material respects its business organization and the goodwill, keep available the services of its officers and employees and preserve intact its material agreements and credit facilities.
CIC Bancshares has further agreed that, except with Heartland’s prior written consent, CIC Bancshares will not, and will cause Centennial Bank not to, among other things, undertake any of the following actions:

•	amend its articles of incorporation or bylaws;

•
issue any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business and except for common stock issuable upon exercise of outstanding warrants, options or conversion of outstanding convertible securities;

•	redeem, purchase, acquire or offer to acquire or otherwise acquire any of its capital stock or any other ownership interest;

•
declare, set aside or pay any dividends or other distribution on any shares of its capital stock, except that Centennial Bank may pay dividends to CIC Bancshares and to the holders of its preferred stock pursuant to the terms thereof;

•	borrow any amount or incur or become subject to any material liability other than in the ordinary course of business;

•	discharge or satisfy any material encumbrance on its properties or assets or pay any material liability, except otherwise in the ordinary course of business;

•
sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets, except in the ordinary course of business, for current property taxes not yet due and payable or non-material liens and encumbrances;

•	cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business;

•
acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to CIC Bancshares, except in exchange for debt previously contracted, including other real estate owned;

•
except for certain limited exceptions, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

•	change its accounting methods, other than changes required by GAAP or regulatory accounting principles generally applicable to depository institutions;

•
allow its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

•
enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management, except in the ordinary course of business;

•
amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as and to the extent required by law or disclosed in schedules to the merger agreement; or

•	make any commitments to extend credit except in a manner consistent with past practice, and if for more than $500,000, after consultation with Heartland.
Representations and Warranties
The merger agreement contains representations and warranties by each of CIC Bancshares and Heartland. Among others, CIC Bancshares' representations and warranties to Heartland cover the following:

•	corporate matters, including organization, standing and power;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
the fact that the approval of holders of a majority of the shares of CIC Bancshares common stock and series B preferred stock voting on an as converted basis as a single class, and the approval of holders of a majority of the series B preferred stock voting as a single class, is the only vote required of any holders of CIC Bancshares capital stock with respect to the merger agreement;

•	capitalization;

•	financial statements and absence of liabilities not disclosed therein;

•	loans made by Centennial Bank;

•	reports and filings with federal and state banking, bank holding company and other regulatory authorities;

•	subsidiaries;

•	the correctness of its books and records;

•	the absence of certain changes or events since June 30, 2015;

•	ownership and leases of real and personal property;

•	environmental liability;

•	taxes;

•	material contracts;

•	litigation;

•	brokers;

•	employee benefits and labor matters;

•	insurance matters;

•	transactions with affiliates;

•	permits and compliance with laws;

•	administration of fiduciary accounts;

•	interest rate risk management instruments;

•	facts that relate to obtaining regulatory approvals; and

•	the non-omission of material facts.
Heartland’s representations and warranties to CIC Bancshares cover the following:

•	corporate matters, including organization, standing and power;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	validity of Heartland common stock and series D preferred stock to be issued pursuant to the merger;

•	capitalization;

•	accuracy of public filings;

•	the absence any material adverse change since June 30, 2015;

•	reports and filings with federal and state banking, bank holding company and other regulatory authorities;

•	facts that relate to obtaining regulatory approvals;

•	the absence of any action that would cause the merger to fail to qualify for the tax treatment described in this proxy statement/prospectus;

•	the absence of any litigation that would prevent, enjoin, alter or materially delay the merger; and

•	the financial capacity to pay the cash portion of the merger consideration.

The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that Heartland files with the SEC. See “Where You Can Find More Information” on page 61.
Expenses and Fees
In general, except as described in “The Merger Agreement-Termination Fee and Payment of Expenses,” each party will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, Heartland will pay the filing fees and printing and mailing costs in connection with the preparation and distribution of this document and the filings with bank regulatory authorities.
Amendment or Waivers
The merger agreement may only be amended by written agreement, signed by both Heartland and CIC Bancshares The provisions of the merger agreement may be waived by the party benefited by those provisions.

INFORMATION ABOUT CIC BANCSHARES
CIC Bancshares is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, that holds all of the shares of the Centennial Bank, a Colorado state chartered member bank. CIC Bancshares, which was incorporated in the state of Colorado in 2009 and acquired Centennial Bank’s holding company in 2010, engages in no business activities other than through Centennial Bank and financing activities for Centennial Bank.
Centennial Bank was incorporated in 1986. Centennial Bank is a full-service community bank with 14 offices in Colorado, including seven offices in the Denver metropolitan area and extending into the front range communities of Evergreen, Conifer and Idaho Springs, offices in the Colorado mountain resort areas of Vail, Breckenridge, Steamboat Springs, Winter Park and Edwards, and two offices in Boulder and a surrounding mountain community, Nederland. Centennial Bank is a member of, and its principal federal regulator is, the Board of Governors of the Federal Reserve System, and its deposits are insured to the maximum extent permissible by the FDIC. At September 30, 2015, Centennial Bank had assets of approximately $734 million, loans of approximately $548 million, deposits of approximately $644 million and common shareholders’ equity of approximately $57.6 million.
INFORMATION ABOUT HEARTLAND
Heartland Financial USA, Inc. is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended. Heartland has 10 banking subsidiaries:

•	Dubuque Bank and Trust Company, located in Dubuque, Iowa;

•	Illinois Bank & Trust, located in Rockford, Illinois;

•	Wisconsin Bank & Trust, located in Madison, Wisconsin;

•	New Mexico Bank & Trust, located in Albuquerque, New Mexico;

•	Rocky Mountain Bank, located in Billings, Montana;

•	Arizona Bank & Trust, located in Phoenix, Arizona;

•	Summit Bank & Trust, located in Broomfield, Colorado;

•	Minnesota Bank & Trust located in Edina, Minnesota;

•	Morrill & Janes Bank and Trust Company located in Merriam, Kansas; and

•	Premier Valley Bank, located in Fresno, California

Together, Heartland’s banking subsidiaries operate a total of 94 banking locations. The deposits of all 10 of Heartland’s banking subsidiaries are insured to the maximum extent permissible by the FDIC, and as non-member banks, their principal federal regulator is the FDIC. Heartland also has nine non-banking subsidiaries, including a consumer finance company with offices in Iowa, Illinois and Wisconsin, a subsidiary involved in property management, and seven special-purpose trust subsidiaries formed for the purpose of offering cumulative capital securities.

At September 30, 2015, Heartland had total assets of $6.8 billion, total loans of $4.6 billion, total deposits of $5.5 billion and common stockholders’ equity of $509 million. On November 30, 2015, Heartland acquired Premier Valley Bank, a California state bank with four banking offices and one loan production office. Premier Valley Bank had assets of approximately $683 million, total net loans of $414 million, deposits of $598 million and shareholders’ equity of approximately $71.7 million at September 30, 2015.

Heartland’s banking subsidiaries provide full-service retail banking in the communities in which they are located. The principal service of Heartland’s banking subsidiaries consists of making loans to and accepting deposits from businesses and individuals. These loans are made at the offices of each of Heartland’s banking subsidiaries. In addition, through its banking subsidiaries, Heartland engages in residential mortgage loan origination and sale in the markets of those subsidiaries and in the non-subsidiary markets in Nevada and Idaho. Heartland’s banking subsidiaries also engage in activities that are closely related to banking, including investment brokerage.

Dubuque Bank and Trust Company, Heartland’s lead banking subsidiary, was originally incorporated in Iowa in 1935, Heartland was formed as an Iowa operation to serve as its holding company in 1981, and Heartland reincorporated in Delaware on June 30, 1993. Heartland's principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001. Heartland’s telephone number is (563) 589-2100 and its website address is www.htlf.com.

Additional information about Heartland and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

DESCRIPTION OF HEARTLAND 7.0% SENIOR NON-CUMULATIVE
PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES D

The Heartland Board of Directors has authorized, and Heartland will file with the Delaware Secretary of State immediately prior to the merger, the Designation of Powers, Preferences and Special Rights of 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D attached to this proxy statement/prospectus as Appendix D, creating a new series of 3,000 shares of series D preferred stock to be issued in exchange for the CIC Bancshares series B preferred stock in the merger. You should read the full Designation for a complete understanding of the terms and preferences of the Heartland series D preferred stock.
Liquidation Preference. Holders of the series D preferred stock will be entitled to receive, in any liquidation, dissolution or winding up of Heartland, and before any payment to holders of Heartland common stock, a payment of $1,000 per share plus declared and unpaid dividends on the series D preferred stock. The right of holders of series D preferred stock to this payment will rank on a par with the right of the United States Department of the Treasury to receive a payment of $1,000 per share plus declared and unpaid dividends on Heartland’s Series C Fixed Rate Non-Cumulative Perpetual Preferred Stock issued as part of the Small Business Lending Fund, which we refer to as the series C preferred stock in this proxy statement/prospectus.
Dividends. Holders of series D preferred stock will be entitled to non-cumulative dividends, if and when declared by the Heartland Board of Directors, at a rate of 7.0% of the liquidation amount per annum, payable quarterly on February 15, May 15, August 15 and November 15 of each year. Heartland will be prohibited from paying any dividends on common stock unless these non-cumulative dividends on the series D preferred stock, and similar non-cumulative dividends on the series C preferred stock, have been paid for the most recently completed dividend period.
Redemption. Heartland may redeem the series D preferred stock, subject to regulatory approval, in whole or in part at any time on or after September 28, 2018, at a price equal to the liquidation amount per share plus accrued and unpaid dividends through the date fixed for redemption. Heartland must provide holders notice of redemption at least 30 days, and not more than 60 days, prior to the date fixed for redemption, and holders will be entitled to convert their series D preferred stock into Heartland common stock during such period.
Conversion. The series D preferred stock will be convertible, at the option of the holder, in whole or in part at any time, into shares of Heartland common stock plus a contingent payment right. The amount of contingent payment right to which a holder of series D preferred stock would be entitled will be equal to 86.96 times the contingent payment right that was issued to a holder of CIC Bancshares common stock in the merger. The number of shares of Heartland common stock initially deliverable upon conversion for each share of series D preferred stock will be equal to (i) the liquidation amount of one share multiplied by the aggregate value per share delivered to holders of common stock in the merger (exclusive of the value of the contingent payment rights) and (ii) divided by the product of (A) the volume weighted average closing price of Heartland common stock for the 20 days ending five days prior to the merger, and (B) $11.50. For example, if we assume that:

•	the liquidation amount is $1,000 (i.e., that there are no declared and unpaid dividends);

•
the Adjusted Tangible Equity of CIC Bancshares is $55 million or more, and the classified leases have a net book value of approximately $2.01 million so that the contingent payment rights have a value of $0.33 per share of CIC Bancshares common stock, and the value per share deliverable to holders of CIC Bancshares common stock is $13.77; and

•	The volume weighted average closing price is the $37.80 that would result from the twenty trading days ending December 4, 2015.
Then each share of series D preferred stock would be initially convertible into:

$1,000 X $13.77 or 31.68 shares of Heartland common stock
$11.50 X $37.80
The actual initial conversion price will depend upon the Adjusted Tangible Equity of CIC Bancshares at the end of the month preceding the merger, the value of the classified leases that create contingent payment rights, and the trading price of Heartland common stock for the twenty trading days ending five days prior to the merger. The initial conversion price is expected to differ from the amount set forth above.
The initial conversion price will be subject to further adjustment in the same instances as the conversion price of the CIC Bancshares series B preferred stock, including in connection with (i) dividends or other distributions on Heartland common stock payable in additional shares of common stock, debt instruments or other properties or assets, or stock splits or combinations of the common stock, (ii) rights offerings to all holders of Heartland common stock at a price less than the conversion price, (iii) cash dividends on the Heartland common stock that exceed, in the aggregate over any period of twelve months, six percent of the market price of the common stock, and (iv) a tender offer by Heartland to the holders of its common stock at a price exceeding the market price of Heartland common stock on the date of publication of the tender offer.
Voting Rights. The holders of Heartland series D preferred stock will be entitled, with respect to each such share, to the number of votes on all matters submitted by Heartland to a vote of holders of its common stock, as is equal to the number of shares of common stock into which each share is convertible as of the record date for holders entitled to vote. The holders of the series D preferred stock will be entitled to vote as a separate class on such matters as are required by the Delaware General Corporation Law, which would include, generally, any amendment to the certificate of incorporation of Heartland or the certificate of designation of the series D preferred stock that would increase or decrease the number of authorized shares or par value of the series D preferred stock, or that would change adversely the powers, preferences or special rights of the shares of series D preferred stock.
No Trading. Although the Heartland common stock into which it is convertible is listed for trading on the NASDAQ Global Select Market, the series D preferred stock will not be listed for trading, and no market is expected to develop for sale or transfer of the series D preferred stock.
Comparison of Rights of Heartland Series D Preferred Stock and CIC Bancshares Series B Preferred Stock. The Heartland series D preferred stock is virtually identical to the CIC Bancshares series B Preferred stock, except with respect to the rights listed in the table below:

Conversion
Heartland Series D Preferred Stock	CIC Bancshares Series B Preferred Stock
• Convertible into Heartland common stock and contingent payment rights.

• Conversion price equal to $11.50 multiplied by the ratio of (i) the volume weighted average trading value of the Heartland common stock for the twenty trading days ending five days before the merger, over (ii) the consideration (other than contingent payment rights) received by holders of CIC Bancshares common stock in the merger.

• Conversion price adjustment for payment by Heartland of cash dividends aggregating in 12 months in excess of 6% of market value.

• Convertible into CIC Bancshares class A common stock.

• Conversion price of $11.50 per share.

• Conversion price adjustment for payment by CIC Bancshares of cash dividends aggregating in 12 months in excess of 30% of consolidated net income.

Redemption
Heartland Series D Preferred Stock	CIC Bancshares Series B Preferred Stock
• Redeemable at a price equal to the liquidation amount per share plus accrued and unpaid dividends through the date fixed for redemption.
• Redeemable at a price equal to the greater of (i) the liquidation amount per share plus accrued and unpaid dividends through the date fixed for redemption, or (ii) the fair market value of the CIC Bancshares class A common stock into which it is convertible, determined by independent valuation.

Class Voting
Heartland Series D Preferred Stock	CIC Bancshares Series B Preferred Stock
• Votes as a separate class on any amendment to the certificate of incorporation of Heartland or the certificate of designation of the series D preferred stock that would increase or decrease the number of authorized shares or par value of the series D preferred stock, or that would change adversely the powers, preferences or special rights of the shares of series D preferred stock.

• Votes as a separate class on any amendment to the articles of incorporation of CIC Bancshares or the certificate of designation of the series B preferred stock that would (i) create or authorized the issuance of any capital stock that ranks senior to, or on a par with, the series B preferred stock with respect to the payment of dividends or distributions on liquidation, or (ii) increase or decrease the number of authorized shares or par value of the series D preferred stock, or that would change adversely the powers, preferences or special rights of the shares of series D preferred stock.

COMPARISON OF RIGHTS OF HOLDERS OF HEARTLAND
COMMON STOCK AND CIC BANCSHARES COMMON STOCK

The rights of CIC Bancshares shareholders are governed by the CBCA and CIC Bancshares' articles of incorporation and bylaws. The rights of Heartland stockholders are governed by the Delaware General Corporation Law (the "DGCL"), and Heartland’s certificate of incorporation and bylaws. After the merger, the rights of Heartland’s stockholders and CIC Bancshares' former shareholders will be governed by the DGCL and Heartland’s certificate of incorporation and bylaws. The following discussion summarizes the material differences between the rights of CIC Bancshares shareholders and the rights of Heartland stockholders. You should read Heartland’s certificate of incorporation and bylaws, and CIC Bancshares' articles of incorporation and bylaws carefully and in their entirety.

Authorized Capital Stock
Heartland	CIC Bancshares
Authorized:	Authorized:
• 30,000,000 shares of common stock	• 6,300,000 shares of class A common stock
• 200,000 shares of preferred stock	• 500,000 shares of class B common stock • 1,000,000 shares of preferred stock
• 16,000 shares of Series A Junior Participating
Preferred
• 81,698 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B
• 81,698 shares of Non-Cumulative Perpetual Preferred Stock, Series C
• 3,000 shares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D

• 1,772 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A
• 3,000 shares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B
• 5,312 shares 8.5% Senior Non-Cumulative Perpetual Preferred Stock, Series C

Outstanding as of September 30, 2015:	Outstanding as of September 30, 2015:
• 20,637,321 shares of common stock	• 5,108.173 shares of class A common stock
• Preferred stock:	• 362,970 shares of Class B common stock • Preferred stock:

• No shares of Series A Junior Participating Preferred
• No shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B
• 81,698 shares of Non-Cumulative Perpetual Preferred Stock, Series C
• No shares of 7. 0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D

• 1,772 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A
• 3,000 shares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B
• 5,312 shares 8.5% Senior Non-Cumulative Perpetual Preferred Stock, Series C

Size of Board of Directors
Heartland	CIC Bancshares
The DGCL provides that the board of directors of a business corporation shall consist of one or more members, each of whom shall be a natural person, and that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change shall be made only by amendment. Heartland’s certificate of incorporation provides that the number of directors shall not be less than three nor more than nine.

The CBCA provides that the number of directors on the board of directors of a business corporation shall be specified or fixed in accordance with the bylaws. The CBCA, unlike the DGCL, also allows shareholders to amend a corporation’s bylaws without the approval of the Board of Directors. CIC Bancshares’ bylaws provide that the number of directors shall be fixed by a resolution of the board of directors from time to time.

Further, the certificate of designations for Heartland’s Non-Cumulative Perpetual Preferred Stock, Series C provides the U.S. Department of Treasury the right to visit Heartland Board meetings if dividends on the preferred stock are not paid for five dividend periods and if dividends are not paid for six dividend periods, it provides that the Board will automatically be increased by two and the Department of Treasury will have the right, but not the obligation, to elect two directors until dividends have been paid for four dividend periods.

Further, the certificate of designations for CIC Bancshares’ Senior Non-Cumulative Perpetual Preferred Stock, Series A provides that if dividends have not been paid to holders of preferred stock within for an aggregate of five dividend periods, with each period beginning on the first day of each quarter, a representative selected by a majority vote of the holders of preferred stock may attend meeting of the board of directors. When the same occurs for an aggregate of six dividend periods and the aggregate liquidation preference of the then-outstanding preferred stock is $25,000,000 or more, the authorized number of directors shall be increased by two. The holders of preferred stock, voting as a single class, shall have the right to elect these two directors. Such directors shall serve until full dividends have been timely paid on the preferred stock for at least four consecutive dividend periods.

Qualifications of Directors
Heartland	CIC Bancshares
The DGCL provides that directors need not be stockholders unless otherwise required by the certificate of incorporation or the bylaws, and that other qualifications of directors may be prescribed in the certificate of incorporation or the bylaws.

The Heartland bylaws provide that directors need not be residents of Delaware or the United States or stockholders of the corporation. Heartland’s certificate of incorporation and bylaws provide that a person shall not be eligible for election to the board of directors if such person is seventy (70) years of age or older on the date of such election, provided, however, that such restriction does not apply to any incumbent directors who attained the age of sixty-five (65) years prior to January 1, 1993.

Under the CBCA, a director is not required to be a resident of the state of Colorado or a shareholder of the corporation, unless otherwise required by the bylaws.

The CIC Bancshares bylaws similarly provide that directors need not be residents of Colorado or shareholders of CIC Bancshares.

Filling Vacancies on the Board
Heartland	CIC Bancshares
The DGCL provides that, unless the certificate of incorporation or bylaws state otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on the board of directors including newly created directorships resulting from an increase in the number of directors.

Heartland’s bylaws provide that vacancies may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, by the nominating and compensation committee, or by the sole remaining director.

The CBCA provides that a vacancy on the board of directors may be filled by the board of directors or the shareholders, unless otherwise provided in the articles of incorporation. If the directors remaining in office constitute fewer than a quorum, the remaining directors then in office may still fill the vacancy by a majority vote.

CIC Bancshares’ bylaws are consistent with the CBCA.

Removal of Directors
Heartland	CIC Bancshares
Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote on their election; however, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause unless the certificate of incorporation otherwise provides.

Heartland’s certificate of incorporation provides that a director may only be removed for cause and by an affirmative vote of seventy percent (70%) of the outstanding shares entitled to vote generally in the election of directors at an annual meeting of stockholders or a meeting of the stockholders called for that purpose.

Under the CBCA, shareholders of a corporation may remove a director with or without cause, if removal is approved by a majority of the then outstanding shares. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. No director may be removed when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected. Removal by the shareholders may only be done at a shareholder meeting called for that purpose.

CIC Bancshares’ bylaws are consistent with the CBCA.

Nomination of Directors for Election
Heartland	CIC Bancshares
If a stockholder wishes to nominate a person for election as director, the stockholder must give timely notice in proper written form to the Secretary of Heartland. To be timely, such stockholder notice must be received by the Secretary at Heartland’s principal executive offices not later than the close of business on the thirtieth day nor earlier than the opening of business on the seventy-fifth day before the meeting; provided, however, that in the event the notice of the meeting is given less than forty (40) days before the meeting, notice must be received not later than ten (10) days after the date that notice of the meeting was given. To be in proper written form, such stockholder’s notice must be in writing and contain information regarding the nominee to the board of directors and the stockholder bringing the nomination and other information specified in Heartland’s bylaws.
CIC Bancshares’ bylaws do not specify procedures with respect to the nomination of directors.
Fiduciary Duty of Directors
Heartland	CIC Bancshares
Directors of Delaware have fiduciary obligations to act in accordance with the so-called duties of “due care” and “loyalty.” The duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires the directors to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation.

Under the CBCA, directors owe a duty of care to the corporation and its shareholders. This standard requires reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. Directors also have a duty of loyalty to the corporation and its shareholders, requiring the director to act in the best interest of the corporation.

Anti-Takeover Provisions
Heartland	CIC Bancshares
The DGCL generally prohibits certain Delaware corporations from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

• the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the stockholder becoming an interested stockholder;
• the interested stockholder acquires at least eighty-five percent (85%) of the voting stock (excluding shares held by officers, directors and certain employee stock plans) of the corporation in the transaction that causes the stockholder to become an interested stockholder; or
• the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock (excluding stock owned by the interested stockholder).

The DGCL generally defines “business combination” to include merger; sale or other disposition to the interested stockholder of ten percent (10%) or more of the assets of the corporation; subject to specified exceptions, a transaction by the corporation that results in an increase in the stock of the corporation owned by the interested stockholder; and other financial benefits provided to the interested stockholder by or through the corporation.
The CBCA has no express anti-takeover provisions.
Generally, the DGCL defines an “interested stockholder” as (i) any person owning fifteen percent (15%) or more of the outstanding voting stock of the corporation, or (i) any affiliate or associate of the corporation that owned fifteen percent (15%) or more of the voting stock of the corporation during the past three years.

Shareholder Meeting
Heartland	CIC Bancshares
Annual Meetings. Under Heartland’s bylaws an annual meeting of the stockholders must be held on the Wednesday following the third Tuesday of May each year or on such other date as the board of directors may determine.

Special Meetings. Under the DGCL, a special meeting may be called by the board of directors or by other persons authorized by the certificate of incorporation or the bylaws. Heartland’s bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the vice chairman of the board, the president, the board, or at the written request of stockholders representing a majority of outstanding voting shares.

Annual Meetings. Under CIC Bancshares’ bylaws, an annual meeting of shareholders must be held on the second Monday of March of each year, or at such other time and date as the board of directors may determine.

Special Meeting. Under the CBCA, the board of directors, persons authorized by the bylaws and holders of at least ten percent (10%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, may call a special meeting of shareholders. CIC Bancshares’ bylaws are consistent with the CBCA and also allow for the president to call such meetings.

Submission of Shareholder Proposals
Heartland	CIC Bancshares
Heartland’s bylaws provide that a stockholder must give notice to the secretary of Heartland not less than thirty (30) days nor more than seventy-five (75) days prior to the date of the originally scheduled meeting in order to bring business before an annual meeting.
CIC Bancshares' bylaws do not specify procedures with respect to business that may be brought by a shareholder at a meeting of shareholders.

The notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of the proposal and the reasons for the proposal; (ii) the name and address of the proposing stockholder; (iii) the number of shares of Heartland’s common stock beneficially owned by the stockholder; and (iv) any interest of the stockholder in the proposal.

Notice of Shareholder Meetings
Heartland	CIC Bancshares
Heartland’s bylaws provide that it shall notify stockholders of the place, date, and time of a meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting or in the case of a merger or consolidation of Heartland requiring stockholder approval or a sale, lease or exchange of all or substantially all of Heartland’s property and assets, not less than twenty (20) nor more than sixty (60) days before the date of meeting. If the notice is for a meeting other than the annual meeting, the notice shall also specify the purpose or purposes for which the meeting is called.

CIC Bancshares’ bylaws provide that the corporation shall notify those shareholders entitled to vote of the date, time and place of each shareholders meeting not less than ten (10), nor more than sixty (60), days before the meeting date. Notice of special shareholders’ meeting shall include the purpose for which the meeting is called.

Shareholder Vote Required for Mergers and Sales
Heartland	CIC Bancshares
The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock entitled to vote thereon. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; or (iii) either no shares of common stock of the surviving corporation are to be issued in the merger, or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than twenty percent (20%).

The CBCA requires an agreement of merger to be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote. Neither CIC Bancshares’ articles of incorporation or bylaws provide for any special voting requirements for mergers or sales. Under the certificate of designation of the Senior Non-Cumulative Perpetual Preferred Stock, Series A, a vote of the majority of the holders of preferred stock shall be necessary to (i) enter into a binding share exchange or reclassification involving preferred stock, (ii) sell substantially all of the assets of the corporation if the preferred stock will not be redeemed in full as a result of such sale or (iii) consummate a holding company transaction, unless the preferred stock shall be converted for one with an equal liquidation preference of the preference securities of the acquirer.

In addition, the DGCL permits the merger of one corporation, of which at least ninety percent (90%) of the outstanding shares of each class is owned by another corporation, with or into the other corporation, without shareholder approval of either corporation.

Heartland’s certificate of incorporation provides that a merger or consolidation or a sale, lease or exchange of all or substantially all of Heartland’s property and assets requires the affirmative vote of seventy percent (70%) of Heartland’s voting shares unless such transaction (i) is approved by resolution adopted by not less than sixty-six and two-thirds percent (66-2/3%) of Heartland’s board of directors, (ii) is with a corporation of which the majority of the outstanding shares are owned by Heartland, or (iii) does not require stockholder approval pursuant to the DGCL.

Distributions
Heartland	CIC Bancshares
The DGCL allows the board of directors to declare and pay dividends and other distributions to stockholders either out of surplus, or out of net profits for the current or preceding fiscal year in which the dividend is declared. A distribution out of net profits is not permitted if a corporation’s capital is less than the accumulated preference of preference shares, until the deficiency has been repaired.

In addition to the restrictions discussed above, Heartland’s ability to pay dividends to its stockholders may be affected by rules, regulations and policies of the Federal Reserve applicable to bank holding companies.

Under the Certificate of Designations of the Non-Cumulative Perpetual Preferred Stock, Series C, Heartland is prohibited from paying dividends or redeeming shares (i) if it has failed to pay dividends on such series C preferred stock, or (ii) if the dividend would cause its tier 1 capital to be less than the difference between (x) ninety percent (90%) of its tier 1 capital on September 15, 2011 ($281.2 million), and (y) net charge-offs and any redemptions of the Series C Preferred Stock (subject to reduction in certain instances).

The CBCA allows the board of directors to declare and pay dividends on the shares of its capital stock. Such distributions may not be made, however, if, as a result of such distribution, the corporation would be able to unable to pay its debts as they become due in the ordinary course of business, the corporation's total assets would be less than its total liabilities or, unless the articles of incorporation permit otherwise, the amount needed to satisfy the preferential rights on dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under CIC Bancshares’ articles of incorporation, CIC Bancshares may not pay dividends on or make distributions with respect to class B common stock, unless the full per share purchase price of all outstanding class A common stock has been paid, declared or set aside for payment.

The holders of CIC Bancshares Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series A and Series B shall be entitled to receive, as set forth in the certificate of designation of the Senior Non-Cumulative Perpetual Preferred Stock, Series A and Series B, non-cumulative cash-dividends with respect to each dividend period.

Under the certificate of designation of the Senior Non-Cumulative Perpetual Preferred Stock, Series B, no dividend or distribution shall be declared and paid or set aside for payment on any shares of any Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series A or other junior stock, and no shares the same shall be purchased, redeemed or otherwise acquired, unless the full dividends for the most recent dividend payment date on all outstanding shares of Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B and the Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series A have been paid or declared and a sum for the payment has been set aside; provided, however, that if CIC Bancshares pays a dividend to Series B holders representing a portion of the dividend for the applicable dividend payment date, it may pay a dividend equal to that same portion of the dividend payable on shares of Series A stock on the next succeeding dividend payment date for such Series A stock.

Under the certificate of designation of the Senior Non-Cumulative Perpetual Preferred Stock, Series A, CIC Bancshares is prohibited from paying dividends or redeeming shares if (i) it has failed to pay dividends on such Series A Preferred Stock or (ii) if the dividend would cause its tier 1 capital to be less than its tier 1 dividend threshold.

In addition to the restrictions discussed above, CIC Bancshares’ ability to pay dividends to its stockholders may be affected by rules, regulations and policies of the Federal Reserve applicable to bank holding companies.

Dissenters’ Rights of Appraisal
Heartland	CIC Bancshares
Under the DGCL, stockholders have appraisal rights in connection with mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series of stock if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote:

Under the CBCA, a shareholder is entitled to dissent and obtain payment of the fair value of his or her shares in the event of the shareholders’ approval of a merger. However, this right to demand appraisal does not apply to shares of any class or series of stock if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote:

• the shares are listed on a national securities exchange;
or
• the shares are held of record by more than 2,000 stockholders.
• Further no appraisal rights are available for shares of stock of a constituent corporation surviving a merger if the merger does not require a vote of the stockholders of the surviving corporation.
• Regardless of the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than:
• shares of stock of the corporation surviving or resulting from the merger or consolidation;
• shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders;
• cash in lieu of fractional shares of the corporations described in either of the above; or
• any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

• the shares are listed on a national securities exchange; or
• the shares are held of record by more than 2,000 shareholders.

Further, no appraisal rights are available for shares of stock of a constituent corporation surviving a merger if the merger does not require a vote of the shareholders of the surviving corporation.

Regardless of the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than:

• shares of stock of the corporation surviving or resulting from the merger or consolidation;
• shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 shareholders;
• cash in lieu of fractional shares of the corporations described in either of the above; or
• any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

CIC Bancshares’ shareholders are entitled to dissenters’ rights in the merger.

Shareholder Class Voting Rights
Heartland	CIC Bancshares
The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Heartland’s certificate of incorporation provides that the Series A Junior Participating Preferred Stock shall have the right to vote with the common stock and shall have no other special voting rights unless Heartland fails to pay six

Under the CBCA, except as may be otherwise provided in a corporation’s articles of incorporation, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote of shareholders. All shares of any one class have the same voting rights, preferences, privileges and restrictions, unless the class is divided into series. If a class is divided into series, all the shares of any one series shall have the same voting rights and other rights, preferences, privileges and restrictions.

consecutive quarterly dividends, in which case, the Series A may elect 2 additional directors to the board of directors which directors will hold office until Heartland pays such dividends. The Series B and Series C preferred stock have no voting rights except (i) on failure of Heartland to pay six quarterly dividends (in which case such holders may elect two additional directors to the board of directors which directors will hold office until Heartland pays such dividends), and (ii) a sixty-six and two-thirds percent (66-2/3%) affirmative class vote shall be required for authorization of any senior preferred stock, amendment to the terms of the preferred stock, any share exchange or reclassification involving the preferred stock or merger or consolidation of Heartland with another entity unless such preferred shares remain outstanding or converted into equivalent securities.

Under the certificate of designation of the Senior Non-Cumulative Perpetual Preferred Stock, Series B, the holders of preferred stock shall vote together with the holders of common stock on all matters upon which the holders of common stock are entitled to vote. Each share of preferred stock shall be entitled to such number of votes as the number of shares of class a common stock into which such share of preferred stock is convertible pursuant to the conversion rate at the time of the record date for any such vote. Voting as a separate class will occur to authorize parity or senior stock or, to amend the rights of the holders of preferred stock.

Indemnification
Heartland	CIC Bancshares
A Delaware corporation is required to indemnify a present or former director or officer against expenses actually and reasonably incurred in an action that such person successfully defends on the merits or otherwise.

A corporation may indemnify any director, officer, employee or agent who is or is threatened to be made a party to a non-derivative proceeding against expenses, judgments and settlements incurred in connection with the proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. A director, officer, employee or agent made or threatened to be made a party to a derivative action can be indemnified to the same extent, except that indemnification is not permitted with respect to claims in which the person has been adjudged liable to the corporation unless the court determines to allow indemnity for expenses.

Any permissive indemnification of a present or former director, officer, employee or agent, unless ordered by a court, shall be made by the corporation upon a determination by: (i) a majority vote of the disinterested directors even though less than a quorum; (ii) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (iii) independent legal counsel in a written opinion; or (iv) the stockholders. The statutory rights regarding indemnification are not exclusive.

Heartland’s bylaws provide that Heartland shall indemnify a director or officer made party to a proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses, judgments, fines and settlements in the circumstances that the Delaware statute allows, and under the authority of one of the groups specified above, excluding independent legal counsel.

The CBCA allows a corporation to indemnify any director of the corporation against liability incurred in a proceeding if the director acted in good faith and in a manner the agent reasonably, in his or her official capacity with the corporation, believed to be in the best interests of the corporation, or in all other cases, that the conduct was not opposed to the corporation’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, provided that indemnification may not can be made (i) in a derivative claim against the director in which he or she is found liable to the corporation, or (ii) in connection with a proceeding in which the director is charged with, and found liable for, deriving an improper benefit. Indemnification for a derivative claim in which the director is not found liable is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by the articles, a corporation must indemnify a director, when successful in the defense of a proceeding, against reasonable expenses incurred in connection with the proceeding.

Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of (i) an affirmation of director’s good faith that he or she meets the indemnification standards described above and (ii) an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified.

Before it can occur, indemnification must be authorized through one of the following mechanisms: (i) a majority vote of disinterested directors (provided they constitute a quorum); (ii) majority vote of a committee, designated by the directors and consisting of two or more directors that are not parties to the proceeding (only if a quorum cannot be obtained); (iii) the written opinion of independent legal counsel; or (iv) by a majority vote of the shareholders.

The CIC Bancshares' articles of incorporation and bylaws provide for indemnity of agents to the maximum extent permitted by Colorado law. This includes circumstances in which indemnification would be discretionary under the CBCA or subject to particular standards of conduct under the CBCA. The articles of incorporation further provide that CIC Bancshares shall not indemnify an agent in connection with an administrative proceeding that results in a final order assessing civil money penalties or requiring affirmative action by the agent in the form of payments to the corporation. CIC Bancshares may also not advance expenses to the agent in such instances.

Limitations on Directors’ Liability
Heartland	CIC Bancshares
Under the DGCL, a Delaware corporation’s certificate of incorporation may eliminate director liability for all acts except: (i) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (ii) a breach of the duty of loyalty; (iii) improper personal benefits; or (iv) certain unlawful distributions. Heartland’s certificate of incorporation contains such an exculpatory provision.

Under the CBCA, director liability for monetary damages for breach of fiduciary duties may be eliminated or limited in the articles of incorporation, except for certain enumerated actions such as actions and omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, actions taken in the absence of good faith, or actions from which the director derives an improper benefit.

Furthermore, under the CBCA, no director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation.

CIC Bancshares’ articles of incorporation contain the above exculpatory provision.

Amendment of Certificate or Articles of Incorporation
Heartland	CIC Bancshares
Under the DGCL and unless the certificate requires a greater value, an amendment to the certificate of incorporation may be adopted by holders of a majority of the voting shares at a meeting at which a quorum is present, provided that, a class of stockholders has the right to vote separately on an amendment if it would: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) increase or decrease the par value of the shares of the class; or (iii) adversely change the powers, preferences, or special rights of the shares of the class.

The Heartland certificate of incorporation provides that the provisions regarding (i) amendment to bylaws and certificate of incorporation, (ii) the size, qualifications and classes of the board of directors, (iii) additional voting requirements, (iv) business combinations with interested stockholders, and (v) stockholder action by written consent, shall not be amended, changed or repealed unless approved by the affirmative vote of the holders of shares having at least 70% of the voting power of all outstanding stock entitled to vote thereon, unless such amendment, change or repeal was approved by at least sixty-six and two-thirds percent (66-2/3%) of the directors.

Under the CBCA, and unless otherwise provided in the articles, the board of directors may adopt, without shareholder action, amendments to do any of the following: (a) delete names and addresses of incorporators or the initial directors; (b) delete registered agent name and address of the initial registered agent; or (c) add an abbreviation in the domestic entity name.

Under the CBCA, and unless the certificate requires a greater value, amendments to the articles may be adopted by holders of a majority of the voting shares at a meeting at which a quorum is present, provided, however, that a class of shareholders has the right to vote separately on an amendment if it would: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) effect an exchange or reclassification of the shares of one class into shares of the class (or vice versa); (iii) change the rights of the shares of the class; (iv) create a new class of shares having rights that are superior, prior or substantially equal to the shares of the class; (v) increase the rights or number of authorized shares of any class that has rights that are superior, prior or substantially equal to the shares of the class; (vi) limit or deny preemptive rights of shares of the class; or (vii) cancel distributions that have accumulated but have not yet been declared on shares of the class.

CIC Bancshares’ articles of incorporation do not provide for any special requirements for amendment of the articles of incorporation. Under the certificate of designation of the Senior Non-Cumulative Perpetual Preferred Stock, Series A, a vote of the majority of the holders of preferred stock shall be necessary to amend the articles of incorporation in order to create or increase any shares of preferred stock senior to the rights of the preferred stock then outstanding.

Amendment of Bylaws
Heartland	CIC Bancshares
Under the DGCL, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. However, the stockholders always retain the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated such power.

Heartland’s certificate of incorporation and bylaws provide that the bylaws also may be amended, altered or repealed by (i) the stockholders, provided such amendment, alteration or repeal is approved by the affirmative vote of holders of not less than seventy (70%) of the outstanding shares of stock entitled to vote at an election of directors, or (ii) the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the directors.

Under the CBCA, bylaws may be amended by approval of the outstanding shares or by the approval of the board. The articles or bylaws may restrict or eliminate the power of the board to amend the bylaws. If authorized by the articles of incorporation, the shareholders may amend the bylaws to fix a greater quorum or voting requirement for shareholders, or voting groups of shareholders. A bylaw that fixes a greater quorum or voting requirement for shareholders shall not be amended by the board of directors. A bylaw that fixes a greater quorum or voting requirement for the board of directors may be amended (i) if adopted by the shareholders, only by the shareholders or (ii) if adopted by the board of directors, either by the shareholders or by the board of directors.

CIC Bancshares’ bylaws provide that the directors may amend or repeal the bylaws unless the Articles or the CBCA exclusively reserve the power for shareholders. The shareholders may also amend or repeal the bylaws.

Shareholder Inspection Rights
Heartland	CIC Bancshares
Under the DGCL, every stockholder of record has the right to inspect, upon written demand under oath stating the stockholder’s purpose for inspection, in person or by agent or attorney, the corporation’s stock ledger, stockholder list, its other books and records and, subject to certain restrictions, the books and records of a subsidiary of the corporation.

Under the CBCA, a shareholder is entitled to inspect and copy the following records of the corporation, if the shareholder gives the corporation written demand at least five business days before the date on which the shareholder wishes to inspect and copy the following records: (i) articles, (ii) bylaws, (iii) minutes of shareholders meetings from the last 3 years, (iv) written shareholder communications from the last three years, (v) names and business addresses of the current directors and officers, (vi) most recent periodic report and (vii) all financial statements that may be requested by shareholders. Furthermore, a shareholder (a) holding at least five percent (5%) in the aggregate of the outstanding voting shares of a corporation, or who has been a shareholder for at least 3 months immediately preceding their demand to inspect, (b) who makes a demand to inspect in good faith and for a proper purpose, (c) that describes that purpose with reasonably particularity, and (d) whose request is linked to records directly connected with the described proper purpose, shall have the right to inspect and copy the meeting minutes of the board and the committees, the accounting records of the corporation, and the record of shareholders’ names and addresses and shareholdings.

CIC Bancshares’ bylaws provide that any shareholder may inspect the shareholders’ list at the earlier of ten (10) days before the shareholders’ meeting for which the list was prepared or two business days after notice of the meeting is given. This right continues through the meeting.

CERTAIN OPINIONS
The validity of the securities offered by this proxy statement/prospectus will be passed upon for Heartland by Dorsey & Whitney LLP.
Bieging Shapiro & Barber LLP has delivered an opinion concerning material federal income tax consequences of the merger. See “Description of Merger-Material U.S. Federal Income Tax Consequences of the Merger” on pages 35 to 39.
EXPERTS
The consolidated financial statements of Heartland Financial USA, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Heartland files annual, quarterly and current reports, proxy statements and other information with the SEC. Heartland’s SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document Heartland files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of Heartland’s public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.
The SEC allows Heartland to incorporate by reference into this proxy statement/prospectus the information it files with the SEC. This allows Heartland to disclose important information to you by referencing those filed documents. Heartland has previously filed the following documents with the SEC and is incorporating them by reference into this proxy statement/prospectus:

•	Heartland’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Heartland’s definitive proxy statement for its annual meeting of stockholders held May 20, 2015, filed on April 6, 2015

•	Heartland’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•
Heartland’s Current Reports on Form 8-K filed on January 6, 2015, January 20, 2015, April 16, 2015, May 5, 2015, May 21, 2015, May 29, 2015, July 27, 2015 (relating to retirement of Ken Erickson), August 25, 2015, September 14, 2015, October 23, 2015, October 26, 2015, October 28, 2015 and December 2, 2015; and

•
the description of Heartland’s common stock and preferred share purchase rights included in its registration statements on Form 8-A filed with the SEC, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Heartland is also incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this proxy statement/prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that Heartland files with the SEC automatically updates and supersedes more dated information.
You can obtain a copy of any documents which are incorporated by reference in this proxy statement/prospectus or any supplement at no cost by writing or telephoning us at:
Investor Relations
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100
This document contains a description of the representations and warranties that each of CIC Bancshares and Heartland made to the other in the merger agreement. Representations and warranties made by CIC Bancshares, Heartland and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document, including the periodic and current reports and statements that Heartland files with the SEC.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus or any supplement relating to the offered securities. We have not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Appendix A

MERGER AGREEMENT
DATED OCTOBER 22, 2015
BY AND AMONG
HEARTLAND FINANCIAL USA, INC.,
CIC BANCSHARES, INC.
AND
KEVIN W. AHERN, AS SECURITYHOLDERS' REPRESENTATIVE

4.17	No Brokers or Finders	27
4.18	Employees	27
4.19	Employee Benefit Plans	29
4.20	Insurance	31
4.21	Affiliate Transactions	31
4.22	Compliance with Laws; Permits	32
4.23	Administration of Fiduciary Accounts	32
4.24	Interest Rate Risk Management Instruments	32
4.25	Regulatory Approvals	32
4.26	Disclosure	32

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER		33

5.1	Conduct of Business	33
5.2	Access to Information; Confidentiality	34
5.3	Notice of Developments	35
5.4	Certain Loans and Related Matters	35
5.5	Monthly Financial Statements and Pay Listings	35
5.6	Consents and Authorizations	35
5.7	Filing of Tax Returns and Adjustments	36
5.8	No Solicitation	36

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		37

6.1	The Bank Merger	37
6.2	Filings and Regulatory Approvals	37
6.3	Expenses	38
6.4	Title Insurance and Surveys	38
6.5	Shareholder Approval; Registration Statement	38
6.6	Establishment of Accruals	40
6.7	Employee Matters	40
6.8	Tax Treatment	41
6.9	Updated Schedules	41
6.10	Indemnification; Directors’ and Officers’ Insurance	41
6.11	Notice of Developments by Heartland	42
6.12	Redemption of CIC Preferred Stock	42
6.13	Repayment of CIC Bank Loan	42
6.14	Assumption of CIC Convertible Notes and CIC Sub-Debt	42
6.15	Millennium Stragglers	43
6.16	Determination of Adjusted Tangible Equity	43

ARTICLE 7 CONDITIONS		43

7.1	Conditions to Obligations of Each Party	43
7.2	Additional Conditions to Obligation of CIC	44
7.3	Additional Conditions to Obligation of Heartland	45

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		46

8.1	Reasons for Termination	46
8.2	Effect of Termination	47
8.3	Expenses	47

8.4	CIC Termination Payments	48
8.5	Amendment	48
8.6	Waiver	48

ARTICLE 9 GENERAL PROVISIONS		48

9.1	Press Releases and Announcements	48
9.2	Notices	48
9.3	Assignment	49
9.4	No Third Party Beneficiaries	49
9.5	Schedules	49
9.6	Interpretation	49
9.7	Severability	50
9.8	Complete Agreement	50
9.9	Governing Law	50
9.10	Specific Performance	50
9.11	Waiver of Jury Trial	50
9.12	Investigation of Representations, Warranties and Covenants	51
9.13	No Survival of Representations	51
9.14	Securityholders’ Representative	51

SIGNATURES		52

MERGER AGREEMENT
This MERGER AGREEMENT (this “Agreement”), dated October 22, 2015, is made and entered into by and among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), CIC Bancshares, Inc., a Colorado corporation (“CIC”), and Kevin W. Ahern, as Securityholders’ Representative (the “Securityholders’ Representative”).
WHEREAS, the respective Boards of Directors of Heartland and CIC have determined that it is advisable and in the best interests of Heartland and CIC and their respective shareholders to consummate the merger of CIC with and into Heartland as described in Article 2 of this Agreement (the “Merger”);
WHEREAS, as a result of the Merger, (a) the outstanding shares of Class A Common Stock, no par value, of CIC (“CIC Class A Common Stock”) will be converted into a combination of cash and shares of Common Stock, $1.00 par value, of Heartland (“Heartland Common Stock”), and (b) the outstanding shares of 7% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B, of CIC (“CIC Series B Preferred Stock”) will be converted into 7% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D, of Heartland (which will have the preferences, limitations and rights set forth in the form of Certificate of Designation attached hereto as Exhibit A) (“Heartland Series D Preferred Stock”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, immediately prior to consummation of the Merger, the outstanding shares of Class B Common Stock, no par value, of CIC (the “CIC Class B Common Stock”) will automatically be converted into shares of CIC Class A Common Stock;
WHEREAS, CIC owns all of the issued and outstanding capital stock of Centennial Bank, a Colorado state banking corporation and member of the Federal Reserve System (“Centennial”), and Heartland owns all of the issued and outstanding capital stock of Summit Bank & Trust, a Colorado state banking corporation (“Summit”), and Heartland and CIC desire that Centennial be merged with and into Summit simultaneously with, or immediately after, the Merger (the “Bank Merger”);
WHEREAS, as an inducement to Heartland to enter into this Agreement, certain holders of CIC Class A Common Stock, CIC Class B Common Stock and CIC Series B Preferred Stock have entered into a Shareholder Voting Agreement in the form attached hereto as Exhibit B pursuant to which each such holder has agreed to vote in favor of the Merger and all other transactions contemplated by this Agreement; and
WHEREAS, Heartland and CIC desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

“Adjusted Tangible Equity” means (a) CIC’s consolidated shareholders’ common equity, as of the Determination Date; plus (b) the sum of (i) the equity attributable, on an As-Converted Basis, to the CIC Series B Preferred Stock; (ii) the equity attributable, on an As-Converted Basis, to the CIC Convertible Notes; and (iii) the Transaction Costs; and minus (c) the sum of (i) the book value of intangible assets (except that capitalized servicing rights shall be considered a tangible asset for purpose of determining Adjusted Tangible Equity); (ii) accumulated other comprehensive income (loss), each as determined in accordance with GAAP and adjusted to reflect a reasonable projection of operations through Closing, and (iii) the amount of a provision (on an after-Tax basis), if any, that would be required to increase Centennial’s allowance for loan and lease losses on all loans and leases (other than the Scheduled Lease Agreements and the Mutual of Omaha Loans) to 1.25% (including all accretable purchase discounts applicable to such loans and leases) of the gross carrying value (before such allowance) of such loans and leases, and to increase the allowance for loan and lease losses on the Mutual of Omaha Loans to at least 0.30% (including all accretable purchase discounts applicable to such loans and leases) of the gross carrying value of the Mutual of Omaha Loans. For such purposes, a “reasonable projection of operations” shall be based upon the average monthly operations of CIC for the period from January 1 through the Determination Date.
“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which CIC or Centennial is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of CIC or Centennial or (iii) in which CIC or Centennial issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of CIC or Centennial; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of CIC or Centennial.
“Affiliate” has the meaning set forth in Rule 12b‑2 under the Exchange Act.
“Aggregate Merger Consideration” means (a) $83,500,000; plus (b) the Warrant Exercise Proceeds, minus (c) the dollar amount, if any, by which Adjusted Tangible Equity is less than $55,000,000; and minus (d) the Net Book Value of the Scheduled Leases as of the Closing Date, as determined in accordance with Centennial’s books and records.
“Aggregate Merger Consideration Per Share” means the Aggregate Merger Consideration divided by the Fully Diluted Shares Outstanding.
“As-Converted Basis” means, with respect to the CIC Series B Preferred Stock, all shares of CIC Class A Common Stock that would be issuable upon a full conversion of all shares of CIC Series B Preferred Stock as of the Determination Date, and, with respect to the CIC Convertible Notes, all shares of CIC Class A Common Stock that would be issuable upon a full conversion of all CIC Convertible Notes as of the Determination Date.
“Average Closing Price” means (a) the sum, for each of the twenty (20) trading days ending on and including the fifth (5th) calendar day prior to the Closing Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the Nasdaq Global Select Market for such trading day multiplied by, (ii) the trading volume of Heartland Common Stock reported on the Nasdaq Global Select Market for such trading day, divided by (b) the aggregate trading volume over such twenty (20) day period; provided, however, that (x) if the Average Closing Price as so determined is greater than $41.25, the Average Closing Price shall be deemed to be $41.25, and (y) if the Average Closing Price as so determined is less than the Minimum Closing Price, the Average Closing Price shall be deemed to be the Minimum Closing Price.
“Average Determination Date Price” means (a) the sum, for each of the twenty (20) trading days ending on and including the fifth (5th) calendar day prior to the Determination Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the Nasdaq Global Select Market for such trading day multiplied by, (ii) the trading volume of Heartland Common Stock reported on the Nasdaq Global Select Market for such trading day, divided by (b) the aggregate trading volume over such twenty (20) day period.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Colorado Law.

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“Cash Merger Consideration for CIC Class A Common Stock” means the product of the Common Share Cash Consideration Per Share and the CIC Class A Common Shares Outstanding.
“Charter” means (a) with respect to any corporation or banking association, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (b) with respect to any partnership, those agreements and instruments that at that time constitute the partnership agreement as filed or recorded under the partnership or other applicable Law of the jurisdiction of organization, or executed by the partners of such partnership, including any amendments thereto.
“CIC Class A Common Shares Outstanding” means, immediately before the Effective Time, the number of shares of CIC Class A Common Stock issued and outstanding after giving effect to the conversion of the shares of CIC Class B Common Stock into shares of Class A Common Stock.
“CIC Convertible Notes” means the outstanding 6.5% Subordinated Notes Due 2019 of CIC in the aggregate principal amount of $2,000,000.
“CIC Securityholders” means holders of the CIC Class A Common Stock, CIC Series B Preferred Stock, CIC Convertible Notes and CIC Warrants.
“CIC Sub-Debt” means the outstanding Subordinated Debentures of CIC bearing a fixed annual rate per annum of 8.0% and due 2023, in the aggregate principal amount of $5,829,600.
“CIC Warrants” means only those Stock Purchase Warrants of CIC outstanding as of the date of this Agreement, as set forth in Section 4.3, and that entitle the holders thereof to purchase an aggregate of 153,359 shares of CIC Class A Common Stock at an exercise price of $11.50 per share.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Share Cash Consideration Per Share” means twenty percent (20%) of the Aggregate Merger Consideration Per Share.
“Common Share Stock Consideration Per Share” means a number of shares of Heartland Common Stock equal to (a) eighty percent (80%) of the Aggregate Merger Consideration Per Share, divided by and (b) the Average Closing Price.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“Converted Common Shares” means the shares of CIC Class A Common Stock that will be converted into Common Stock Consideration Per Share and Common Share Cash Consideration Per Share pursuant to Sections 2.3(a)(i).
“Converted Shares” means the shares of CIC Class A Common Stock and CIC Series B Preferred Stock that will be converted into Merger Consideration pursuant to Section 2.3(a).
“Determination Date” shall mean the last day of the month immediately preceding the month in which the Effective Time occurs.
“Disclosure Schedules” means the Schedules delivered by CIC to Heartland on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.

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“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Fully Diluted Shares Outstanding” means, as of the time immediately prior to the Effective Time, the number of shares of CIC Class A Common Stock outstanding assuming (i) the exercise of all CIC Warrants then outstanding, (ii) the conversion of CIC Class B Common Stock into CIC Class A Common Stock, (iii) the conversion of CIC Series B Preferred Stock into CIC Class A Common Stock, and (iv) the conversion of CIC Convertible Notes into CIC Class A Common Stock.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.
“General Effects” means (a) changes in banking laws of general applicability or interpretations thereof by Governmental Entities; (b) changes in GAAP or regulatory accounting requirements applicable to banks and bank holding companies generally; (c) changes in global, national or regional political conditions affecting other companies in the financial services industry; (d) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; and (e) actions or omissions of a party required by this Agreement; except to the extent that the effects of such changes in the foregoing clauses (a) through (d) disproportionately affect Heartland and its Subsidiaries or CIC and Centennial, as the case may be, as compared to other companies in the banking industry.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Knowledge of CIC” or other similar phrase means the actual knowledge of a director or executive officer of CIC.
“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition, or results of operations of CIC and Centennial, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be.
“Merger Consideration” means the consideration into which shares of CIC Class A Common Stock and CIC Series B Preferred Stock and CIC Warrants will be converted pursuant to Section 2.3(a)(i), Section 2.3(a)(ii) and Section 2.3(d), respectively.

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“Millennium Agreement” means the Amended and Restated Agreement and Plan of Merger dated as of March 19, 2012 among CIC, CIC Merger Sub, Inc. and Millennium Bancorp, Inc.
“Millennium Stragglers” means any former shareholders of Millennium Bancorp, Inc. who have not claimed CIC Class A Common Stock or received cash pursuant to the Millennium Agreement.
“Minimum Closing Price” means $30.49.
“Mutual of Omaha Loans” means loans or leases outstanding as of the Closing Date (i) made by Mutual of Omaha Bank and acquired by CIC on October 24, 2014, to the extent such loans were a part of the loan pool reviewed by FTN Financial in which FTN Financial confirmed in writing to Centennial that, at the time of such purchase, a credit related purchase accounting adjustment of not more than 0.30% of the gross carrying value of such loans and leases was sufficient with respect thereto; and (ii) made by Mutual of Omaha Bank and acquired by Centennial after the date hereof provided that, with respect to loans and leases included pursuant to this clause (ii), such loans and leases shall have been reviewed by FTN Financial, and FTN Financial shall have confirmed in writing to Centennial that, at the time of purchase, a credit related purchase accounting adjustment of not more than 0.30% of the gross carrying value of such loans and leases is sufficient with respect thereto.
“Net Book Value” means, with respect to each lease subject to a Scheduled Lease Agreement, the value at which such lease is carried on the balance sheet of Centennial calculated in accordance with GAAP, consistently applied, minus any specific reserve attributable to such lease calculated in accordance with GAAP, consistently applied.
“Ordinary Course of Business” means the ordinary course of business of CIC and Centennial consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).
“Payment Right Per Share” means (i) the aggregate contractual right of Centennial to receive Scheduled Payments under the Scheduled Lease Agreements as of the Effective Time, after deduction of any Servicing Fees, Collection Expenses and Administrative Costs as set forth in Section2.9, divided by (ii) the Fully Diluted Shares Outstanding.
“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to CIC or Centennial, (e) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (f) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (i) that is maintained or contributed to by CIC, Centennial or any entity under common control with CIC within the meaning of Section 414(b), (c), (m), (o), or (t) of the Code (a “Commonly Controlled Entity”), (ii) that CIC, Centennial or any other Commonly Controlled Entity has committed to implement, establish,

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adopt or contribute to in the future, (iii) for which CIC, Centennial or any other Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with CIC, its Subsidiaries or CIC’s stockholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by CIC, Centennial or any other Commonly Controlled Entity for the benefit of its employees or former employees) or (iv) for or with respect to which CIC, Centennial or any other Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither CIC, Centennial nor any other Commonly Controlled Entity has any present or potential liability.
“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.
“Scheduled Entities” means those entities listed in the attached Schedule A.
“Scheduled Lease Agreements” means equipment lease agreements for the Scheduled Entities, as listed in Schedule A.
“Scheduled Payments” means any payments received by Summit pursuant to the Scheduled Lease Agreements following the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of CIC determines in its good faith judgment, after consultation with, and receipt of written advice from, its financial advisors (which advice will be communicated to Heartland), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, the likelihood of consummation of any such proposal and any other relevant factors permitted under applicable Law, after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by Heartland.
“Tax Affiliate” means each of Centennial and any other Person that is or was a member of an affiliated, combined or unitary group of which CIC or Centennial is or was a member.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon CIC or any Tax Affiliate.
“Transaction Costs” shall mean any and all amounts paid or accrued by CIC or Centennial, on an after-Tax basis, on or before the Determination Date that arise out of or in connection with (a) the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including CIC and Centennial’s legal and accounting fees, valuation fees, brokerage commissions, finder’s fees or similar fees or commissions, title insurance and survey expenses, D&O Insurance, administrative costs and expenses of redeeming securities or repayment of debt and any unamortized costs of issuance (but not, for the avoidance of doubt, the payments required to redeem securities or repay debt), and income, sales or other liability for Taxes for income or gain arising out of such transactions; and (b) any payments to be

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made on or after the Closing Date pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between CIC or Centennial and any other Person.
“Warrant Exercise Proceeds” means the aggregate exercise proceeds received between the date of this Agreement and the Effective Time by CIC upon exercise of CIC Warrants, plus the aggregate exercise proceeds that would have been received by CIC upon exercise of any CIC Warrants that remain outstanding immediately prior to the Effective Time.
The following terms not defined above are defined in the sections indicated below:

Definition	Defined
Administrative Costs	2.9(d)
Agreement	Preamble
Annual Financial Statements	4.4(a)
Blue Sky Laws	3.2
Bank Holding Company Act	3.1
Bank Merger	Recitals
Bank Regulators	4.22
Board Recommendation	6.5(a)
CBCA	2.1
CDB	2.1
Centennial	Recitals
Centennial Annual Financial Statements	4.4(b)
Centennial Financial Statements	4.4(b)
Change of Board Recommendation	6.5(a)
CIC	Preamble
CIC Annual Financial Statements	4.4(a)
CIC Class A Common Stock	Recitals
CIC Class B Common Stock	Recitals
CIC Employees	6.7(a)
CIC Financial Statements	4.4(a)
CIC Regulatory Reports	4.7
CIC Series A Preferred Stock	4.3
CIC Series B Preferred Stock	Recitals
CIC Series C Preferred Stock	4.3
Closing	2.8
Closing Date	2.8
Code	Recitals
Collection Expenses	2.9(d)
Department	4.18(b)
DGCL	2.1
Dissenting Shares	2.7(b)
Dissenting Stockholders	2.7(a)
Effective Date	2.2(d)
Effective Time	2.2(d)
Exchange Act	3.2
Expenses	8.3
FDIA	4.1(b)

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FDIC	3.2
Fractional Share Amount	2.3(b)
FRB	2.1
Heartland	Preamble
Heartland Common Stock	Recitals
Heartland Plans	6.7(b)
Heartland Regulatory Reports	3.7
Heartland Series D Preferred Stock	Recitals
Heartland 10-K Reports	3.5(a)
Heartland 10-Q Report	3.5(a)
Indemnified Party	6.10
Latest Balance Sheets	4.4(c)
Latest Centennial Balance Sheet	4.4(b)
Latest CIC Balance Sheet	4.4(a)
Leased Real Property	4.12(c)
Letter of Transmittal	2.6(a)
Material Contracts	4.15(a)
Merger	Recitals
Nasdaq	3.2
Net Scheduled Payment Per Class A Share	2.9(e)
Operating Real Property	4.12(c)
Owned Real Property	4.12(b)
Prospectus/Proxy Statement	6.5(b)
Real Property	4.12(c)
Registration Statement	6.5(b)
Regulatory Approvals	3.2
Related Centennial Statements	4.4(b)
Related CIC Statements	4.4(a)
Related Statements	4.4(c)
Representatives	5.8(a)
Required CIC Shareholder Vote	4.2
Required Consents	5.6
SEC	3.5(a)
Securities Act	3.2
Shareholder Meeting	6.5(a)
Securityholders’ Representative	Preamble
Servicing Fee	2.9(d)
Summit	Recitals
Surviving Corporation	2.1
Title Objection	6.4(b)
Work Permits	4.18(b)

ARTICLE 2
MERGER

2.1    The Merger.    Subject to the satisfaction or waiver of the conditions set forth in Article 7, on a date mutually satisfactory to the parties as soon as practicable following receipt of all necessary regulatory approvals of the Board of Governors of the Federal Reserve System (the “FRB”) and the Colorado Division of Banking (the “CDB”), CIC shall be

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merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”), and Section 7-111-106.5 of the Colorado Business Corporation Act (the “CBCA”).

2.2    Effect of Merger.

(a)    At the Effective Time, CIC shall be merged with and into Heartland, and the separate existence of CIC shall cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, shall be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law. The directors and officers of Heartland immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and shall qualify.

(b)    At the Effective Time and thereafter, the Surviving Corporation shall be responsible and liable for all the liabilities, debts, obligations and penalties of each of Heartland and CIC.

(c)    At the Effective Time and thereafter, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and CIC; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and CIC, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or CIC, shall not revert or be in any way impaired by reason of the Merger.

(d)    To effect the Merger, the parties hereto will cause an appropriate certificate of merger and statement of merger relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively. The Merger shall become effective upon the filing of such certificate of merger and statement of merger. As used herein, the term “Effective Date” shall mean the date on which the Merger shall become effective as provided in the preceding sentence, and the term “Effective Time” shall mean the time on the Effective Date when the Merger shall become effective. The Effective Date and the Effective Time shall take place on the Closing Date.

2.3    Conversion of CIC Capital Stock.

(a)    To effectuate the Merger, at the Effective Time, and without any further action of Heartland, CIC or any holder of capital stock of CIC:

(i)    each issued and outstanding share of CIC Class A Common Stock (other than shares to be canceled pursuant to 2.3(c) and Dissenting Shares) shall be canceled and extinguished and be converted into and become a right to receive the Common Share Stock Consideration Per Share plus the Common Share Cash Consideration Per Share plus a Payment Right Per Share; and

(ii)    each issued and outstanding share of CIC Series B Preferred Stock (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) shall be canceled and extinguished and be converted into and become a right to receive one share of Heartland Series D Preferred Stock.

(b)    No fractional shares of Heartland Common Stock shall be issued for Converted Common Shares, and in lieu of any fractional share, Heartland shall pay to each holder of Converted Common Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock, an amount of cash (without interest) equal to the product of (i) the Average Closing Price multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

(c)    Each share of capital stock of CIC held as treasury stock of CIC or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.

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(d)    Pursuant to a Warrant Termination Agreement executed by each CIC Warrant holder concurrently with this Agreement, each outstanding CIC Warrant to purchase one share of CIC Class A Common Stock shall be cancelled and converted into and become a right to receive (i) cash in the amount of the difference between (x) the Aggregate Merger Consideration Per Share, less (y) the exercise price of such CIC Warrant per share of CIC Class A Common Stock, plus (ii) an Payment Right Per Share.

2.4    Adjustments to Heartland Common Stock. If, between the date hereof and the Effective Time, shares of Heartland Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Heartland Common Stock issued to holders of Converted Common Shares at the Effective Time pursuant to this Agreement will be appropriately and proportionately adjusted so that the number of such shares of Heartland Common Stock (or such class of shares into which shares of Heartland Common Stock have been changed) that will be issued in exchange for the Converted Common Shares will equal the number of such shares that the holders of Converted Common Shares would have received pursuant to such classification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefor been immediately following the Effective Time.

2.5    Rights of Holders of CIC Capital Stock; Capital Stock of Heartland.

(a)    At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the Converted Shares shall be deemed for all purposes to evidence the right to receive the applicable form of Merger Consideration for the Converted Shares, and the record holder of such outstanding stock certificate shall, after the Effective Time, be entitled to vote the shares of capital stock of Heartland into which such shares of capital stock of CIC shall have been converted on any matters on which the holders of record of capital stock of Heartland, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by CIC containing the names and addresses of the holders of record of capital stock of CIC at the Effective Time.

(b)    At and after the Effective Time, each share of capital stock of Heartland issued and outstanding immediately prior to the Effective Time shall remain an issued and existing share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

2.6    Payment and Exchange of Certificates.

(a)    Payment of Merger Consideration; Exchange of Certificates. Within ten (10) Business Days after the Closing, Heartland will cause to be distributed to each holder of capital stock of CIC a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such stock for the applicable form of Merger Consideration (a “Letter of Transmittal”). Within ten (10) Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a Converted Share, Heartland or such paying agent shall distribute to the Person in whose name such certificate is registered, the applicable form of Merger Consideration and, if applicable, cash in the amount of any Fractional Share Amount.

(b)    Failure to Surrender Certificates. If outstanding certificates formerly representing Converted Shares are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and to the extent not in Heartland’s possession shall be paid over to Heartland), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, neither Heartland nor any other Person shall be liable to any former holder of capital stock of CIC for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

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(c)    Lost Certificates. In the event that any certificate representing capital stock of CIC shall have been lost, stolen or destroyed, Heartland shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to Heartland’s paying agent, the appropriate form of Merger Consideration; provided, however, that Heartland or Heartland’s paying agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Heartland, CIC or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)    Dividends. Until outstanding certificates formerly representing Converted Shares are surrendered as provided in Section 2.6(a) and (c), no dividend or distribution payable to holders of record of shares of capital stock of Heartland shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of capital stock of Heartland, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

(e)    Full Satisfaction. Except as otherwise provided in Section 2.9, all Merger Consideration issued and paid upon the surrender for exchange of Converted Shares in accordance with the terms and conditions of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Converted Shares.

2.7    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of CIC Series A Common Stock and CIC Series B Preferred Stock held by a holder (a “Dissenting Shareholder”) who has demanded and perfected a demand for payment of the fair value of his, her or its shares in accordance with Section 7-113-101, et seq., of the CBCA and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal shall not represent a right to receive Merger Consideration pursuant to Section 2.3(a) above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the CBCA. Heartland shall make any and all payments to holders of shares of CIC Class A Common Stock and CIC Series B Preferred Stock with respect to such demands.

(b)    Notwithstanding the provisions of Section 2.7(a) above, if any Dissenting Shareholder demanding payment of the fair value of such Dissenting Shareholder’s shares of CIC Class A Common Stock or CIC Series B Preferred Stock (“Dissenting Shares”) under the CBCA shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the applicable form of Merger Consideration as provided in Section 2.3(a)
above upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)    CIC shall give Heartland prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by CIC under Section 7-113-101, et seq., of the CBCA, and Heartland shall have the right, at its expense, to participate in all negotiations and proceedings with respect to such demands. CIC shall not, except with the prior written consent of Heartland (which will not be unreasonably withheld or delayed) or as otherwise required by Law, make any payment with respect to, or settle, or offer to settle, any such demands.

2.8    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland located at 1398 Central Avenue, Dubuque, Iowa, or at a location otherwise agreed upon by CIC and Heartland. The Closing will take place as soon as practicable once the conditions in Article 6 have been satisfied or waived but in any event within ten (10) Business Days after the date on which all such conditions have been satisfied or waived, unless the

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parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)    Subject to the conditions set forth in this Agreement, on the Closing Date, CIC will deliver to Heartland:

(i)    the certificate of CIC, dated the Closing Date, required by Section 7.3(c);

(ii)    the certificate of CIC, dated the Closing Date, required by Section 7.3(d);

(iii)    a certificate of CIC dated the Closing Date (A) stating the number of shares of each class of capital stock of CIC outstanding immediately prior to the Closing, and (B) except as otherwise provided in such certificate, stating that there are no other shares of capital stock of CIC or options, warrants, rights to acquire, or securities convertible into capital stock of CIC, outstanding as of the Closing Date, and the number and the class or series of the Dissenting Shares;

(iv)    duly executed copies of all Required Consents;

(v)    a copy of the text of the resolutions adopted by the Board of Directors of Centennial, and by CIC as the sole shareholder of Centennial, authorizing the Bank Merger;

(vi)    certificates representing all outstanding shares of Centennial capital stock, which shall be free of any Encumbrance;

(vii)    the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of CIC and Centennial;

(viii)    resignations in writing (effective as of the Closing Date) from the directors of Centennial, as Heartland may have requested prior to the Closing Date;

(ix)    evidence of title insurance commitments, policies, riders and surveys in accordance with Section 6.4;

(x)    releases of all Encumbrances on the Operating Real Property, other than Permitted Encumbrances;

(xi)    certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of CIC executed by the appropriate officials of the State of Colorado and payment of all applicable state Taxes by CIC; and

(xii)    such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of CIC’s representations and warranties, (2) evidencing the performance and compliance by CIC with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.3(c) or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)    Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver to CIC:

(i)    the certificate of Heartland, dated the Closing Date, required by Section 7.2(c);

(ii)    the certificate of Heartland, dated the Closing Date, required by Section 7.2(d);

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(iii)    such other certificates, documents and instruments that CIC reasonably requests for the purpose of (1) evidencing the accuracy of Heartland’s representations and warranties, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.9    Scheduled Payments.

(a)This Section 2.9 sets forth the terms of the Payment Rights Per Share, and the procedures for collection of Scheduled Payments after the Effective Time. The Payment Rights Per Share shall not be certificated or represented by any document other than this Agreement, and shall not be transferable, except by operation of Law.

(b)Subject to this Section 2.9, after the Closing Date, CIC Securityholders shall be entitled to receive Scheduled Payments collected by Summit, after deduction of any Servicing
Fees, Collection Expenses and Administrative Costs as set forth below. After the Effective Time, Heartland shall cause Summit to take all actions determined by Heartland in its reasonable discretion and pursuant to this Section 2.9 to be appropriate to enforce payment of amounts due under the Scheduled Lease Agreements for the benefit of the CIC Securityholders. However, Summit shall not grant any consents, waivers, variances or releases under the Scheduled Lease Agreements without the consent of the Securityholders’ Representative. Summit will service and manage the Scheduled Lease Agreements in accordance with its usual practices and will exercise the same degree of care to protect the CIC Securityholders’ interests as it does its own. So long as Summit exercises such care in the servicing and management of the Scheduled Lease Agreements, it shall not be under any liability to the CIC Securityholders with respect to anything it may do or refrain from doing in the exercise of its reasonable judgment or which may seem to Summit to be necessary or desirable in the servicing and management of the Scheduled Lease Agreements; provided, however, Summit shall be liable for any acts or omissions that constitute gross negligence or willful misconduct. Notwithstanding the foregoing, if Heartland determines in its reasonable discretion, after consultation with the Securityholders’ Representative, that the cost of collecting Scheduled Payments will exceed the amount of any collections, Summit shall be relieved of any obligation to enforce payment of amounts due under the Scheduled Lease Agreements for the benefit of the CIC Securityholders; provided, however, in such event, within five (5) Business Days following receipt of written notice from the Securityholders’ Representative, Heartland shall cause Summit to transfer and assign, without recourse, the Scheduled Lease Agreements, together with all collateral, liens, assets, agreements, guaranties, instruments, payments, recoveries and other rights related thereto, to the Securityholders’ Representative or to an entity or trust designated by the Securityholders’ Representative, to hold the Scheduled Lease Agreements for the benefit of the Persons entitled to receive the Net Scheduled Payment Per Share pursuant to Section 2.9(e), and thereafter, the Securityholders’ Representative shall be entitled to take such action, or no action, as the Sercurityholders’ Representative shall determine in his sole discretion, and the Securityholders’ Representative, or his designee, shall have all rights provided to Summit in Section 2.9(d) concerning the administration, servicing and collection of the Scheduled Payments. Notwithstanding the foregoing, the Securityholders’ Representative shall have no responsibility or liability, express or implied, for the collectability of amounts due under, or the enforceability or validity of, the Scheduled Lease Agreements, or the financial condition of the Scheduled Entities.

(c)Summit does not assume and has no responsibility or liability, express or implied, for the collectability of amounts due under, or the enforceability or validity of, the Scheduled Lease Agreements, or the financial condition of the Scheduled Entities.

(d)In connection with its duties hereunder, Summit shall receive a servicing fee (a “Servicing Fee”) in an amount equal to a rate of 1.0% of each Scheduled Payment. In addition, Summit will be reimbursed for all out-of-pocket expenses reasonably incurred in (i) collecting the Scheduled Payments (the “Collection Expenses”), and (ii) maintaining records regarding, and making distributions to, CIC Securityholders as provided in Section 2.9(e) (the “Administrative Costs”) (which responsibilities may be outsourced by Summit to a third party). The Servicing Fee, the Collection Expenses and the Administrative Costs shall be deducted from each Scheduled
Payment as and when received by Summit.

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(e)Within 20 days after the end of each calendar quarter, Heartland will cause Summit to determine the amount, if any, of Scheduled Payments collected by Summit during such calendar quarter, together with any deductions for the Servicing Fee, the Collection Expenses and the Administrative Costs, and give written notice to the Securityholders’ Representative of such amounts. Heartland also will cause Summit to provide the Securityholders’ Representative with appropriate back-up documentation supporting the determination of the amount of such Scheduled Payments and any deductions applicable thereto. If the Securityholders’ Representative objects to the determination of such within 10 Business Days following receipt of such documentation, Heartland and the Securityholders’ Representative will negotiate in good faith to resolve such objection and finally determine the amount of Scheduled Payments and any deductions applicable thereto. Within 10 Business Days following each annual anniversary of the Closing Date, Heartland will cause Summit (which may act through an outsourcing company) to (i) distribute to each Person who was a holder of CIC Class A Common Stock as of the Effective Time and who has complied with the provisions of Section 2.6, an amount per share of CIC Class A Common Stock so held as is equal to the quotient of (A) the net amount of the Scheduled Payments so collected after deduction of any Servicing Fees, Collection Expenses and Administrative Costs incurred by Summit in accordance with this Section 2.9 divided by (B) the Fully Diluted Shares Outstanding (the “Net Scheduled Payment Per Class A Share”); (ii) hold for payment in accordance with Section 2.6(a) for each Person who was such a holder but has not complied with Section 2.6, for each share of CIC Class A Common Stock so held, the Net Scheduled Payment Per Share; (iii) distribute to each holder of shares of Heartland Series D Preferred Stock who has converted such shares into Heartland Common Stock after the Effective Date, the amount of such payment to which such holder is entitled under the Certificate of Designations attached hereto as Exhibit A; (iv) hold for distribution to each holder of Heartland Series D Preferred Stock who has not so converted, the amount of such payment to which such holder will be entitled upon conversion; (v) distribute to each holder of a CIC Warrant to purchase one share of Heartland Common Stock as of the Effective Time, the Net Scheduled Payment Per Share; (vi) distribute to each holder of a CIC Convertible Note as of the Effective Time who has converted such CIC Convertible Note into Heartland Common Stock, an amount equal to the Net Scheduled Payment Per Class A Share multiplied by the number of shares of CIC Class A Common Stock such holder would have received had the holder converted the CIC Convertible Notes prior to the Effective Time; and (vii) hold for distribution to each holder of a CIC Convertible Note who has not so converted such CIC Convertible Note into Heartland Common Stock upon conversion an equivalent amount. All payments made by Summit (or the outsourcing company) pursuant to this Section 2.9(e) will be made by checks payable to the applicable CIC Securityholders, except as Summit and any such CIC Securityholder shall otherwise agree.

2.10    Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to CIC as follows:
3.1    Organization and Qualification.

(a)    Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Heartland.

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(b)    Summit is a Colorado state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Summit has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Summit is an insured bank as defined in the FDIA. Summit has no Subsidiaries. The nature of the business of Summit does not require it to be qualified to do business in any jurisdiction other than the State of Colorado. Summit has no equity interest, direct or indirect, in any bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. The copies of the Charter and Bylaws of Summit which have been provided to Centennial prior to the date of this Agreement are correct and complete and reflect all amendments made thereto.

3.2    Authority Relative to this Agreement; Non-Contravention. Heartland has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Heartland and the consummation by Heartland of the transactions contemplated hereby have been duly authorized by the Board of Directors of Heartland, and no other corporate proceedings on the part of Heartland are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by Heartland and constitutes a valid and binding obligation of Heartland, enforceable in accordance with its terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its Subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Heartland or materially adversely affect the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals from the FRB for the Merger required under Bank Holding Company Act, any approvals from CDB for the Merger required under Section 11‑104‑22 of the Colorado Banking Code (the “CBC”) and any approvals from the Federal Deposit Insurance Corporation (“FDIC”) for the Bank Merger required under Bank Merger Act (such approvals under Bank Holding Company Act, the CBC and Bank Merger Act being hereafter collectively referred to as the “Regulatory Approvals”); approvals to issue Heartland Common Stock and Heartland Series D Preferred Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), under state securities or blue sky laws and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”); filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); and the filing with respect to the Merger of a certificate of merger and a statement of merger with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary on the part of Heartland for the consummation by it of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Heartland or materially adversely affect the consummation of the transactions contemplated hereby.

3.3    Validity of Heartland Capital Stock. The shares of Heartland Common Stock and Heartland Series D Preferred Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance. Such shares of Heartland Common Stock shall be authorized for listing on the Nasdaq Global Select Market or other national securities exchange upon official notice of issuance. The shares of Heartland Common Stock and Heartland Series D Preferred Stock to be issued pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Heartland or any other person, firm or entity. The shares of Heartland Common Stock and Heartland Series D Preferred Stock to be issued pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Heartland Common Stock or Heartland Series D Preferred Stock issued to any shareholders of CIC who may be deemed to be an “affiliate” of Heartland under the Exchange Act after completion of the Merger.

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3.4    Capital Stock. The authorized capital stock of Heartland consists of 30,000,000 shares of Heartland Common Stock, and 200,000 shares of preferred stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock, 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock, and 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C. As of October 21, 2015, (a) 20,367,321 shares of Heartland Common Stock were issued and outstanding (excluding 2,565 shares of Heartland Common Stock held in treasury), and 622,067 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s employee stock option, incentive and employee stock purchase plans; (b) no shares of Series A Junior Participating Preferred Stock were issued and outstanding; (c) no shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock were issued and outstanding; and (d) 81,698 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C were issued and outstanding.

3.5    Exchange Act Reports.

(a)    Prior to the execution of this Agreement, Heartland has made available to CIC complete and accurate copies of (i) Heartland’s Annual Reports on Form 10‑K for the years ended December 31, 2012, 2013 and 2014, as amended (the “Heartland 10‑K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to shareholders used in connection with meetings of Heartland shareholders held since January 1, 2012, and (iii) Heartland’s Quarterly Report on Form 10‑Q for the quarter ended June 30, 2015 (the “Heartland 10‑Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates, such documents (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws and rules and regulations of the SEC. Since January 1, 2012, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)    Heartland’s financial statements (including any footnotes thereto) contained in the Heartland 10‑K Reports and the Heartland 10‑Q Report were prepared in accordance with GAAP and fairly present the consolidated financial position of Heartland and its subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

3.6    No Material Adverse Changes. Since June 30, 2015, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its Subsidiaries, taken individually or as a whole, that has had or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or materially adversely affect the consummation of the transactions contemplated hereby; provided, however, that, for purposes of this Section 3.6, a Material Adverse Effect shall not be deemed to include the impact of General Effects.

3.7    Reports and Filings; Compliance with Laws. Since January 1, 2012, each of Heartland and its Subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other Governmental Entity having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland or materially adversely affect the consummation of the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable Laws, rules and regulations.

3.8    Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained. Neither Heartland nor any of its Subsidiaries is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, any Bank Regulators that would reasonably be expected to, impair the ability of Heartland to obtain the Regulatory Approvals in a timely fashion or to operate Centennial in the Ordinary Course of Business after the Merger.

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3.9    Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

3.10    Litigation. There is no Litigation pending against, or, to the knowledge of Heartland, threatened against Heartland or its Subsidiaries, before or by any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.11    Financial Ability. Heartland has cash on hand to pay, or available lines of credit available to finance, the Merger Consideration payable in cash.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

CIC hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1    Organization and Qualification.

(a)    CIC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has the requisite corporate power to carry on its business as now conducted. CIC is a bank holding company registered under Bank Holding Company Act. Except for Centennial, CIC has no Subsidiaries. CIC is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of Centennial, free and clear of any Encumbrance. The copies of the Charter and Bylaws of CIC which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto.

(b)    Centennial is a Colorado state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Centennial has the requisite corporate power and authority (including all Governmental Authorizations as are legally required)
to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Centennial is an insured bank as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Centennial has no Subsidiaries. The nature of the business of Centennial does not require it to be qualified to do business in any jurisdiction other than the State of Colorado. Centennial has no equity interest, direct or indirect, in any bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. The copies of the Charter and Bylaws of Centennial which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto.

4.2    Authority Relative to this Agreement; Non-Contravention. CIC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIC and the consummation by CIC of the transactions contemplated hereby have been duly authorized by the Board of Directors of CIC and, other than the approval of the Merger by holders of a majority of the outstanding shares of CIC Class A Common Stock and a majority of the outstanding shares of CIC Series B Preferred Stock (the “Required CIC Shareholder Vote”), no other corporate proceedings on the part of CIC are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by CIC and constitutes a valid and binding obligation of CIC, enforceable in accordance with its terms, subject to the Remedies Exception. Except as disclosed on Schedule 4.2, neither CIC nor Centennial is subject to, or obligated under, any provision of (i) its Charter or Bylaws, (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or

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acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby. Other than the Regulatory Approvals and the filing of a certificate of merger and statement of merger with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, no Governmental Authorization is necessary on the part of CIC or Centennial for the consummation by CIC of the transactions contemplated by this Agreement, except for such Governmental Authorizations as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby.

4.3    Capitalization. The authorized capital stock of CIC consists of (a) 6,300,000 shares of CIC Class A Common Stock, (b) 500,000 shares of CIC Class B Common Stock, and (c) 1,000,000 shares of Preferred Stock, of which 1,772 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “CIC Series A Preferred Stock”), 3,000 shares have been designated 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B, and 5,312 shares have been designated 8.5% Senior Non-Cumulative Perpetual Preferred Stock, Series C (“CIC Series C Preferred Stock”). As of September 30, 2015, (i) 5,108,173 shares of CIC Class A Common Stock were issued and outstanding, 260,865 shares of CIC Class A Common Stock were reserved for issuance upon conversion of the CIC Series B Preferred Stock, 153,359 shares of CIC Class A Common Stock were reserved for issuance upon exercise of the CIC Warrants, and 160,000 shares of CIC Class A Common Stock were reserved for issuance upon conversion of the CIC Convertible Notes, (ii) 362,970 shares of CIC Class B Common Stock were issued and outstanding, (iii) 1,772 shares of CIC Series A Preferred Stock were issued and outstanding, (iv) 3,000 shares of CIC Series B Preferred Stock were issued and outstanding, and (v) 5,312 shares of CIC Series C Preferred Stock were issued and outstanding. The conversion price of the CIC Series B Preferred Stock is $11.50 per share, and no event has occurred that would cause adjustment of such conversion price. The conversion price of the CIC Convertible Notes is $12.50 per share, and no event has occurred that would cause adjustment of such conversion price. CIC has declared and paid dividends quarterly since the date of issue in the full amount provided for in CIC’s Charter (as supplemented by certificates of designation) for each of the CIC Series A Preferred Stock, CIC Series B Preferred Stock and CIC Series C Preferred Stock. The authorized capital stock of Centennial consists of 100,000 shares of Common Stock, $2.50 par value, of which 100,000 shares are issued and outstanding. Except as set forth on Schedule 4.3, all of the issued and outstanding shares of capital stock of Centennial are owned by CIC, free and clear of any Encumbrance. The issued and outstanding shares of capital stock of CIC are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as set forth on Schedule 4.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating CIC or Centennial to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of CIC or capital stock of Centennial, or the earnings or other attributes of CIC or Centennial.

4.4    Financial Statements.

(a)    CIC has made available to Heartland copies of its audited consolidated balance sheets as of December 31, 2012, 2013 and 2014 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “CIC Annual Financial Statements”). CIC has made available to Heartland copies of its unaudited consolidated balance sheets as of June 30, 2014 and 2015, and the related statements of operations, changes in shareholders’ equity and cash flows for the 6-month periods then ended. The consolidated balance sheet of CIC as of June 30, 2015 is herein referred to as the “Latest CIC Balance Sheet,” and the related statement of income, shareholders’ equity and cash flows for the 6-month period then ended are herein referred to as the “Related CIC Statements.” The Annual CIC Financial Statements, the Latest CIC Balance Sheet and the Related CIC Statements are collectively referred to as the “CIC Financial Statements.” The CIC Financial Statements are based upon the books and records of CIC and Centennial, and have been prepared in accordance with GAAP (except that the Latest CIC Balance Sheet and the Related CIC Statements may not contain all notes and are subject to year-end adjustments, none of which, except as disclosed on Schedule 4.4(a), are material). The CIC Financial Statements fairly present the consolidated financial position of CIC and Subsidiaries as of the dates thereof and the consolidated results of operations and, as applicable, changes in shareholders’ equity and cash flows for the periods then ended.

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(b)    CIC has made available to Heartland copies of the audited balance sheets of Centennial as of December 31, 2012, 2013 and 2014 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (together with any notes thereto, the “Centennial Annual Financial Statements”). CIC has made available to Heartland copies of the balance sheets of Centennial as of June 30, 2014 and 2015 and the related statement of operations for the 6-month periods then ended. The balance sheet of Centennial as of June 30, 2015 is herein referred to as the “Latest Centennial Balance Sheet,” and the related statement of income for the 6-month period then ended is herein referred to as the “Related Centennial Statements.” The Annual Centennial Financial Statements, the Latest Centennial Balance Sheet and the Related CIC Statements are collectively referred to as the “Centennial Financial Statements.” The Centennial Financial Statements are based upon the books and records of Centennial and have been prepared in accordance with GAAP (except that the Latest Centennial Balance Sheet and the Related Centennial Statements may not contain all notes and are subject to year-end adjustments, none of which, except as disclosed on Schedule 4.4(b), are material). The Centennial Financial Statements fairly present the financial position of Centennial as of the dates thereof and the results of operations and, as applicable, changes in shareholder’s equity and cash flows for the periods then ended.

(c)    The Latest CIC Balance Sheet and the Latest Centennial Balance Sheet are collectively referred to as the “Latest Balance Sheets,” and the Related CIC Statements and the Related Centennial Statements are collectively referred to as the “Related Statements.”

4.5    Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheets, neither CIC nor Centennial has any Liability, and, to the Knowledge of CIC, no basis exists for any present or future Litigation against CIC or Centennial giving rise to any Liability, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law); or (b) obligations under any Contract listed on a Disclosure Schedule to this Agreement or under a Contract not required to be listed on such a Disclosure Schedule. As of the date of this Agreement, and except as set forth on Schedule 4.5, there are no agreements or commitments binding upon CIC or Centennial to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more.

4.6    Loans.

(a)    The documentation relating to each loan made by Centennial and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).

(b)    Except as shown on the books and records of CIC made available to Heartland on or prior to the date hereof, there are no loans, leases, other extensions of credit or commitments to extend credit of CIC or Centennial that have been or, to the Knowledge of CIC, should have been classified by CIC or Centennial as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. CIC has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans of Centennial on the internal watch list of Centennial, a copy of which is attached as Schedule 4.6(b), has been provided to Heartland.

4.7    Reports and Filings. Since January 1, 2012, each of CIC and Centennial has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable Governmental Entity having jurisdiction over it, including the FRB, the FDIC and the CDB (together with all exhibits thereto, the “CIC Regulatory Reports”). CIC has provided or made available to Heartland copies of all of CIC Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of CIC Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws, rules and regulations.

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4.8    Subsidiaries. Except for the capital stock of Centennial owned by CIC, neither CIC nor Centennial owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except securities owned by Centennial in the Ordinary Course of Business.

4.9    Books and Records. The books of account of CIC and Centennial are complete and correct in all material respects and have been maintained in accordance with sound business practices. To the Knowledge of CIC, each transaction is properly and accurately recorded on the books and records of CIC or Centennial, and each document upon which entries in CIC or Centennial’s books and records are based is complete and accurate in all material respects. CIC and Centennial maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements of CIC or Centennial. The minute books and stock or equity records of each of CIC and Centennial, all of which have been made available to Heartland to the extent not related to this Agreement or otherwise restricted by applicable Law, are correct in all material respects. The minute books of each of CIC and Centennial contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the Boards of Directors and committees of the Boards of Directors or other governing body of each of CIC and Centennial (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or other governing body or committees), and, to CIC’s Knowledge, no meeting of any such holders, Boards of Directors or other governing body or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other governing body or committees). At the Closing, all such books and records will be in the possession of CIC.

4.10    No Material Adverse Changes. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of CIC or Centennial that, taken together with other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby; provided, however, that, for purposes of this Section 4.10, a Material Adverse Effect shall not be deemed to include the impact of General Effects.

4.11    Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Balance Sheets, the Related Statements or on Schedule 4.11, since June 30, 2015, neither CIC nor Centennial has:

(a)    issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations and investment securities in the ordinary course of business;

(b)    redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock or other securities;

(c)    split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock of CIC or Centennial or other securities;

(d)    incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and consistent with safe and sound banking practices;

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(e)    discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and consistent safe and sound banking practices;

(f)    mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) for Permitted Encumbrances, (ii) for pledges of assets to secure public funds deposits, and (iii) for those assets and properties disposed of for fair value in the Ordinary Course of Business since June 30, 2015;

(g)    sold, transferred or otherwise disposed of any of its assets or canceled any material debts or claims or waived any rights of material value, other than in the Ordinary Course of Business and consistent with prudent banking practices;

(h)    suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial;

(i)    made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business;

(j)    made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by Law;

(k)    made any single or group of related capital expenditures or commitment therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(l)    acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to CIC or Centennial;

(m)    taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)    made any change in its accounting methods or practices, other than changes required by Law or regulation made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as Centennial; or

(o)    agreed to do any of the foregoing.

4.12    Properties.

(a)    The real properties owned by, or demised by the leases to, CIC and Centennial are listed on Schedule 4.12(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which CIC or Centennial remains liable), owned, used or occupied by CIC or Centennial.

(b)    CIC or Centennial owns good and marketable title to each parcel of real property identified on Schedule 4.12 as being owned by CIC or Centennial (the “Owned Real Property”), free and clear of any Encumbrance, except for Permitted Encumbrances.

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(c)    The leases of real property listed on Schedule 4.12(c) as being leased by CIC or Centennial (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property,” and the Real Property occupied by CIC or Centennial in the conduct of their respective businesses is hereafter referred to as the “Operating Real Property”) are in full force and effect, and CIC or Centennial holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.12(c). The Leased Real Property is subject to no Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d)    Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by CIC or Centennial on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. To the Knowledge of CIC, neither CIC nor Centennial is in violation of any applicable zoning ordinance or other Law relating to the Operating Real Property, and neither CIC nor Centennial has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. To the Knowledge of CIC, there are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Operating Real Property.

(e)    Each of CIC and Centennial has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(f)    All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of CIC or Centennial are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of CIC and Centennial owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

4.13    Environmental Matters.

(a)    As used in this Section 4.13, the following terms have the following meanings:

(i)    “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)    “Environmental Law” means any Law, governmental authorization or governmental order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)    “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Environmental Costs or liability under any Environmental Law.

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(iv)    “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)    “Regulatory Action” means any litigation with respect to CIC or Centennial brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)    “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)    “Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)    No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of CIC, threatened against CIC or Centennial.

(c)    The Owned Real Property is not, and, to the Knowledge of CIC, the Leased Real Property is not, listed on a List.

(d)    All transfer, transportation or disposal of Hazardous Materials by CIC or Centennial to properties not owned, leased or operated by CIC or Centennial has been in compliance with applicable Environmental Law; and neither CIC nor Centennial transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)    To the Knowledge of CIC, no Owned Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)    There has not been any Release of any Hazardous Material by CIC or Centennial, or any Person under their respective control, or, to the Knowledge of CIC, by any other Person, on, under, about, from or in connection with the Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location.

(g)    To the Knowledge of CIC, the Operating Real Property has been so used and operated in compliance with all applicable Environmental Law.

(h)    Each of CIC and Centennial has obtained all Governmental Authorizations relating to Environmental Laws necessary for the operations of CIC and Centennial, and all such Governmental Authorizations relating to the Environmental Law are listed on Schedule 4.13(h). To the Knowledge of CIC, such Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of CIC and Centennial has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(i)    No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Owned Real Property by CIC or Centennial, or, to the Knowledge of CIC, any other Person. To the Knowledge of CIC, the Owned Real Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. To the Knowledge of CIC, no aboveground or underground storage tanks are located on, under or about the Owned Real Property, or have been located on, under or about the Owned Real Property and then subsequently been removed or filled.

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(j)    To the Knowledge of CIC, no expenditure will be required in order for Heartland or Centennial to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Owned Real Property in a manner consistent with the present operation thereof.

(k)    To the Knowledge of CIC, no Encumbrance has been attached or filed against CIC or Centennial in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.14    Tax Matters.

(a)    Each of CIC and any Tax Affiliate, (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of CIC and any Tax Affiliate covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on CIC’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)    Each of CIC and any Tax Affiliate has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(c)    There are no Encumbrances for Taxes upon any assets of CIC or any Tax Affiliate, except Permitted Encumbrances.

(d)    Neither CIC nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)    No deficiency for any Taxes has been proposed, asserted or assessed against CIC or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by CIC or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2010, nor is any such Tax audit or other proceeding pending, nor has there been any notice to CIC or any Tax Affiliate by any Governmental Entity regarding any such Tax audit or other proceeding, or is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of CIC or any Tax Affiliate. Neither CIC nor any Tax Affiliate has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)    No additional Taxes will be assessed against CIC or any Tax Affiliate for any Tax period or portion thereof ending on or prior to the Closing Date, and there are no unresolved questions, claims or disputes concerning the liability for Taxes of CIC or any Tax Affiliate, that would exceed the estimated reserves established on its books of account.

(g)    Schedule 4.14(g) lists all federal, state, local and foreign income Returns filed with respect to CIC or any Tax Affiliate for taxable periods ended on or after December 31, 2010, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of CIC and all Tax Affiliates, as filed with the Internal Revenue Service and all state Tax jurisdictions for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 have been delivered to Heartland.

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(h)    Neither CIC nor any Tax Affiliate has any liability for Taxes in a jurisdiction where it does not file a Return, nor has CIC or any Tax Affiliate received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)    Neither CIC nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by CIC or any other Person that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)    No property of CIC or any Tax Affiliate is (i) property that CIC or any Tax Affiliate is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(k)    Neither CIC nor any Tax Affiliate is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

(l)    All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by CIC and each Tax Affiliate in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(m)    Neither CIC nor any Tax Affiliate is a party to any Tax allocation or sharing agreement with any entity that is not a Tax Affiliate.

(n)    Neither CIC nor Centennial (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was CIC) or (ii) has any liability for the Taxes of any Person (other than CIC or Centennial) under Treasury Regulations Section 1.1502‑6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)    Neither CIC nor Centennial constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(p)    None of the indebtedness of CIC or any Tax Affiliate constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q)    Neither CIC nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011‑4 or 1.6011‑4T, as applicable.

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(r)    There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of CIC or Centennial would be entitled to receive any payment from CIC or Centennial as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(s)    Neither CIC nor any Tax Affiliate has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t)    Neither CIC nor any Tax Affiliate is subject to accumulated earnings tax penalty or has received any notification regarding a personal holding company tax.

(u)    Neither CIC nor any Tax Affiliate has a permanent establishment or otherwise has an office or fixed place of business outside the United States of America.

(v)    Neither CIC nor any Tax Affiliate has participated in any confidential corporate tax shelter (within the meaning of Treasury Regulation §301.6111‑2(a)(2)) or a potentially abusive tax shelter (within the meaning of Treasury Regulation §301.6112‑1(b)).

(w)    Neither CIC nor any Tax Affiliate has taken or agreed to take any action, or knows of any circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(x)    Neither CIC nor any Tax Affiliate has a pending private letter ruling from the Internal Revenue Service or any comparable ruling from any other taxing authority.

(y)    Neither CIC nor any Tax Affiliate has engaged in any transactions that would cause any limitation under Section 382 of the Code, except for the merger of CIC with Millennium Bancorp on August 12, 2012.

4.15    Contracts and Commitments.

(a)    Schedule 4.15(a) lists the following Contracts to which CIC or Centennial is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.15(a), the “Material Contracts”):

(i)    any employment, agency, collective bargaining Contract or consulting Contract;

(ii)    any written or oral Contract relating to any severance pay for any Person;

(iii)    any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(iv)    any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts;

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(v)    any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit CIC or Centennial from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vi)    any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;

(vii)    any Contract for capital expenditures in excess of $50,000;

(viii)    any other Contract material to the business of CIC and Centennial, taken as a whole, which is not entered into in the Ordinary Course of Business.

(b)    Except as disclosed on Schedule 4.15(b), (i) each of CIC and Centennial has performed all obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.15(a), and neither CIC nor Centennial is in receipt of any claim of default under any Contract or commitment set forth on Schedule 4.15(b), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby; (ii) neither CIC nor Centennial has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.15(a); and (iii) to the Knowledge of CIC, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.15(a), except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby.

4.16    Litigation. Schedule 4.16 lists all Litigation pending or, to the Knowledge of CIC, threatened against CIC or Centennial, and each Governmental Order to which CIC or Centennial is subject. None of the matters set forth on Schedule 4.16, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby.

4.17    No Brokers or Finders. Except as provided in the letter agreement dated August 12, 2015, between CIC and River Branch Capital LLC, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of CIC or Centennial.

4.18    Employees.

(a)    Schedule 4.18(a) lists (i) each employee of CIC or Centennial as of the date of this Agreement, and indicates for each such employee, and in the aggregate, (ii) whether such employee is full-time, part-time or on temporary status, (iii) whether such employee is a salaried employee, (iv) the employee’s annual salary, wages and any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), (v) the date of commencement of the employee’s employment, and (vi) the employee’s position. To the Knowledge of CIC, and except as set forth in Schedule 4.18(a), no executive employee of CIC or Centennial and no group of employees of CIC or Centennial has any plans to terminate his, her or their employment. Each of CIC and Centennial has complied in all material respects with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state Law. Neither CIC nor Centennial has any labor relations problem pending or, to the Knowledge of CIC, threatened, and its labor relations are satisfactory. There are no

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workers’ compensation claims pending against CIC or Centennial or, to the Knowledge of CIC, any facts that would give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims. To the Knowledge of CIC, no employee of CIC or Centennial is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of CIC or Centennial as currently conducted.

(b)    Schedule 4.18(b) lists each employee of CIC or Centennial as of the date of this Agreement who holds a temporary work authorization, including H‑1B, L‑1, F‑1 or J‑1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that CIC or Centennial provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete. CIC or Centennial received the appropriate notice of approval from the Department with respect to each such Work Permit. Neither CIC nor Centennial has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of CIC, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set forth in Schedule 4.18(b), no employee of CIC or Centennial is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of the CIC or Centennial hired after November 6, 1986, CIC or Centennial has retained an Immigration and Naturalization Service Form I‑9, completed in accordance with applicable Law.

(c)    The employment of all terminated former employees of CIC and Centennial has been terminated in accordance with any applicable contract terms and applicable Law, and neither CIC nor Centennial has any liability under any Contract or applicable Law applicable to any such terminated employee. Except as set forth in Schedule 4.18(c), the transactions contemplated by this Agreement will not cause CIC or Centennial to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(d)    All loans that CIC or Centennial have outstanding to any employee were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with CIC or Centennial, and all such loans with a principle balance exceeding $500,000, or that are nonaccrual or on a watch list, are set forth in Schedule 4.18(d).

(e)    Within the last five years, neither CIC nor Centennial has experienced and, to the Knowledge of CIC, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of CIC, threatened. Except as set forth on Schedule 4.18(e), no Litigation is pending or, to the Knowledge of CIC, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i)    the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii)    the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii)    the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

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(iv)    the Office of Federal Contract Compliance or any corresponding state agency; and

(v)    the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation,

and, to the Knowledge of CIC, there is no reasonable basis for any such Litigation.

(f)    No employee of CIC or Centennial is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(g)    Each of CIC and Centennial has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(h)    There has been no lay-off of employees or work reduction program undertaken by or on behalf of CIC or Centennial in the past two years, and no such program has been adopted by CIC or Centennial or publicly announced.

4.19    Employee Benefit Plans.

(a)    Schedule 4.19(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any CIC or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of CIC, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)    Schedule 4.19(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with CIC or Centennial within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with CIC or Centennial within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of Persons providing services to CIC or Centennial as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which CIC or Centennial is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)    CIC has made available to Heartland true and complete copies of: (i) the most recent determination letter, if any, received by CIC or Centennial from the Internal Revenue Service regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the Internal Revenue Service that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years

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(in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)    Schedule 4.19(d) identifies each employee of CIC or Centennial who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.

(e)    With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.19(e) identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation; and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)(i) All Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt; (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been administered materially in accordance with the documents and instruments governing the Plans; (v) all reports and filings with governmental agencies (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects; and (vii) each of CIC and Centennial has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)(i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of CIC for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, CIC is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(h)    Except as disclosed on Schedule 4.19(h):

(i)no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;

(ii)the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;

(iii)the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of CIC or Centennial to severance pay, unemployment compensation or any

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other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;

(iv)CIC has not been notified that any Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the SEC;

(v)to the Knowledge of CIC, neither CIC nor Centennial has any actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating;

(vi)to CIC’s Knowledge, neither CIC nor Centennial has any actual or potential liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and

(vii)with respect to the Plans, to the Knowledge of CIC, neither CIC nor Centennial has any liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(i)    Except as disclosed on Schedule 4.19(i):

(i)    all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of each of CIC and Centennial;

(ii)    no condition, agreement or Plan provision limits the right of CIC or Centennial to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and

(iii)    neither CIC nor Centennial has any liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans identified on Schedule 4.19(i), or (B) health care continuation benefits described in Section 4980B of the Code.

(j)    Each Plan, or other nonqualified deferred compensation plan of CIC or Centennial, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder.

4.20    Insurance. Schedule 4.20 hereto lists each insurance policy maintained by CIC or Centennial with respect to its properties and assets. Prior to the date hereof, CIC has delivered to Heartland complete and accurate copies of each of the insurance policies described on Schedule 4.20. All such insurance policies are in full force and effect, and neither CIC nor Centennial is in default with respect to its obligations under any of such insurance policies.

4.21    Affiliate Transactions. Except as set forth on Schedule 4.21, neither CIC nor Centennial, nor any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement or any other agreement with CIC or Centennial (other than normal employment

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arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of CIC or Centennial.

4.22    Compliance with Laws; Permits. Each of CIC and Centennial is in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including the Bank Holding Company Act, the FDIA, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks and banking; and no claims have been filed by any Governmental Entity against CIC or Centennial alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity. Each of CIC and Centennial holds all of Governmental Authorizations required for the conduct of its business. Neither CIC nor Centennial is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any Board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the “Bank Regulators”), nor have either of CIC or Centennial has been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, Board resolutions or similar undertaking.

4.23    Administration of Fiduciary Accounts. Centennial has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable state and federal Law and regulation and common law. None of CIC or Centennial or any of their respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or would reasonably be expected to be material to the business, operations or financial condition of CIC or Centennial, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

4.24    Interest Rate Risk Management Instruments.

(a)    Schedule 4.24 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CIC or Centennial is a party or by which any of their properties or assets may be bound. CIC has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CIC or Centennial is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Knowledge of CIC, in accordance with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of CIC and Centennial has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of CIC, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.25    Regulatory Approvals. CIC is not aware of any fact or circumstance relating to it or Centennial that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained.

4.26    Disclosure. To the Knowledge of CIC, the representations and warranties of CIC contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to CIC which has not been disclosed to Heartland

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pursuant to this Agreement and the Disclosure Schedules which would have or would reasonably be expected to have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1    Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1, or disclosed in the Disclosure Schedules:

(a)    the business of CIC and Centennial shall be conducted only in, and neither CIC nor Centennial shall take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

(b)    each of CIC and Centennial will (i) preserve its business organization and goodwill, and will use commercially reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by CIC in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)    neither CIC nor Centennial shall, directly or indirectly,

(i)    amend or propose to amend its Charter or Bylaws;

(ii)    except as provided on Schedule 5.1(c), issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;

(iii)    redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of or any other ownership interest in CIC or Centennial;

(iv)    split, combine or reclassify any outstanding shares of capital stock of CIC or Centennial, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of CIC or capital stock of Centennial, except that Centennial shall be permitted to pay dividends on the shares of common stock of Centennial owned by CIC;

(v)    borrow any amount or incur or become subject to any material liability, except in the Ordinary Course of Business;

(vi)    discharge or satisfy any material Encumbrance on its properties or assets or pay any material liability, except otherwise in the Ordinary Course of Business;

(vii)    sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of any Operating Real Property shall not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

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(viii)    cancel any material debt or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)    acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or any Real Estate or assets or deposits that are material to CIC or Centennial, except in exchange for debt previously contracted, including OREO;

(x)    other than as set forth on Schedule 4.11, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or

(xi)    change any of its methods of accounting in effect on the date of the Latest Balance Sheet Date, other than changes required by GAAP or regulatory accounting principles;

(xii)    cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)    enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;

(xiv)    terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law or as disclosed on Schedule 4.19;

(xv)    enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(c); or

(xvi)    make any agreements or commitments binding it to extend credit except in a manner consistent with past practice and in accordance with Centennial’s lending policies as disclosed to Heartland, and Centennial shall not make any agreements or commitments binding it to extend credit in an amount in excess of $500,000, or sell, assign or otherwise transfer any participation in any loan, in each case without prior consultation with Heartland.

5.2    Access to Information; Confidentiality.

(a)    CIC shall permit and shall cause Centennial to permit Heartland full access on reasonable notice and at reasonable hours to the properties of CIC and Centennial, and shall disclose and make available (together with the right to copy) to Heartland and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of CIC and Centennial, including, without limitation, all books of account (including, without limitation, the general ledgers), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or

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prospects in which Heartland may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of CIC and Centennial; provided, however, that (i) the foregoing rights granted to Heartland shall in no way affect the nature or scope of the representations, warranties and covenants of CIC set forth herein, and (ii) CIC shall be permitted to keep confidential any information that CIC reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, CIC shall cause Centennial to instruct their officers, employees, counsel and accountants to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the business of CIC and Centennial with the business of Heartland and its Affiliates.

(b)    Any confidential information or trade secrets of CIC or Centennial received by Heartland, its employees or agents in the course of the consummation of the Merger or Bank Merger shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by Heartland or, at CIC’s request, returned to CIC if this Agreement is terminated as provided in Article 7. Such information shall not be used by Heartland or its agents to the detriment of CIC or Centennial.

(c)    In the event that this Agreement shall terminate, neither party shall disclose, except as required by Law or pursuant to the request of a Governmental Agency, the basis or reason for such termination, without the consent of the other party.

5.3    Notice of Developments. CIC will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of CIC or Centennial. CIC will promptly notify Heartland in writing if CIC should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4    Certain Loans and Related Matters. CIC will furnish to Heartland a complete and accurate list as of the end of each calendar month after October 2015, within 15 Business Days after the end of each such calendar month, of (a) all of Centennial’s periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Centennial classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $500,000; (e) any current repurchase obligations of Centennial with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (f) any standby letters of credit issued by Centennial.

5.5    Monthly Financial Statements and Pay Listings. CIC shall furnish Heartland with balance sheets of CIC and Centennial as of the end of each calendar month after October 2015 and the related statements of income, within 15 days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Latest Balance Sheet and the Related Statements and on a consistent basis during the periods involved, and shall fairly present the financial positions of CIC and Centennial as of the dates thereof and the results of operations of CIC and Centennial for the periods then ended. CIC shall make available to Heartland the payroll listings of CIC and Centennial as of the end of each pay period after October 2015, within one week after the end of such pay period.

5.6    Consents and Authorizations. CIC will use its commercially reasonable efforts to obtain (at no cost to Heartland), prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement, and the other consents listed on Schedule 5.6. CIC will keep Heartland reasonably advised of the status of obtaining the Required Consents, and Heartland will reasonably cooperate with CIC to obtain the Required Consents.

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5.7    Filing of Tax Returns and Adjustments.

(a)    CIC and Centennial shall file (or cause to be filed) at their own expense, on or prior to the due date, all Returns, including all Plan Returns and reports, for all Tax periods ending on or before the Effective Time where the due date for such Returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; provided, however, that neither CIC nor Centennial shall file any such Returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment Tax Returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Heartland; provided, further, that neither CIC nor Centennial shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Heartland, which approval shall not be unreasonably withheld, conditioned or delayed. In the event the granting or withholding of such approval by Heartland results in additional Taxes owing for any Tax period ending on or before the Effective Time, Liability for such additional Taxes shall not cause any representation of CIC relating to Taxes to be untrue, and to the extent such Liability would otherwise result in a reduction in the Adjusted Tangible Equity at Closing, such Liability shall be ignored for purposes of calculating Adjusted Tangible Equity. CIC shall provide Heartland with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax Return or election of CIC and Centennial (including Returns of all Plans) at least ten days before filing such Return or election. CIC shall consider in good faith and incorporate in the Return any reasonable comments that Heartland may make with respect to such Return or election.

(b)    Heartland, in its sole and absolute discretion and at its sole expense, will file (or cause to be filed) all Returns of CIC and Centennial due after the Effective Time. After the Effective Time, Heartland, in its sole and absolute discretion and to the extent permitted by Law, shall have the right to amend, modify or otherwise change all Returns of CIC and Centennial for all Tax periods. To the extent Heartland amends any such Returns, other than an amendment to comply with applicable Law, to correct an error or made at the request of the applicable federal, state, local or foreign Tax authority, and such amendment results in additional Taxes owing for any Tax period ending on or before the Effective Time, such additional Taxes shall not cause any representation of CIC relating to Taxes to be untrue.

5.8    No Solicitation.

(a)    Neither CIC nor Centennial will, and they will each use their best efforts to cause their officers, directors, employees agents and authorized representatives (“Representatives”) not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding CIC or Centennial to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required CIC Shareholder Vote, this Section 5.8(a) will not prohibit CIC from furnishing nonpublic information regarding CIC to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to CIC by such Person (and not withdrawn) if (1) neither CIC nor Centennial nor any their respective Representatives have violated any of the restrictions set forth in this Section 5.8(a), (2) the Board of Directors of CIC concludes in good faith, after having consulted with and considered the advice of outside counsel to CIC, that such action is required in order for the Board of Directors of CIC to comply with its fiduciary obligations to CIC’s shareholders under applicable Law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, CIC gives Heartland written notice of the identity of such Person and of CIC’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and CIC receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral

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information furnished to such Person by or on behalf of CIC and (4) at least two business days prior to furnishing any such nonpublic information to such Person, CIC furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by the CIC to Heartland). Without limiting the generality of the foregoing, CIC acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by CIC, Centennial or any Representative will be deemed to constitute a breach of this Section 5.8(a) by CIC.

(b)    CIC will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to CIC or Centennial (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. CIC will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)    CIC and Centennial will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)    CIC will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which CIC or Centennial is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland. CIC will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of CIC.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1    The Bank Merger. To the extent not previously approved, CIC shall cause the Board of Directors of Centennial to approve the Bank Merger within three business days of execution of this Agreement, and shall vote all of the shares of Centennial voting stock held by Centennial for the Bank Merger. For the avoidance of doubt, the Bank Merger shall occur simultaneous with the Merger, and shall be conditioned upon regulatory approval and upon the Required CIC Shareholder Vote. Heartland shall take, and shall cause Summit to take, all actions necessary to cause Summit to change its name at the time of consummation of the Bank Merger to be “Centennial Bank” or a derivative thereof reasonably acceptable to CIC.

6.2    Filings and Regulatory Approvals. Heartland and CIC will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file, promptly after the date of this Agreement (but in any event within twenty (20) Business Days after the date of this Agreement), all applications or other documents required to obtain Regulatory Approvals and consents from the FDIC and the CDB for the Bank Merger under the Bank Merger Act, and notification, or approval, if required, of the FRB of the Merger under the Bank Holding Company Act, and any other applicable Governmental Entities, and Heartland shall provide copies of the non-confidential portions of such applications, filings and related correspondence to CIC. CIC will file, promptly after the date of this Agreement (but in any event within twenty (20) Business Days after the date of this Agreement), all applications, notices or other documents required to cause the redemption of the CIC Series A Preferred Stock and pay a dividend from Centennial to CIC in an amount necessary to redeem the CIC Series A Preferred Stock and the CIC Series C Preferred Stock pursuant to this Agreement, and CIC shall provide copies of the non-confidential portions of such applications, filings and related correspondence to Heartland. Prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement shall be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the

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other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Regulatory Approvals.

6.3    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.4    Title Insurance and Surveys.

(a)    In preparation for the Closing, as soon as reasonably possible and in no event later than January 15, 2016, CIC will furnish to Heartland, at CIC’s expense, with respect to each parcel of Owned Real Property, a title commitment with respect to a title policy conforming to be an ALTA Form 2006 Owner’s Policy of Title Insurance, issued by a title insurer satisfactory to Heartland insuring marketable fee title in Heartland as of the Closing, subject only to Permitted Encumbrances.

(b)    If (i) any title commitment or other evidence of title, or search of the appropriate real estate records, discloses that any party other than CIC or Centennial has title to any of the Owned Real Property or (ii) any title exception is disclosed in Schedule B to any title commitment that is not one of the Permitted Encumbrances or not one that CIC specifies when delivering the title commitment to Heartland that CIC will cause to be deleted from the title commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans, and (B) any exceptions that Heartland reasonably believes could materially and adversely affect Heartland’s use and enjoyment of the Owned Real Property described therein (a “Title Objection”), Heartland will notify CIC in writing of such matters within fifteen (15) Business Days after receiving all of the title commitments for the Owned Real Property. CIC will use reasonable commercial efforts to cure each Title Objection (other than by payment of money) and take reasonable steps required by the title insurer to eliminate each Title Objection as an exception to the title commitment, or in the event it cannot so eliminate such Title Objection, to procure from the title insurer, at Heartland’s direction and but at CIC’s expense, title insurance coverage over such Title Objection on terms acceptable to CIC and Heartland. Matters not objected to by Heartland or that are insured in the manner above will be deemed to be acceptable to Heartland.

6.5    Shareholder Approval; Registration Statement.

(a)    CIC shall call a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement is declared effective. The Board of Directors of CIC shall recommend that the shareholders approve this Agreement and the Merger (the “Board Recommendation”), and shall use its best efforts (including soliciting proxies for such approval) to obtain the Required CIC Shareholder Vote. The Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of CIC or any committee thereof to withdraw or modify the Board Recommendation in a manner adverse to CIC may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required CIC Shareholder Vote, the Board of Directors of CIC may withdraw, qualify or modify the Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8 if the Board of Directors of CIC determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable law (a “Change of Board Recommendation”). In determining whether to make a Change of Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of CIC shall take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

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(b)    For the purposes of (i) holding the Shareholder Meeting and (ii) registering Heartland Common Stock and Heartland Series D Preferred Stock to be issued to shareholders of CIC in connection with the Merger with the SEC and with applicable state securities authorities, Heartland shall prepare, with the cooperation of CIC (which shall, for the avoidance of doubt, be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement relating to CIC and Centennial), a registration statement on Form S‑4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which shall include a prospectus/proxy statement satisfying all applicable requirements of the Securities Act, the Exchange Act and applicable Blue Sky Laws (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the “Prospectus/Proxy Statement”).

(c)    Heartland shall furnish such information concerning Heartland as is necessary in order to cause the Prospectus/Proxy Statement and the Registration Statement, insofar as they relate to Heartland, to be prepared in accordance with Section 6.5(b). Heartland agrees promptly to notify CIC if at any time prior to the Shareholder Meeting any information provided by Heartland in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(d)    CIC shall promptly, and in any event within 30 days after the date of this Agreement, furnish Heartland with such information concerning CIC and Centennial as is necessary in order to cause the Prospectus/Proxy Statement and the Registration Statement, insofar as they relate to CIC and Centennial, to be prepared in accordance with Section 6.5(b), including the opinion of counsel as to tax matters required to be filed as an exhibit thereto. CIC agrees promptly to notify Heartland if at any time prior to the Shareholder Meeting any information provided by CIC in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.

(e)    Heartland shall promptly, and in any event within 30 days of receipt from CIC pursuant to Section 6.5(d) of all portions of such Registration Statement requiring information relating to CIC and Centennial, file the Registration Statement with the SEC and applicable state securities agencies. Heartland shall use commercially reasonable efforts to cause (i) the Registration Statement to become effective under the Securities Act and applicable Blue Sky Laws at the earliest practicable date; and (ii) the shares of Heartland Common Stock issuable to the shareholders of CIC to be authorized for listing on the Nasdaq Global Select Market or other national securities exchange. At the time the Registration Statement becomes effective, Heartland shall use its commercially reasonable efforts to ensure that the Registration Statement complies in all material respects with the provisions of the Securities Act and applicable Blue Sky Laws. CIC hereby authorizes Heartland to utilize in the Registration Statement the information concerning CIC and Centennial provided to Heartland for the purpose of inclusion in the Prospectus/Proxy Statement. Heartland shall advise CIC promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland shall furnish CIC with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act.

(f)    For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for “affiliates” of CIC to sell shares of Heartland Common Stock and Heartland Series D Preferred Stock in accordance with Rule 145 of the Securities Act), Heartland will use commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8‑K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S‑T.

(g)    None of the information relating to Heartland and its Subsidiaries that is provided by Heartland for inclusion in: (i) the Prospectus/Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to the Securities Act will, at the time of mailing the

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Prospectus/Proxy Statement to CIC’s shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)    Heartland shall bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock and Heartland Series D Preferred Stock under the Blue Sky Laws, to the extent necessary. Heartland shall also bear the costs of all Nasdaq listing fees with respect to listing the shares of Heartland Common Stock on the Nasdaq Global Select Market or other national securities exchange pursuant to this Agreement. Heartland shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to CIC shareholders. Heartland and CIC shall each bear their own legal and accounting expenses in connection with the preparation of the Prospectus/Proxy Statement and the Registration Statement.

6.6    Establishment of Accruals. If requested by Heartland, on the Business Day immediately prior to the Closing Date, Centennial shall, consistent with GAAP, establish such additional accruals and reserves as Heartland indicates are necessary to conform Centennial’s accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to Centennial from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of Centennial’s business following the Merger and to provide for the costs and expenses relating to the consummation by Centennial of the transactions contemplated by this Agreement; provided, however, that any such accruals and reserves shall not affect the determination of Adjusted Tangible Equity. No such accruals or reserves shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by CIC or Centennial (a) of any adverse circumstances for purposes of determining whether the conditions to Heartland’s obligations under this Agreement have been satisfied; or (b) that such adjustment has any bearing on the Aggregate Merger Consideration. In no event shall any accrual, reserve or other adjustment required or permitted by this Section 6.6 require any prior filing with any Governmental Entity or violate any Law, rule or order applicable to CIC or Centennial.

6.7    Employee Matters.

(a)    General. At the request of Heartland, CIC agrees to terminate any Plans as of the Effective Time on terms reasonably acceptable to Heartland. If any Plans are not so terminated, after the Effective Time, Heartland shall have the right to continue, amend, merge or terminate any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including tax qualification requirements. Until Heartland shall take such action, however, such Plans shall continue in force for the benefit of present and former employees of CIC or Centennial who have any present or future entitlement to benefits under any of the Plans (“CIC Employees”).

(b)    Limitation on Enforcement. This Section 6.7 is an agreement solely between CIC and Heartland. Nothing in this Section 6.7, whether express or implied, confers upon any employee of CIC, Centennial or Heartland or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 6.7. Each CIC Employee will be eligible to continue to participate in Heartland’s health, vacation and other non-equity based employee benefit plans to the same extent as similarly situated employees of Heartland to the extent permitted by the applicable Heartland Plan or applicable Law; provided, however, that (a) nothing in this Section 6.7(b) or elsewhere in this Agreement will limit the right of Heartland or any of its Subsidiaries to amend or terminate any such health, vacation or other employee benefit plan at any time. With respect to employee benefit plans, if any, of Heartland or its Subsidiaries in which CIC Employees become eligible to participate after the Closing Date (the “Heartland Plans”), Heartland will, or will cause the Surviving Corporation or its Subsidiaries to: (i) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result

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in a lack of coverage for any condition for which the applicable CIC Employee would have been entitled to coverage under the corresponding Benefit Plan in which such CIC Employee was an active participant immediately prior to his or her transfer to Heartland Plan; (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Benefit Plan in which such CIC Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (z) provided CIC’s insurance company provides information related to the amount of such credit that is available to Heartland, provide each CIC Employee with credit for deductibles paid by such CIC Employee prior to his or her transfer to Heartland Plan (to the same extent such credit was given under the analogous Benefit Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (ii) fully recognize service of the CIC Employees with CIC or Centennial for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the CIC Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Benefit Plan prior to such transfer. Heartland shall extend coverage to CIC Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Heartland to the extent permitted by such Heartland Plans and applicable Law. Heartland shall give effect to any elections made by CIC Employees with respect to such accounts under any CIC or Centennial flexible benefits cafeteria plan to the extent permitted by such Heartland Plan and applicable Law. CIC Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under any CIC or Centennial flexible benefits cafeteria plan to the extent permitted by such Heartland Plan and applicable Law. The foregoing will not apply to the extent it would result in duplication of benefits.

(c)    Terminated CIC Employees. To the extent that Heartland terminates the employment of any CIC Employee at, or within six months after, the Effective Time, and such CIC Employee is not entitled to severance benefits under a separate contractual obligation with CIC, Heartland will provide such CIC Employee with severance benefits equivalent to one week of pay for each year of service with a minimum of two and a maximum of 12 weeks of severance pay.

6.8    Tax Treatment. None of CIC, Centennial or Heartland shall take any action which would disqualify the Merger as a “reorganization” that would be tax-free to the shareholders of CIC pursuant to Section 368(a)(1)(A) of the Code.

6.9    Updated Schedules. On a date 15 Business Days prior to the Effective Date and on the Effective Date, CIC shall modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by CIC subsequent to the date any Schedule was previously delivered by CIC to Heartland. Notwithstanding the foregoing, any updated Schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).

6.10    Indemnification; Directors’ and Officers’ Insurance.

(a)    Heartland agrees that all rights of the present and former directors and officers of CIC and Centennial to indemnification provided for in the Charter or Bylaws of CIC or Centennial, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), shall survive the Merger and continue in full force and effect until expiration of the applicable statute of limitations (each such director and officer being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any person made a party to any proceeding by reason of the fact that such person was a director, officer or employee of CIC or Centennial at or prior to the Effective Time to the fullest extent provided in, and shall advance expenses in accordance with, the Charter and Bylaws of CIC or Centennial, as applicable, in the

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form provided to Heartland, in each case subject to all the limitations set forth in such Charter and Bylaws and applicable Law. Notwithstanding anything to the contrary contained in this Section 6.10, nothing contained in this Agreement shall require Heartland to indemnify, defend or hold harmless any Indemnified Party to a greater extent than CIC or Centennial may, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and any such indemnification provided pursuant to this Section 6.10 shall be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

(b)    Prior to the Effective Time, CIC shall or, if CIC is unable to, Heartland as of the Effective Time shall, obtain and fully pay for “tail” insurance with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as CIC and Centennial’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall CIC or Heartland expend for “tail” insurance policies for the D&O Insurance a premium amount in excess of $100,000). If CIC and Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Surviving Corporation shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in CIC and Centennial’s existing policies as of the date of this Agreement, or Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in CIC and Centennial’s existing policies as of the date of this Agreement; provided, however, that in no event shall CIC or Surviving Corporation be required to expend for such policies an annual premium amount in excess of $40,000; and, provided, further, that if the annual premiums of such insurance coverage exceeds such amount, Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)    The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she were a party to this Agreement. The indemnification rights provided to each Indemnified Party pursuant hereto shall be in addition to all other indemnification rights provided to such Indemnified Party under any agreement or certificate between CIC or Centennial and such Indemnified Party.

6.11    Notice of Developments by Heartland. Heartland will promptly notify CIC in writing if Heartland should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 6.11 will be deemed to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

6.12    Redemption of CIC Preferred Stock. Subject to receipt of any approvals required from any Governmental Entities to either provide the necessary funding or effect the redemption, CIC will redeem all outstanding shares of CIC Series A Preferred Stock and CIC Series C Preferred Stock immediately prior to the Effective Time.

6.13    Repayment of CIC Bank Loan. Subject to receipt of any approvals required from any Governmental Entities to provide the necessary funding, including the payment of any dividend from Centennial to CIC, immediately prior to the Effective Time, CIC will repay in full the Promissory Note dated October 24, 2014 in the principal amount of $5,000,000 issued to Busey Bank pursuant to the Bank Stock Loan Agreement dated October 24, 2014 among CIC, CIC Intermediate Holdco, Inc. and Busey Bank and cause the Stock Pledge Agreement dated October 24, 2014 between CIC and Busey Bank to be terminated.

6.14    Assumption of CIC Convertible Notes and CIC Sub-Debt. Heartland will assume all of the CIC Convertible Notes and CIC Sub-Debt as of the Effective Time. Upon conversion of the CIC Convertible Notes after the Effective Time, the holders thereof will be entitled to receive (i) Heartland Common Stock for the entire outstanding principal amount thereof, calculated by dividing such principal amount by a conversion price, subject to further adjustment as provided

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therein, that has been adjusted as of the Effective Time by multiplying the current conversion price of the CIC Convertible Notes ($12.50) by the ratio of the Average Closing Price to the Aggregate Merger Consideration per Share, and (ii) a proportionate amount of the Scheduled Payments.

6.15    Millennium Stragglers. During the 60-day period following the date of this Agreement, CIC shall provide the Millennium Stragglers with an opportunity to claim shares of CIC Class A Common Stock or receive cash pursuant to the Millennium Agreement. If, within such period any Millennium Stragglers have not claimed shares of CIC Class A Common Stock, CIC will use commercially reasonable efforts to pay them cash in accordance with the Millennium Agreement.

6.16    Determination of Adjusted Tangible Equity. Within five (5) Business Days following the Determination Date, CIC shall prepare and deliver to Heartland its good faith calculation of Adjusted Tangible Equity, together with reasonable support therefor. If CIC and Heartland agree to such calculation and to the Adjusted Tangible Equity, such amounts shall be final and conclusive. If Heartland believes that Tangible Equity is less than $55,000,000 and Heartland and CIC disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, unless otherwise agreed upon by the parties, the items in dispute shall be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations shall be deemed adjusted in accordance with the determination of the independent accounting firm and shall become binding, final and conclusive upon all of the parties hereto. The independent accounting firm shall consider only the items in dispute and shall be instructed to act within five (5) Business Days (or such longer period as CIC and Heartland may agree) to resolve all items in dispute. CIC and Heartland shall share equally the payment of reasonable fees and expenses of the independent accounting firm.

ARTICLE 7
CONDITIONS

7.1    Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)    Regulatory Approvals. The Regulatory Approvals shall have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Heartland, CIC or Centennial; (ii) require any Person other than Heartland to be deemed a bank holding company under the Bank Holding Company Act; (iii) require any Person other than Heartland to guaranty, support or maintain the capital of Centennial; or (iv) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Heartland or any of its Subsidiaries; (any of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a “Materially Burdensome Regulatory Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by Law, written and publicly available supervisory guidance of general applicability, unwritten supervisory guidance of which Heartland has knowledge, in each case, as in effect on the date hereof.

(b)    No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

(c)    No Prohibitive Change of Law. There shall have been no Law, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

(d)    Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions

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contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in (i) restraining or prohibiting the consummation of the transactions contemplated hereby or obtaining material damages from CIC, Centennial, Heartland or any of Heartland’s Subsidiaries in connection with the transactions contemplated hereby, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of CIC or Centennial or of Heartland or any of its Subsidiaries, or to compelling Heartland or any of its Subsidiaries or CIC or Centennial to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its Subsidiaries or of CIC or Centennial, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of CIC or Centennial.

(e)    No Termination. No party hereto shall have terminated this Agreement as permitted herein.

(f)    Shareholder Approval. The Merger shall have been approved by the Required CIC Shareholder Vote.

(g)    Registration Statement. The Registration Statement shall have been declared and shall remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, lawsuit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the shares of Heartland Common Stock and Heartland Series D Preferred Stock issuable to the shareholders of CIC hereunder shall have been received. The shares of Heartland Common Stock issuable to the shareholders of CIC shall have been authorized for listing on the Nasdaq Global Select Market or other national securities exchange, subject to official notice of issuance.

(h)    Minimum Adjusted Tangible Equity. Adjusted Tangible Equity, determined as of the Determination Date, shall be not less than $51,500,000.

7.2    Additional Conditions to Obligation of CIC. The obligation of CIC to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)    Representations and Warranties. The representations and warranties set forth in Article 3 (i) that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)    Agreements. Heartland shall have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)    Officer’s Certificate. Heartland shall have furnished to CIC a certificate of the Chief Financial Officer of Heartland, dated as of the Effective Time, in which such officer shall certify to the conditions set forth in Sections 7.2(a) and (b).

(d)    Heartland Secretary’s Certificate. Heartland shall have furnished to CIC (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to CIC that such copies are

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true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)    Change in Control of Heartland. Heartland shall not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(f)    Legal Opinion. CIC shall have received an opinion of Bieging Shapiro & Barber LLP that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers or directors of CIC, Heartland and others.

(g)    Other Materials. CIC shall have received the materials set forth in Section 2.8(b).

7.3    Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)    Representations and Compliance. The representations and warranties set forth in Article 4 (i) that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)    Agreements. CIC shall have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)    Officers’ Certificate of CIC. CIC shall have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of CIC, dated as of the Effective Date, in which such officers shall certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)    CIC Secretary’s Certificate. CIC shall have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of CIC necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of CIC by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)    Dissenting Shares. The total number of Dissenting Shares shall be no greater than six and one-half percent (6.5%) of the number of outstanding shares of CIC Common Stock or CIC Series B Preferred Stock.

(f)    Required Consents. Each Required Consent will have been obtained and be in full force and effect, and such actions as Heartland’s counsel may reasonably require will have been taken in connection therewith.

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(g)    No Equity Claims. No Person (other than a CIC Securityholder) will have asserted that, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, CIC or Centennial or (ii) is entitled to all or any portion of the Merger Consideration.

(h)    Employment Agreements. Heartland or Centennial will have entered into employment agreements with Kevin W. Ahern and James L. Basey in substantially the forms attached hereto as Exhibits C and D, such agreements will be in full force and effect and neither of such Persons will have indicated any intention of not fulfilling his obligations under his agreement.

(i)    Non-Compete Agreements. Kevin W. Ahern and James L. Basey will have entered into non-compete agreements with Heartland in substantially the forms attached hereto as Exhibits E and F, such agreements will be in full force and effect and neither of such Persons will have indicated any intention of not fulfilling his obligations under his agreement.

(j)    Other Materials. Heartland shall have received the materials set forth in Section 2.8(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1    Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)    by mutual consent of the Boards of Directors of Heartland and CIC;

(b)    by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(c)    by either party if the Merger is disapproved (or suggested or recommended to be withdrawn) by any Governmental Entity;

(d)    by CIC if:

(i)    the Closing has not occurred by June 30, 2016 (the “Termination Date”); provided that CIC will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) CIC’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) CIC has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.8 or (z) the circumstances or events underlying the termination rights set forth in clauses (d)(iii) or (d)(iv) of this Section 8.1 shall have occurred;

(ii)    Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by CIC to Heartland;

(iii)    at the Shareholder Meeting, this Agreement shall not have been duly adopted by the Required CIC Shareholder Vote;

(iv)    (A) CIC will have delivered to Heartland a written notice of the intent of CIC to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five business days have elapsed following delivery to Heartland of such written notice by CIC, (C) during such five business-day period CIC has fully complied with the terms of Section 5.8, including informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling

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Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of the CIC will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) CIC pays to Heartland the termination fee in accordance with Section 8.4, and (F) CIC will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of CIC will have resolved to do so;

(v)    any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of CIC to comply with its obligations under this Agreement); or

(vi)    the Average Determination Date Price shall be less than $23.50; provided, however, CIC may only exercise its termination right pursuant to this Section 8.1(d)(vi) by written notice given to Heartland within two (2) Business Days following the Determination Date.

(e)    by Heartland if:

(i)    the Closing has not occurred by the Termination Date; provided that Heartland will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Heartland’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Heartland has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.8;

(ii)    CIC will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to CIC; or

(iii)    at the Shareholder Meeting, this Agreement shall not have been duly adopted by the Required CIC Shareholder Vote.

8.2    Effect of Termination. Except as provided in Sections 8.3 and 8.4 and any provisions set forth herein that survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Heartland, CIC or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 8.3, and 8.4, nothing herein shall relieve any party from liability arising out of its own fraud, willful misconduct or material breach of this Agreement.

8.3    Expenses. Except as provided in this Section 8.3 or Section 8.4, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1(d)(iii), 8.1(e)(ii) or 8.1(e)(iii), or for any of the reasons set forth in Section 8.4, then CIC shall pay to Heartland, within five Business Days of presentation by Heartland of reasonably detailed invoices for the same, all Expenses reasonably incurred by Heartland, and if this Agreement is terminated pursuant to Section 8.1(d)(ii), then Heartland shall pay to CIC, within five Business Days of presentation by CIC of reasonably detailed invoices for the same, all Expenses reasonably incurred by CIC; provided, however, in either event, neither party’s reimbursement obligation hereunder shall exceed $500,000 in the aggregate. As used in this Agreement, “Expenses” shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

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8.4    CIC Termination Payments. If this Agreement is terminated by CIC pursuant to 8.1(d)(iv), or by Heartland pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.8 or Section 6.5(a), then CIC shall pay to Heartland (in lieu of any payment that may be due under Section 8.3), a termination fee of $3,400,000 as the sole and exclusive remedy of Heartland (including any remedy for specific performance), as agreed-upon liquidated damages.

8.5    Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

8.6    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1    Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with CIC or Centennial, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland and CIC mutually determine and approve or as required by applicable Law. Heartland will have the right to be present for any in-Person announcement by CIC. Unless consented to by Heartland or required by Law, CIC will keep, and will cause Centennial to keep, this Agreement and the transactions contemplated by this Agreement confidential.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

if to Heartland:
Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Telephone:	(563) 589-1994
Fax:	(563) 589-1951
Attention:	David Horstmann, Executive Vice President, Finance and Corporate Strategy
Michael Coyle, Executive Vice President, Senior General Counsel and Corporate Secretary
e-mail:	davidhorstmann@htlf.com
mcoyle@htlf.com

with a copy to:
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention:	Thomas Martin
Jay L. Swanson
Fax:	(612) 340-7800
e-mail:	martin.tom@dorsey.com
swanson.jay@dorsey.com

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if to CIC:
CIC Bancshares, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Attention:	Kevin W. Ahern, Chairman and Chief Executive Officer
Fax:	(720) 873-3775
e-mail:	kahern@cicbancshares.com

with a copy to:
Bieging Shapiro & Barber LLP
4582 South Ulster Street Parkway
Suite 1650
Denver, Colorado 80237
Attention:	Christian E. Otteson
Fax:	(720) 488-7711
e-mail:	cotteson@bsblawyers.com

if to the Securityholders' Representative:
Kevin W. Ahern
c/o CIC Bancshares, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Fax:	(720) 873-3775
e-mail:	kahern@cicbancshares.com

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.
9.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5    Schedules. The Schedules correspond to the specific sections contained in Article 4. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. In the event of any inconsistency between the statements in this Agreement and statements in a Schedule, the statements in this Agreement will control and the statements in the Schedule will be disregarded.

9.6    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and

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“hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to,”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” shall be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8    Complete Agreement. This Agreement contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral. CIC acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

9.9    Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of CIC and Centennial, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

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9.12    Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation shall constitute a waiver of any representation, warranty or covenant of any other party.

9.13    No Survival of Representations. The representations, warranties and covenants made by CIC and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on, and shall have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time or survive the termination of this Agreement.

9.14    Securityholders’ Representative. By approving this Agreement and the transactions contemplated hereby or by executing a Letter of Transmittal, each holder of CIC Class A Common Stock shall have irrevocably (a) authorized and appointed the Securityholders’ Representative as such holder’s representative to act on behalf of the holder with respect to the matters set forth in Section 2.9; and (b) agreed that the Securityholders’ Representative shall not be liable, responsible or accountable in damages or otherwise to CIC Securityholders for any Liabilities incurred by reason of any error in judgment or any act or failure to act arising out of the activities of the Securityholders’ Representative on behalf or in respect of the CIC Securityholders, including (i) the failure to perform any acts he is not expressly obligated to perform under this Agreement; (ii) any acts or failures to act made in good faith or on the advice of legal counsel, accountants or other consultants to the Securityholders’ Representative; or (iii) any other matter beyond the control of the Securityholders’ Representative. No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative shall not receive compensation for his services contemplated by this Agreement except as set forth in Section 2.9. If Kevin W. Ahern is no longer serving as Securityholders’ Representative due to his resignation, death or disability, the resulting vacancy in the position of Securityholders’ Representative may be filled by the approval of the Persons (or their heirs or successors) that held immediately prior to Closing a majority of the Fully Diluted Shares Outstanding.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

HEARTLAND FINANCIAL USA, INC.

By	/s/ Lynn B. Fuller
Lynn B. Fuller, Chairman and Chief Executive Officer

CIC BANCSHARES, INC.

By	/s/ Kevin W. Ahern
Kevin W. Ahern, Chairman and Chief Executive Officer

KEVIN W. AHERN, as Securityholders’ Representative

By	/s/ Kevin W. Ahern
Kevin W. Ahern

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APPENDIX B

COLORADO DISSENTERS’ RIGHTS STATUTE

7-113-101. Definitions

For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1);

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2);

(c) Consummation of a conversion in which the corporation is the converting entity as provided in section 7-90-206 (2);

(f) An amendment, conversion, or merger described in section 7-101-504 (3); and

(g) Consummation of a plan by which a public benefit corporation terminates public benefit corporation status by merger or conversion into a corporation that has not elected public benefit corporation status as provided in section 7-101-504 (4) or by amendment of its articles of incorporation.

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares that either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which, at the effective date of the plan of merger or share exchange, either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, § 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

7-113-201. Notice of dissenters’ rights

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

7-113-203. Dissenters’ notice

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

7-113-204. Procedure to demand payment

(1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7-113-209; and

(e) A copy of this article.

7-113-207. Failure to take action

(1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

7-113-301. Court action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Appendix C

October 21, 2015

Board of Directors
CIC Bancshares, Inc.
707 17th Street, Suite 2950
Denver, CO 80202

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Stock, no par value (the “Company Common Stock”), of CIC Bancshares, Inc. (the “Company”), of the Per Share Merger Consideration (as defined below) pursuant to the Merger Agreement (the “Agreement”), to be entered into among the Company, Heartland Financial USA, Inc. (the “Acquiror”) and Kevin W. Ahern, as Securityholders’ Representative. The Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Acquiror, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, will be converted into the right to receive (i) the Common Share Stock Consideration Per Share, plus (ii) the Common Share Cash Consideration Per Share, plus (iii) a FPMC Payment Right Per Share (as each term is defined in the Agreement) (collectively, the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined in this letter have the meanings set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated October 20, 2015; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror that were publicly available, as well as those that were furnished to us by the Company and the Acquiror, respectively; (iv) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Acquiror Common Stock; (vi) compared the financial performance of the Company and the Acquiror with that of certain other publicly-traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; (viii) performed a discounted cash flow analysis for each of the Company and the Acquiror on a stand-alone basis; (ix) performed a contribution analysis and an accretion and dilution analysis; and (x) reviewed the historical exchange ratio of the Acquiror common stock to the Per Share Merger Consideration assuming all stock consideration. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

CIC Bancshares, Inc.
Board of Directors
October 21, 2015

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Acquiror that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Acquiror as to the expected future results of operations and financial condition of the Company and the Acquiror, respectively, to which such financial forecasts, estimates and other forward-looking information relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have further assumed that the stock consideration in the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto, (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) that the Adjusted Tangible Equity at closing will not result in any adjustment to the Per Share Merger Consideration that is material to our analysis. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets (including, but not limited to, the Scheduled Lease Agreements) or liabilities (fixed, contingent or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. With your consent, we have assumed that the fair market value of the Payment Right Per Share is equal to the net book value of the Scheduled Lease Agreements as of the Effective Time divided by the Fully Diluted Shares Outstanding.

CIC Bancshares, Inc.
Board of Directors
October 21, 2015

The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction with the exception of the Acquiror’s pending acquisition of Premier Valley Bank, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Acquiror common stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services.

River Branch Capital LLC (“River Branch”), which we acquired in September 2015, has provided financial advisory services to the Company in the past. For the period January 1, 2013 to date, River Branch received a total of $954,654 in advisory fees from the Company. In addition, one of our current employees, and the lead investment banker on our transaction team, owns (directly and indirectly) a total of 50,000 shares of the Class A Common Stock of the Company. Finally, our lead investment banker is an investor (less than 1% of the committed capital) in an investment fund that provided financing to the Company in connection with the Company’s 2014 acquisition of certain retail banking branches from Mutual of Omaha Bank, in the form of $4.75 million of the Company’s 8% Subordinated Debentures due 2023 (the CIC Sub-Debt, as defined in the Agreement) and $1.0 million of the Company’s 8.5% Senior Non-Cumulative Perpetual Preferred Stock, Series C (the CIC Series C Preferred Stock, as defined in the Agreement). In addition to being a holder of the CIC Sub- Debt and CIC Series C Preferred Stock, this investment fund owns 133,333 shares of Class A Common Stock and 125,000 of the outstanding CIC Warrants, which the investment fund

CIC Bancshares, Inc.
Board of Directors
October 21, 2015

received at the time it provided the 2014 acquisition financing for the Company. At closing of the Merger, our lead investment banker, directly and indirectly, will realize gains associated with his investments in the Class A Common Stock of the Company and the CIC Warrants, will receive proceeds from the redemption of CIC Series C Preferred Stock, and will also continue to indirectly hold the CIC Sub-Debt, which is to be assumed by Acquiror under the terms of the Agreement. We have previously advised you of the foregoing matters and received your waiver of any potential conflict of interest arising therefrom.

In the ordinary course of our business, we and our affiliates may actively trade securities of the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Acquiror or entities that are affiliated with the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Acquiror and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Per Share Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. With respect to the consideration payable under the Agreement, (i) this opinion relates solely to the Per Share Merger Consideration payable to the holders of Company Common Stock, (ii) we did not analyze the consideration payable to any other class of securities of the Company in the Merger and with your consent assumed conversion of

CIC Bancshares, Inc.
Board of Directors
October 21, 2015

all convertible equity and assumed a value for the non-convertible equity equal to its face value, (iii) we do not express any opinion regarding the consideration allocated or paid to classes of securities of the Company other than the Company Common Stock, whether in absolute value, relative value or fairness to the Per Share Merger Consideration, or otherwise. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Per Share Merger Consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Acquiror and its affiliates, if any) as of the date hereof.

Sincerely,

/s/ Steven P. Kent
PIPER JAFFRAY & CO.

Subsequent Explanatory Note Dated December 4, 2015
The information in this letter is as of October 21, 2015, other than the references to the defined terms "Payment Right Per Share" and "Scheduled Lease Agreements," which references were added on December 4, 2015. Our original October 21, 2015 letter referenced the predecessor defined terms used in the October 20, 2015 draft of the Merger Agreement. We have been informed by the Company that the captions of two of the defined terms used in the October 20, 2015 draft of the Merger Agreement we reviewed for purposes of this letter were changed in the final Merger Agreement to "Payment Right Per Share" and "Scheduled Lease Agreements," but that the meaning of those terms remained the same. On December 4, 2015, at the request of the Company to address customer confidentiality requirements, we changed the captions of these defined terms in this letter to align with the captions used in the final Merger Agreement. We have assumed, without investigation and with the consent of the Company, that the substantive meaning of the terms "Payment Right Per Share" and "Scheduled Lease Agreements" are identical to the corresponding terms used in the October 20, 2015 draft of the Merger Agreement. We have not reviewed any updated information or agreement (including the final Merger Agreement), prepared any updated analyses or provided any updated opinion since we delivered our letter on October 21, 2015, which continues to speak only as of the date of its delivery, October 21, 2015, except as expressly indicated above.

Appendix D

DESIGNATION
OF POWERS, PREFERENCES AND SPECIAL RIGHTS OF
7.0% SENIOR NON-CUMULATIVE PERPETUAL CONVERTIBLE
PREFERRED STOCK, SERIES D
OF
HEARTLAND FINANCIAL USA, INC

Section 1.     Designation and Number of Shares. The shares of this series of preferred stock shall be designated as the “7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 3,000 shares, which may be decreased (but not below the number of shares of Designated Preferred Stock then issued and outstanding) from time to time by the Board of Directors. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 6 and Section 7 hereof. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series and available for future issuance.

Section 2.     Ranking. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation, as set forth below.

Section 3.    Definitions. As used herein with respect to Designated Preferred Stock:

(a)    “Applicable Regulatory Approval” means, with respect to a particular Holder or such Holder’s designee, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow such Holder or such Holder’s designee, as applicable, to acquire the shares of Common Stock issuable upon conversion of the Designated Preferred Stock held by it or to own or control such shares of Common Stock and the expiration or earlier termination of any required waiting period, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority.

(b)    “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)    “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of Iowa generally are authorized or required by law or other governmental actions to close.

(d)    “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(e)    “Certificate of Designation” means this Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, as it may be amended from time to time.

(f)    “Charter” means the Corporation’s certificate of incorporation, as amended from time to time.

(g)    “Common Stock” means the Common Stock, $1.00 par value per share, of the Corporation.

(h)    "Contingent Payments" is defined in Section 7(a)

(i)    “Conversion Date” has the meaning set forth in Section 7(e).

(j)    “Conversion Price” means, for each share of Designated Preferred Stock, the quotient of (A) the product of (x) the Average Closing Price, as defined in the Merger Agreement, and (y) eleven dollars and fifty cents ($11.50), over (B) the Aggregate Merger Consideration Per Share, as defined in the Merger Agreement.

(k)    “Conversion Rate” means that number of shares of Common Stock into which one share of Designated Preferred Stock shall be convertible pursuant to Section 7 hereof, determined by dividing the Liquidation Preference by the Conversion Price.

(l)    “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(m)    “Dividend Period” means the period from and including any Dividend Payment Date to but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from the Dividend Payment Date that would have been the last Dividend Payment Date immediately preceding the Merger Effective Date (as if this Certificate of Designation had then been effective) through the next Dividend Payment Date (the “Initial Dividend Period’’).

(n)    “Dividend Record Date” has the meaning set forth in Section 4(a).

(o)    “Ex-Date” has the meaning set forth in Section 11(a)(i).

(p)    “Fair Market Value” means (A) the volume weighted average closing sales price of the Common Stock for the twenty (20) trading days ending on and including the fifth calendar day prior to the Redemption Date (in the case of a redemption) or the day immediately prior to the Ex-Date (in the case of a dividend, distribution or other event requiring adjustment in the conversion price), or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date, as reported by the Nasdaq Stock Market, or if the Nasdaq Stock Market is not the principal exchange on which the Common Stock is then traded, as reported by such principal exchange, or (B) if the Common Stock is not then traded on a national exchange, the volume weighted average of the last bid and asked price of the Common Stock for the twenty (20) trading days ending on and including the fifth calendar day prior to the Redemption Date or the day immediately prior to Ex-Date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as applicable, as reported by the principal quotation service, or (C) if not so quoted, the fair market value as determined by an independent third party experienced in the valuation of financial institution equity securities as of a date within thirty (30) days prior to the Redemption Date or thirty days prior to the day immediately prior to the Ex-Date, as applicable. In determining the Fair Market Value of Common Stock under clause (C), the valuation may take into account or apply any minority, marketability or other discount.

(q)    “Holder” means a Person in whose name the shares of the Designated Preferred Stock are registered, which may be treated by the Corporation and its transfer agent as the absolute owner of the shares of Designated Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(r)    “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(s)    “Junior Stock” means the Common Stock and any other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(t)    “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(u)    “Liquidation Preference” has the meaning set forth in Section 5(a).

(v)    “Merger Agreement” means that certain Merger Agreement dated as of October 22, 2015 among the Corporation, CIC Bancshares, Inc., and Kevin A. Ahern as Securityholders’ Representative.

(w)    “Merger Effective Date” means the date upon which the merger contemplated by the Merger Agreement shall be effective.

(x)    “Net Scheduled Payment Per Class A Share” has the meaning assigned to it in the Merger Agreement.

(y)    “Parity Stock” means the Corporation’s Senior Non-Cumulative Perpetual Preferred Stock, Series C and any other class or series of stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(z)    “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company or trust.

(aa)    “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(bb)    “Redemption Date” has the meaning set forth in Section 6(a)(ii)(A).

(cc)    “Regular Dividend” means any quarterly cash dividend on Common Stock that, when combined with the amount of all cash dividends and distributions made during the preceding period of 12 months (including for such purposes the amount by which the purchase price with respect to any repurchase of Common Stock made pro rata among all holders thereof exceeds the Fair Market Value of the Common Stock on the date of such pro rata repurchase), does not exceed six percent (6.0%) of the Fair Market Value of the Common Stock outstanding on the record date for determining the shareholders entitled to receive such dividend.

(dd)    "Scheduled Payments" has the meaning assigned to it in the Merger Agreement.

Section 4.    Dividends.

(a)    Payment; Rate. Holders shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to each Dividend Period, including the Initial Dividend Period, at a rate per annum equal to 7.0% on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period shall he computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to Holders as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 4 (subject to the other provisions of the Certificate of Designation).

(b)    Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock, in respect of any Dividend Period the Holders shall have no right to receive any dividend for such Dividend Period, and the Corporation shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock.

(c)    Restrictions. Subject to any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Corporation’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any shares of Parity Stock or Junior Stock (other than a dividend payable solely in shares of Junior Stock) and (2) no shares of Parity Stock or Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock for or into other Junior Stock or the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or one share of Junior Stock for or into another share of Junior Stock, (b) repurchases in support of the Corporation’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity or Junior

Stock, as appropriate), unless, in each case, the full dividends for the most recently preceding Dividend Payment Date on all outstanding shares of Designated Preferred Stock and Parity Stock have been paid or declared and a sum sufficient for the payment thereof has been set aside.

Section 5.    Liquidation Rights.

(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, Holders shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the right of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or any other Junior Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any declared and unpaid dividends on each such share accrued through the date of such liquidation, dissolution or winding up (such amounts collectively, the “Liquidation Preference”). After payment of the full Liquidation Preference, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b)    Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amount payable with respect to any Parity Stock as to such distribution, Holders and the holders of such Parity Stock shall share ratably in any such distribution in proportion to the full respective liquidating distributions to which they are entitled.

(c)    Residual Distribution. If the Liquidation Preference has been paid in full to all Holders and the corresponding amounts payable with respect to any Parity Stock as to such distribution has been paid in full, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.    Redemption.

(a)    Optional Redemption.

(i)    Subject to the other provisions of this Section 6, on or after September 28, 2018, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part at any time, and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding.

(ii)    The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of the Liquidation Amount per share and the per-share amount of any accrued and unpaid dividends for the then current Dividend Period to, but excluding, the date fixed for redemption (the “Redemption Date”) regardless of whether any dividends are actually declared for that Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the Redemption Date to the Holder of such shares against surrender of the certificate(s) evidencing such shares, or appropriate book entry transfer of such shares, to the Corporation or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(b)    No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)    Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the Redemption Date. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Each notice of redemption given to a Holder shall state: (1) the Redemption Date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered, or appropriate book entry notification of transfer to the Corporation of such Shares is to be presented, for payment of the redemption price.

(d)    Partial Redemption. In the case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata. If fewer than all the shares represented by any certificate of book entry are redeemed, a new certificate or book entry notification shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available solely therefore, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of three years from the Redemption Date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Notwithstanding the foregoing, until the Redemption Date, Holders may continue to exercise their conversion rights provided in Section 7 hereof following the issuance of a notice of redemption by the Corporation.

(f)    Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series and available for future issuance.

Section 7.    Conversion at the Option of the Holders.

(a)    Subject to Section 7(f), each share of the Designated Preferred Stock is convertible, (unless previously converted at the option of the Holder thereof pursuant to a notice delivered in accordance with Section 7(b)), into (i) shares of Common Stock at the Conversion Rate, plus (ii) with respect to all Scheduled Payments collected prior to the applicable Conversion Date (as defined below), cash in an amount equal to the Net Scheduled Payment Per Class A Share for all such Payments multiplied by $1,000 and divided by $11.50, and plus (iii) a right with respect to the amount of any Scheduled Payments collected after such conversion equal to the Net Scheduled Payment Per Class A Share from such Payments multiplied by $1,000 and divided by $11.50 (the payments pursuant to clause (ii) and (iii) being hereafter referred to as the “Contingent Payments”).

(b)    Any written notice of conversion (“Conversion Notice’’) pursuant to this Section 7 shall be duly executed by the Holder, and specify:

(i)    the number of shares of Preferred Stock to be converted;

(ii)    the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered (subject to compliance with applicable legal requirements if any of such shares are to be issued in a name other than the name of the Holder);

(iii)    the address to which such Holder wishes delivery to be made of any Contingent Payments or cash in lieu of fractional shares, plus such new certificate, or book entry notification, to be issued upon such conversion; and

(iv)    any other transfer forms, tax form or other relevant documentation required and specified by the Corporation or its transfer agent, if necessary, to effect the conversion.

(c)    If specified by the Holder in the Conversion Notice that the shares of Common Stock issuable upon conversion of the Designated Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Designated Preferred Stock being converted (i.e., such Holder’s designee), then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.

(d)    Upon receipt by the Corporation or its transfer agent of a completed and duly executed Conversion Notice, payment in compliance with Section 7(c), if applicable, and surrender of a certificate, or transfer to the Corporation of the book entry shares, representing share(s) of Designated Preferred Stock to be converted, the Corporation shall promptly issue and register, or cause its transfer agent to promptly issue and register, the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the Conversion Notice. The Corporation shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the holder thereof, at the address designated in the Conversion Notice, (i) a certificate or certificates, or a notification of book entry issuance, representing the number of shares of Common Stock to which such holder shall be entitled upon conversion, (ii) if the Corporation so elects in accordance with Section 10, a check in the amount of any cash due in lieu of fractional shares, and (iii) a check in the amount of any Contingent Payments to which such Holder is entitled upon conversion (which check may be combined with the check for payment of fractional shares, if any). In the event that there shall have been surrendered a certificate or certificates, or book entry transfer, representing shares of Designated Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such Holder a new certificate or certificates, or book entry notification, representing the number of shares of Designated Preferred Stock that shall not have been converted.

(e)    The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Designated Preferred Stock pursuant to this Section 7 shall be deemed effective immediately prior to the close of business on the day (the “Conversion Date”) of receipt by the Corporation or its transfer agent of the Conversion Notice and other documents, if any, set forth in Section 7(b), payment in compliance with Section 7(c), if applicable, and the surrender by such Holder of the certificate or certificates, or book entry notification, representing the shares of Designated Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto).

(f)    Notwithstanding anything to the contrary in this Certificate of Designation, no conversion pursuant to this Section 7 with respect to shares of the Designated Preferred Stock of any Holder shall occur unless, with respect to such Holder or such Holder’s designee, the Applicable Regulatory Approval, if required, has been obtained and remains in effect.

Section 8.    Conversion Procedures.

(a)    On any Conversion Date, any shares of Designated Preferred Stock converted to Common Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive the shares of Common Stock into which such shares of Designated Preferred Stock are convertible, cash in lieu of fractional shares (if any), and the Contingent Payments.

(b)    The Person or Persons entitled to receive the shares of Common Stock issuable upon any such conversion shall be treated for all purposes as record holder(s) of such Common Stock as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 11, shall he made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date Common Stock issuable upon conversion of any shares of Designated Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Designated Preferred Stock shall have no rights with respect to Common Stock (including voting rights as applicable, rights to respond to tender offers for the Common Stock and rights to receive any “dividends or other distributions on the Common Stock) by virtue of holding shares of Designated Preferred Stock, and prior to the Conversion Date, holders of Designated Preferred Stock shall have no right to receive Contingent Payments, which shall be held by the Corporation for such holders' benefit as provided in the Merger Agreement.

(c)    Shares of Designated Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock of the Corporation, undesignated as to series and available for future issuance.

(d)    In the event that a Holder of shares of Designated Preferred Stock shall not by written notice designate the name in which Common Stock to be issued upon conversion of such Designated Preferred Stock should be registered or the address to which the certificate or certificates, or book entry notification, representing such Common Stock should be sent, the Corporation shall be entitled to register such shares, and make Contingent Payments and payment of any fractional share amount, in the name of the Holder of such Designated Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates, or book entry notification, representing such Common Stock, and such payments, to the address of such Holder shown on the records of the Corporation.

Section 9.    Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Designated Preferred Stock as provided in this Certificate of Designation, such number of its shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Designated Preferred Stock then outstanding. For purposes of this Section 9, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Designated Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Designated Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Section 10.    Fractional Shares.

(a)    No fractional share of Common Stock shall be issued as a result of any conversion of shares of Designated Preferred Stock.

(b)    In lieu of any fractional share of Common Stock otherwise issuable to a Holder in respect of any conversion pursuant to Section 7, the Corporation shall at its option either (i) issue to such Holder a whole share of Common Stock, or (ii) pay an amount in cash (computed to the nearest cent) equal to such fraction multiplied by the Conversion Price.

(c)    If more than one share of the Designated Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Designated Preferred Stock so surrendered.

Section 11.    Anti-Dilution Adjustments to Conversion Price.

(a)    The Conversion Price shall be subject to the following adjustments; provided, however, that notwithstanding anything to the contrary contained in this Certificate of Designation, any adjustment to the Conversion Price to be made pursuant to this Certificate of Designation shall be made to the extent (but only to the extent) that such adjustment would not cause or result in a Holder being deemed to own, control or have the power to vote an amount of voting securities of the Corporation that would result in such Holder being required to obtain any Applicable Regulatory Approval; provided, further, however, that any adjustment (or portion thereof) prohibited pursuant to this Section 11(a) shall be postponed and implemented with respect to such Holder on the first date on which such Holder receives the Applicable Regulatory Approval:

(i)    Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the date on which Holders of Common Stock are no longer entitled to receive such dividend or distribution (the “Ex-Date’’) will be multiplied by the following fraction:
OS0
OS1
Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the
Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii)    Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1
Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii)    Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Conversion Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution of rights or warrants will be multiplied by the following fraction:

OS0 + Y
OS0 + X
Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Common Stock as is equal to quotient of the aggregate price payable to exercise such rights or warrants divided by the Fair Market Value of one share of Common Stock as of the day immediately prior to the Ex-Date.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price (but giving effect to any other adjustments that may have been made with respect to the Conversion Price pursuant to the terms of this Certificate of Designation) that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in a reasonable manner by the Board of Directors).

(iv)    Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries, but including any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain “spinoff” transactions), in exchange for consideration in an amount less than the fair market value of the property so distributed, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - FMV
SP0
Where,

SP0 = the Fair Market Value per share of the Common Stock on such date.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v)    Special Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (A) any Regular Dividend, (B) any cash that is distributed in a merger or other consolidation transaction or as part of a “spin-off’” referred to in clause (iv) above, (C) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (D) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - DIV
SP0
Where,

SP0 = the Fair Market Value on the Business Day immediately preceding the Ex-Date.

DIV = the amount per share of Common Stock of the cash distribution, less the amount per share that would have been considered a Regular Dividend, as determined pursuant to the introduction to this paragraph (v).

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi)    Self-Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Fair Market Value as of the Business Day immediately preceding the disclosure to holders of Common Stock of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Business Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0 = the Fair Market Value as of the Business Day immediately preceding the disclosure to holders of Common Stock of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, giving effect to consummation of the acquisition of all shares validly tendered or exchanged (and not withdrawn) in connection with such tender or exchange.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vii)    Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any Designated Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan.

(b)    Subject to the limitations set forth in the provisos to the first paragraph of Section 11(a), the Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 11, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such tor income tax purposes or for any other reason.

(c)    (i)    All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the Conversion Date, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)    No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment as a result of holding the Designated Preferred Stock, without having to convert the Designated Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Designated Preferred Stock may then be converted.

(iii)    The Conversion Price shall not be adjusted:

(A)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B)    upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan program of or assumed by the Corporation or any of its subsidiaries;

(C)    upon the issuance of any shares of Common Stock, pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of issuance of this Certificate of Designation and not substantially amended thereafter;

(D)    for a change in the par value of Common Stock.

(d)    Whenever the Conversion Price is to be adjusted in accordance with Section 11(a) or Section 11(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 11(a) or Section 11(b) taking into account the $0.01 threshold set forth in Section 11(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 11(a) or Section 11(b), taking into account the $0.01 threshold set forth in Section 11(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 11(a) or Section 11(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 12.    Voting Rights.

(a)    Voting with Common as a Single Class. The Holders shall vote together with the holders of Common Stock on all matters upon which the holders of Common Stock are entitled to vote. Each share of Designated Preferred Stock shall be entitled to such number of votes as the number of shares of Common Stock into which such share of Designated Preferred Stock is convertible pursuant to the Conversion Rate at the time of the record date for any such vote and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Designated Preferred Stock shall be deemed to be authorized for issuance under the Charter on such date and shall be included in such calculation.

(b)    Voting as a Class. The Holders of the Designated Preferred Stock shall be entitled to vote as a single class as set forth in the Delaware General Corporation Law and upon any amendment, alteration or repeal of any provision of the Certificate of Designation or the Charter (including any amendment, alteration or repeal by means of a merger, consolidation or otherwise) that would adversely affect the powers, preferences or special rights of the Designated Preferred Stock.

(c)    No Voting Rights after Provision for Redemption or after Conversion. Holders shall not have any voting rights if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of the Designated Preferred Stock shall have been (i) redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6 above, or (ii) converted in accordance with the terms of this Certificate of Designation.

(d)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law.

Section 13.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 14.    Legend. Each certificate representing shares of Designated Preferred Stock shall bear the following legend (in addition to any legends required by applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’’) OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY OTHER APPLICABLE FEDERAL SECURITIES LAWS COVERING SUCH SECURITIES OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL IN FORM SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Section 15.    Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Heartland is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
As permitted by Delaware law, Heartland has included in its certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, Heartland’s certificate of incorporation and bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and Heartland may advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
Item 21. Exhibits and Financial Statement Schedules

Number		Description
2.1
Agreement and Plan of Merger, dated as of October 22, 2015, between Heartland Financial USA, Inc., CIC Bancshares, Inc. and Kevin W. Ahern as securityholders’ representative (included as Appendix A to the proxy statement/prospectus contained in this registration statement)

3.1		Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10‑Q filed on November 7, 2008)
3.2		Amendment to Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10‑Q filed on August 10, 2009)
3.4
Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8‑K filed September 15, 2011)

3.5
Certificate of Designations of 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (included as Appendix D to the proxy statement/prospectus contained in this registration statement)

3.6		Bylaws of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10‑K filed on March 15, 2004)
5.1	*	Opinion of Dorsey & Whitney LLP with respect to legality
8.1	*	Opinion of Bieging Shapiro & Barber LLP with respect to tax matters
23.1	*	Consent of KPMG LLP
23.2	*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.3	*	Consent of Bieging Shapiro & Barber LLP (included in Exhibit 8.1)
23.4	*	Consent of Piper Jaffray & Co
24.1	*	Power of Attorney
99.1	*	Form of Proxy for holders of CIC Bancshares, Inc. Common Stock and 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B
99.2	*	Form of Proxy for holders of CIC Bancshares, Inc. 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B
________________ * Filed herewith.

Item 22. Undertakings.
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on the 9th day of December, 2015.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2015.

Signature	Title

/s/ Lynn B. Fuller	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)
Lynn B. Fuller

/s/ Bryan R. McKeag*	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
Bryan McKeag

/s/ James F. Conlan*	Director
James F. Conlan

/s/ John W. Cox, Jr.*	Director
John W. Cox, Jr.

/s/ Mark C. Falb*	Director
Mark C. Falb

/s/ Thomas L. Flynn*	Director
Thomas L. Flynn

/s/ R. Michael McCoy*	Director
R. Michael McCoy

/s/ Kurt M. Saylor*	Director
Kurt M. Saylor

/s/ John K. Schmidt*	Director
John K. Schmidt

/s/ Duane E. White*	Director
Duane E. White

* By /s/ Bryan R. McKeag____________
Bryan R. McKeag, Attorney in Fact

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